Form 10KSB, Exhibit 13
period 1995-12-31
FIRST BANKING CO OF SOUTHEAST GEORGIA
filed 1996-03-29
CIK 357208

                                                              EXHIBIT B

                          (Deloitte & Touche LLP Letterhead)


                            INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of First Banking Company of Southeast Georgia:

        We have audited the accompanying consolidated balance sheets of First Banking Company of Southeast Georgia and its subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

January 19, 1996
(February 21, 1996 as to Note 15)

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994


                                                             1995               1994
ASSETS
  Cash and Due from Banks (Note 12)                     $12,171,152       $ 12,018,917
  Interest Bearing Deposits in Other Banks               12,291,546         13,037,948
  Federal Funds Sold                                      1,700,000          5,675,000
  Investment Securities:
    Available for Sale,at market value (Cost of
    $48,908,811 in 1995 and $46,866,494 in 1994)
    (Note 2)                                             49,363,889         45,337,250
    Held to Maturity, at cost (Estimated Market Value
    of $36,658,184 in 1995 and $17,316,594 in 1994)
    (Note 3)                                             35,778,105         17,284,709
  Loans (Notes 4 and 9)                                 181,879,617        162,787,038
    Less: Unearned Interest                                 (24,211)           (56,034)
          Allowance for Loan Losses (Note 4)             (3,344,574)        (3,005,297)
                                                       ------------       ------------
    Loans - Net                                         178,510,832        159,725,707
                                                       ------------       ------------
  Interest Receivable                                     4,466,769          3,184,935
  Premises and Equipment, Net (Note 5)                    3,790,879          3,113,763
  Other Real Estate                                         306,500            306,500
  Other Assets                                            1,820,849          2,467,445
                                                       ------------       ------------
          TOTAL ASSETS                                 $300,200,521       $262,152,174
                                                       ============       ============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities:
  Deposits:
    Demand                                             $ 33,817,337       $ 31,509,413
    Interest Bearing:
        NOW Accounts                                     40,256,829         34,510,533
        Money Market Deposit Accounts                    32,422,203         35,371,176
        Savings                                          11,273,037         10,469,003
        Time Certificates ($100,000 and above)           67,184,574         51,098,806
        Other Time                                       73,322,784         65,438,998
                                                       ------------        -----------
            Total Deposits                              258,276,764        228,397,929
  Other Borrowed Money (Note 10)                          7,234,447          4,629,876
  Interest Payable                                        2,858,869          1,854,757
  Other Liabilities                                       1,004,607          1,012,666
                                                       ------------       ------------
    Total Liabilities                                   269,374,687        235,895,228
                                                       ------------       ------------

  Commitments and Contingencies (Note 4)

  Shareholders' Equity (Note 8):
    Common Stock, $1.00 Par Value, 5,000,000
    Shares Authorized, 2,661,711 Shares Issued and
    Outstanding at December 31, 1995 and
    2,661,939 Shares Issued and Outstanding at
    December 31, 1994                                     2,661,711          2,661,939
    Additional Paid-in Capital                            5,264,825          5,267,734
    Retained Earnings                                    22,598,946         19,336,574
    Net Unrealized Gain (Loss) on Investment
     Securities Available for Sale                          300,352         (1,009,301)
                                                       ------------       ------------
    Total Shareholders' Equity                           30,825,834         26,256,946
                                                       ------------       ------------
        TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY                           $300,200,521       $262,152,174
                                                       ============       ============

See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                               1995             1994            1993
INTEREST INCOME
   Loans (Including Fees)                  $18,530,655     $14,990,146     $13,786,435
   Interest Bearing Deposits                   755,892         138,028          99,669
   Investment Securities:
       U.S. Treasury                         1,817,279       1,763,505       1,592,455
       U.S. Government Agencies              1,670,064         958,609       1,119,203
       States and Political Subdivisions       881,278         747,987         687,282
       Dividend Income                         123,362          50,031
   Federal Funds Sold                           88,452         264,641         152,519
                                           -----------     -----------     -----------
       Total Interest Income                23,866,982      18,912,947      17,437,563
                                           -----------     -----------     -----------

INTEREST EXPENSE
   NOW Accounts                              1,059,458         877,337        792,707
   Money Market Deposit Accounts             1,176,067       1,063,454         932,578
   Savings                                     356,436         307,878         286,101
   Time Certificates($100,000 and above)     3,548,649       2,066,015       1,857,041
   Other Time                                4,112,853       2,862,364       2,903,366
   Other                                       399,590         165,414          44,003
                                          ------------     -----------     -----------
       Total Interest Expense               10,653,053       7,342,462       6,815,796
                                          ------------     -----------     -----------

NET INTEREST INCOME                         13,213,929      11,570,485      10,621,767
PROVISION FOR LOAN LOSSES                      560,000         534,573         586,768
                                          ------------     -----------     -----------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                         12,653,929      11,035,912      10,034,999
                                          ------------     -----------     -----------

NON-INTEREST INCOME
   Service Charges on Deposit Accounts       1,408,407       1,374,638       1,375,611
   Fees for Trust Services                     200,236         216,375         170,404
   Other                                       289,657         431,511         481,046
                                          ------------     -----------     -----------
       Total Non-interest Income             1,898,300       2,022,524       2,027,061
                                          ------------     -----------     -----------

NON-INTEREST EXPENSE
   Salaries                                  3,219,036       3,085,317       2,867,875
   Other Personnel Expense                   1,122,395       1,100,638       1,062,909
   Occupancy Expense, Net                      591,122         556,366         515,820
   Equipment Expense                           788,121         752,537         612,649
   Other (Note 11)                           2,426,302       2,641,386       2,470,907
                                          ------------     -----------     -----------
       Total Non-interest Expense            8,146,976       8,136,244       7,530,160
                                          ------------     -----------     -----------

INCOME BEFORE INCOME TAXES                   6,405,253       4,922,192       4,531,900
PROVISION FOR INCOME TAXES (NOTE 6)          1,868,560       1,472,918       1,284,543
                                          ------------     -----------     -----------
NET INCOME                                $  4,536,693     $ 3,449,274     $ 3,247,357
                                          ============     ===========     ===========

EARNINGS PER SHARE                        $       1.70     $      1.30     $      1.22
                                          ============     ===========     ===========

WEIGHTED AVERAGE NUMBER OF
   SHARES OUTSTANDING                        2,661,795       2,661,939      2,661,939
                                          ============     ===========     ==========


See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                1995             1994               1993
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                               $ 4,536,693      $ 3,449,274       $ 3,247,357
       Adjustments to Reconcile Net Income to Net
        Cash Provided by Operating Activities:
        Provision for Depreciation                               538,301          511,684           443,309
        Provision for Loan Losses                                560,000          534,573           586,768
        Gain on Sale of Other Assets                              (1,619)
       (Gain) Loss on Sale of Other Real Estate                    3,800          (22,643)           19,301
        Gain on Sale and Call of Securities                       (2,723)                            (3,600)
        Gain on Sale of Premises and Equipment                    (6,070)          (2,025)
        Net Amortization (Accretion)of Premiums and
           Discounts on Securities                              (153,245)         215,293           336,096
        Amortization of Goodwill                                  37,688           37,688            37,688
        Changes in Assets and Liabilities:
           (Increase)Decrease in Interest Receivable          (1,281,834)        (587,833)          207,601
            Increase in Other Assets                             (65,762)        (463,229)         (184,554)
            Increase (Decrease) in Interest Payable            1,004,112           96,239          (253,880)
            Increase (Decrease) in Other Liabilities              (8,059)         398,670            91,264
                                                              ----------      -----------       -----------
         Net Cash Provided by Operating
         Activities                                            5,161,282        4,167,691         4,527,350
                                                             -----------      -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Net (Increase) Decrease in Interest Bearing Deposits
        in Other Banks                                           746,402      (12,488,984)          499,920
       Net (Increase) Decrease in Federal Funds Sold           3,975,000       10,325,000        (6,350,000)
      Available For Sale Securities:
        Proceeds from Maturity                                20,214,637       12,321,825
        Purchases                                            (22,420,114)     (18,719,750)
    Held To Maturity Securities:
        Proceeds from Maturity                                 7,215,196        2,428,661        20,740,509
           Purchases                                         (25,389,464)      (4,970,941)      (18,145,339)
      Net Increase in Loans                                  (19,362,722)     (11,116,767)       (2,405,731)
      Purchases of Premises and Equipment                     (1,218,007)        (387,140)         (871,238)
      Proceeds from Sale of Premises and Equipment                 8,660            2,300               300
       Proceeds from Sale of Other Assets                          1,621
    Proceeds from Sales of Other Real Estate                      13,796           20,672            37,000
                                                             -----------      -----------       -----------
         Net Cash Used in Investing Activities               (36,214,995)     (22,585,124)       (6,494,579)
                                                             -----------      -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net Increase in Deposits                                  29,878,835       18,684,010         2,717,498
    Borrowings from the Federal Home Loan Bank                 5,332,000        3,910,553           434,323
    Repayment of Other Borrowed Money                         (2,727,429)        (100,000)         (100,000)
    Purchase and Retirement of Fractional Shares                  (3,137)
    Dividends Paid                                            (1,274,321)        (998,227)         (798,582)
                                                             -----------      -----------       -----------
        Net Cash Provided by Financing Activities             31,205,948       21,496,336         2,253,239
                                                             -----------      -----------       -----------

INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                   152,235        3,078,903           286,010
  CASH AND DUE FROM BANKS, BEGINNING OF YEAR                  12,018,917        8,940,014         8,654,004
                                                             -----------      -----------       -----------
   CASH AND DUE FROM BANKS, END OF YEAR                      $12,171,152      $12,018,917       $ 8,940,014
                                                             ===========      ===========       ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for:
      Interest                                               $ 9,648,941      $ 7,246,223       $ 7,069,676
         Income Taxes                                          2,100,244        1,510,662         1,370,317
   SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
    Other Real Estate Acquired through Loan Foreclosure          170,096            7,000           365,449
    Loans granted to facilitate the Sale of
      Other Real Estate                                          152,500          206,471           184,148
    Change in Net Unrealized Gain (Loss) on
      Securities Available for Sale                            1,309,653       (1,325,341)          316,040

See notes to consolidated financial statements.

                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS'
          EQUITY FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                                  NET
                                                                                  UNREALIZED
                                                                                  GAIN (LOSS)
                                                                                      ON
                                                                                  INVESTMENT
                                                      ADDITIONAL                  SECURITIES
                                        COMMON         PAID-IN        RETAINED    AVAILABLE
                                        STOCK          CAPITAL        EARNINGS    FOR SALE
Balance at December 31, 1992          $ 2,661,939    $ 5,267,734    $14,436,752
Net Income                                                            3,247,357
Cash Dividends, $.30 per share                                         (798,582)
Net Unrealized Gain on Investment
 Securities Available for Sale                                                   $   316,040
                                      -----------    -----------     ----------  -----------
Balance at December 31, 1993            2,661,939      5,267,734     16,885,527      316,040
Net Income                                                            3,449,274
Cash Dividends, $.375 per share                                        (998,227)
Change in Net Unrealized Gain
(Loss)on Investment
 Securities Available for Sale                                                    (1,325,341)
                                      -----------    -----------     ----------  -----------
Balance at December 31, 1994            2,661,939      5,267,734     19,336,574   (1,009,301)
Net Income                                                            4,536,693
Cash Dividends, $.48 per share                                       (1,274,321)
Change in Net Unrealized Gain
(Loss)on Investment
 Securities Available for Sale                                                     1,309,653
Purchase and Retirement of
    Fractional Shares (Note 8)                228          2,909
                                      -----------    -----------    -----------  -----------
Balance at December 31, 1995          $ 2,661,711    $ 5,264,825    $22,598,946  $   300,352
                                      ===========    ===========    ===========  ===========





See notes to consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting and reporting policies of First Banking Company of Southeast Georgia (the "Company") conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant policies:

CONSOLIDATION
The consolidated financial statements of the Company include the financial statements of First Bulloch Bank & Trust Company ("Bulloch Bank") and Metter Banking Company ("Metter Bank") (the "Banks"), wholly owned subsidiaries. Intracompany balances and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS
The Company's banks have seven banking locations in Bulloch and Candler counties located in southeast Georgia. The Company's primary source of revenue is from loans to businesses and individuals located in its market area.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTEREST RATE RISK
The Company's assets and liabilities are generally monetary in nature, and interest rates have an impact on the Company's performance. The Company decreases the effect of interest rates on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits and other borrowings. However, a significant change in interest rates could have an effect on the Company's results of operations.

INVESTMENT SECURITIES AVAILABLE FOR SALE
Investments available for sale are carried at market value, and the related unrealized gain or loss, net of income taxes, is included as a separate component of shareholders' equity. Gains and losses on sales and calls are based on the net proceeds and adjusted carrying amounts of the securities sold or called, using the specific identification method.

INVESTMENT SECURITIES HELD TO MATURITY
Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. The Company has the intent and ability to hold investment securities to maturity.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level estimated to be adequate to absorb potential losses in the loan portfolio. Management's estimates of the adequacy of the allowance is based upon reviews of individual loans, recent loss experience, the estimated value of any underlying collateral, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated and straight line methods over the estimated useful life of each asset. Significant additions and improvements are capitalized. Maintenance and repairs are charged to expense.

INTEREST INCOME
Interest income on commercial, real estate and simple interest installment loans is recognized based upon the principal amount outstanding. The Banks discontinue accruing interest income on loans when, in the opinion of management, the interest is not collectible currently.

OTHER REAL ESTATE
Other real estate represents properties acquired through foreclosure and is carried at the lower of cost or fair market value less estimated costs to sell.

GOODWILL
Goodwill is included in other assets and is being amortized over 25 years. The Company periodically assesses the recoverability of goodwill based on its judgments as to the future profitability of its operations.

INCOME TAXES
Provisions for income taxes are based upon amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes for temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the temporary differences are expected to reverse.

STATEMENT OF CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

AMOUNTS PER SHARE
Per share amounts are computed based on the weighted average number of common shares outstanding during the period.

NEW ACCOUNTING PRONOUCEMENT
In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 addresses the issues surrounding the measurement and recognition of losses when the value of certain assets has been deemed to be permanently impaired. The Company plans to adopt SFAS 121 in 1996 and believes that there will be no material effect on its financial statements from adopting SFAS 121.

2.INVESTMENT SECURITIES AVAILABLE FOR SALE

  The amortized cost, estimated market value and unrealized gains and losses of investment securities available for sale are as follows:

                                                   GROSS          GROSS       ESTIMATED
                                 AMORTIZED      UNREALIZED     UNREALIZED       MARKET
                                   COST            GAINS          LOSSES        VALUE
  DECEMBER 31, 1995

  U.S. Treasury                 $22,470,406      $ 141,251       $ 17,109     $22,594,548
  U.S. Government Agencies       20,354,252        247,276         13,112      20,588,416
  States and Political
        Subdivisions              4,802,551        118,582         21,810       4,899,323
  Other                           1,281,602                                     1,281,602
                                -----------     ----------     ----------     -----------
      Total                     $48,908,811     $  507,109     $   52,031     $49,363,889
                                ===========     ==========     ==========     ===========

  DECEMBER 31, 1994

  U.S. Treasury                 $31,865,052     $    2,120     $  836,038     $31,031,134
  U.S. Government Agencies       10,070,887          3,946        342,304       9,732,529
  States and Political
       Subdivisions               3,804,053          6,742        363,710       3,447,085
  Other                           1,126,502                                     1,126,502
                                -----------     ----------     ----------     -----------
                                $46,866,494     $   12,808     $1,542,052     $45,337,250
                                ===========     ==========     ==========     ===========

  The amortized cost and estimated market value of these securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, which are included above in U. S. Government Agencies, are included in the year of their final maturity.

                                                          AMORTIZED      ESTIMATED
                                                             COST       MARKET VALUE
  Due in one year or less                                $11,941,570     $11,950,814
  Due after one year through five years                   29,311,260      29,688,636
  Due after five years through ten years                   4,214,426       4,277,972
  Due after ten years                                      3,441,555       3,446,467
                                                         -----------     -----------
      Total                                              $48,908,811     $49,363,889
                                                         ===========     ===========

During 1995 and 1993, there were realized gains of $2,723 and $3,600 from total proceeds from sales and calls of securities of $50,000 and $183,600, respectively. There were no sales or calls of securities in 1994 and, therefore, no gains or losses.

Securities with a carrying amount of $31,059,864 at December 31, 1995 are pledged as collateral for public deposits and trust assets.

3.INVESTMENT SECURITIES HELD TO MATURITY

The amortized cost, estimated market value and unrealized gains and losses of investment securities held to maturity are as follows:

                                                   GROSS          GROSS       ESTIMATED
                                  AMORTIZED      UNREALIZED     UNREALIZED      MARKET
                                    COST           GAINS          LOSSES        VALUE
DECEMBER 31, 1995
  U.S. Treasury                 $ 6,985,104     $   58,656                    $ 7,043,760
  U.S. Government Agencies       17,221,506        150,657      $   2,766      17,369,397
  States and Political
      Subdivisions               11,571,495        675,674          2,142      12,245,027
                                -----------     ----------      ---------     -----------
    Total                       $35,778,105     $  884,987      $   4,908     $36,658,184
                                ===========     ==========      =========     ===========

  DECEMBER 31, 1994
  U.S. Treasury                 $ 3,969,386     $    2,801      $  29,677     $ 3,942,510
  U.S. Government Agencies        3,163,026         29,954            476       3,192,504
  States and Political
     Subdivisions                10,152,297        194,361        165,078      10,181,580
                                -----------     ----------       --------     -----------
    Total                       $17,284,709     $  227,116      $ 195,231     $17,316,594
                                ===========     ==========      =========     ===========

The amortized cost and estimated market value of these securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, which are included above in U. S. Government Agencies, are included in the year of their final maturity.

                                                          AMORTIZED       ESTIMATED
                                                             COST        MARKET VALUE
  Due in one year or less                                $21,674,276     $21,765,915
  Due after one year through five years                    7,528,074       7,856,629
  Due after five years through ten years                   4,248,166       4,557,623
  Due after ten years                                      2,327,589       2,478,017
                                                         -----------     -----------
      Total                                              $35,778,105     $36,658,184
                                                         ===========     ===========


Securities with a carrying amount of $29,540,435 at December 31, 1995 are pledged as collateral for public deposits and trust assets.


4.   LOANS

     Loans are summarized as follows:

                                                         DECEMBER 31,   DECEMBER 31,
                                                             1995            1994
  Real Estate:
    Construction                                        $  5,234,638    $  2,515,933
    Other                                                120,820,728      88,492,433
  Commercial and Agricultural                             41,280,234      55,096,116
  Installment and Other Consumer                          14,544,017      16,682,556
                                                        ------------    ------------
      Total                                             $181,879,617    $162,787,038
                                                        ============    ============

The Banks' loans are concentrated with customers in the Banks' market area of southeast Georgia, primarily in Bulloch, Candler and contiguous counties.

An analysis of the allowance for loan losses follows:

                                             1995           1994            1993
  Balance, Beginning of Year               $3,005,297     $2,661,759      $2,600,217
  Provision for Loan Losses                   560,000        534,573         586,768
  Loans Charged Off                          (272,752)      (297,593)       (614,253)
  Recoveries                                   52,029        106,558          89,027
                                           ----------     ----------      ----------
  Balance, End of Year                     $3,344,574     $3,005,297      $2,661,759
                                           ==========     ==========      ==========

Nonperforming loans were $1,329,701 at December 31, 1995 and $1,355,939 at December 31, 1994. These loans included those on a non-accrual status of $403,293 and $181,572, accruing loans contractually past due at least 90 days of $175,858 and $134,638, and restructured loans of $750,550 and $1,039,729 at
December 31, 1995 and 1994, respectively. Interest income that would have been recorded on these nonperforming loans in accordance with their original terms was $93,021 in 1995 and $91,193 in 1994, compared with amounts received of $52,879 and $53,961, respectively.

The Company adopted Statement of Financial Accounting Standards Nos. 114 and 118 (the "Statements") as of January 1, 1995. The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the terms of the loan agreement. The Company measures impairment of a loan on a loan by loan basis for real estate, commercial and agricultural loans. Installment and other consumer loans are considered smaller balance, homogeneous loans. Amounts of impaired loans that are not probable of collection are charged off immediately. The Company had impaired loans of $181,572 and $403,293 as of January 1, 1995 and December 31, 1995, respectively. The average amount of impaired loans during 1995 was $229,000. No specific allowance was necessary for such loans under the provisions of such Statements. The interest income recognized on such loans was $17,066 in 1995 as compared to $2,635 of interest received on a cash basis.

The Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby lines of credit. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby lines of credit is represented by the contractual amount of those instruments. The Banks use the same credit policies in making these commitments as they do for on- balance-sheet instruments. The Banks expect no loss from loan commitments of $21,646,692 and $12,762,310 and standby lines of credit of $472,450 and $796,145 at December 31, 1995 and 1994,respectively. The loan commitments and standby lines of credit include $12,734,289 and $472,450, respectively, of fixed rate commitments at December 31, 1995. The Banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained for these commitments, if deemed necessary by the Banks, is based on management's credit evaluation of the customer. Collateral held varies but may include inventory, equipment, and real estate.

5.   PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                     DECEMBER 31,       DECEMBER 31,
                                         1995               1994
  Land                               $  645,828         $  645,828
  Buildings                           2,953,282          2,682,154
  Leasehold Improvements                 92,133             92,133
  Furniture and Equipment             5,091,182          4,449,084
                                     ----------         ----------
      Total                           8,782,425          7,869,199
  Less:  Accumulated Depreciation     4,991,546          4,755,436
                                     ----------         ----------
  Premises and Equipment, Net        $3,790,879         $3,113,763
                                     ==========         ==========


6.   INCOME TAXES

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."
Previously, the Company had accounted for its income tax expense in accordance with Accounting Principles Board Opinion No. 11. SFAS No. 109 requires temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The cumulative effect of the adoption of this pronouncement on the Company's financial statements was to increase net income by approximately $232,000 ($0.14 per share) for the year ended December 31, 1993. This cumulative effect was offset by the reduction in net income from the adoption of SFAS No. 106, as discussed in Note 7.

The provision for income taxes for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                           1995             1994              1993
  Current                               $2,117,560       $1,480,918        $1,300,924
  Deferred                                (249,000)          (8,000)          (16,381)
                                        ---------       -----------        ----------
     Total                              $1,868,560       $1,472,918        $1,284,543
                                        ==========       ==========        ==========



At December 31, 1995 and 1994, the significant components of the Company's net deferred tax assets and liabilities are as follows:

                                                          1995               1994
                                                       ----------         ----------
  Deferred Tax Assets:
    Allowance for Possible Loan Losses                 $1,009,000          $ 850,000
    State Tax Carryforwards                                64,000            147,000
    Other Postretirement Benefits                         131,000            131,000
    Other Liabilities                                      39,000             38,000
    Unrealized Loss on Investment Securities
      Available for Sale                                                     516,000
                                                       ----------         ----------
      Total Deferred Tax Assets                         1,243,000          1,682,000
                                                       ----------         ----------
  Deferred Tax Liabilities:
    Accumulated Depreciation                              (77,000)           (76,000)
    Other Assets                                          (83,000)          (166,000)
    Unrealized Gain on Investment Securities
      Available for Sale                                 (155,000)
                                                       ----------         ----------
      Total Deferred Tax Liabilities                     (315,000)          (242,000)
                                                       ----------         ----------

  Net Deferred Tax Asset before Valuation Allowance       928,000          1,440,000
  Valuation Allowance                                                        (90,000)
                                                       ----------         ----------
  Net Deferred Tax Asset                                $ 928,000        $1,350,000
                                                        =========        ==========

The provision for income taxes is less than that computed by applying the federal statutory rate of 34% to pretax income as indicated by following:

                                                1995             1994              1993
  Income Tax Computed at
    Statutory Rate                          $2,177,786       $1,673,545        $1,540,846
   Increases (Decreases) Resulting from:
     Tax Exempt Interest                      (370,412)        (286,546)         (281,335)
     Other                                      61,186           85,919            25,032
                                            ----------       ----------        ----------
       Income Tax Expense                   $1,868,560       $1,472,918        $1,284,543
                                            ==========       ==========        ==========

7. BENEFIT PLANS

The Company adopted SFAS 106, "Accounting for Postretirement Benefits," effective January 1, 1993. Prior to January 1, 1993, the Company had accounted for postretirement benefits on the pay-as-you-go basis. The Company has limited its coverage of postretirement benefits to primarily currently retired individuals. The Company elected to immediately recognize the accumulated liability of approximately $374,000, and, accordingly, the cumulative effect of the change in accounting principle of $232,000, net of income taxes, has been recorded as a reduction in income and offset against the increase in net income which resulted from the change in accounting for income taxes as discussed in
Note 6.

At December 31, 1995 and 1994, the Company had a recorded liability of approximately $344,208 for other postretirement benefits and recognized an expense during each of the years ended December 31, 1995 and 1994 of approximately $23,600 and $20,000,respectively. A discount of 7.5% and an annual medical insurance cost trend rate of 12% reduced by 1% each year until 6.5% were used in calculating the other post retirement benefit obligation. If the annual medical insurance cost trend rate assumption were increased by 1%, the liability would be increased by 8% at December 31,1995.

The Company has a profit sharing plan [401(k) plan] and a target benefit plan, each of which covers substantially all employees of the Banks. Employees may contribute up to 10% of their compensation to the profit-sharing plan, up to a maximum amount of $9,240 in 1995. The Banks contribute between 50% and 187.5% of the participant's initial 4% contribution. The Banks may make an additional contribution each year under certain circumstances.

Under the terms of the target benefit plan, an employee's target benefit will be based on service of up to twenty years subsequent to January 1, 1986 as to employees of the Bulloch Bank and January 1, 1989 as to employees of the Metter Bank. For each year of service performed, the Banks contribute percentages of the participant's compensation as set forth in the plan.

A summary of profit-sharing and target benefit expenses follows:

                                            1995               1994            1993
   Profit-Sharing Plan                   $288,284           $338,901        $313,292
   Target Benefit Plan                    134,331            129,203         143,586
                                         --------           --------        --------
     Total                               $422,615           $468,104        $456,878
                                         ========           ========        ========


8. SHAREHOLDERS' EQUITY

Effective May 15, 1995, the Company declared an 8 for 5 stock split of its common stock effected in the form of a 60% stock dividend. All references to share and per share amounts have been retroactively adjusted to reflect the split. Additional paid-in capital has been charged and common stock has been credited retroactively with $998,227 to reflect the stock split.

The primary source of funds for payment of dividends by the Company to its shareholders is dividends received from its banking subsidiaries. The Banks may pay dividends to the Company in any year in an amount up to 50% of the previous year's net income, or $2,337,396 in 1996, without the approval of the Georgia Department of Banking and Finance.

The Banks are also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1995 the Banks were required to have minimum Tier 1 and Total Capital ratios of 4% and 8%, respectively, and a leverage ratio (Tier 1 Capital to total assets) of at least 3%. The Banks' actual ratios at December 31, 1995 were as follows:

                              Bulloch Bank          Metter Bank
                              ------------          -----------
   Tier 1 Capital ratio           17.9%                15.1%
   Total Capital ratio            19.7                 17.1
   Leverage ratio                 10.3                  9.4

9. RELATED PARTY TRANSACTIONS

Certain directors, executive officers and principal shareholders of the Company and the Banks, including their associates and companies in which they are principal owners, were loan customers of the Banks during 1995 and 1994. Such loans are made in the ordinary course of business at the Banks' normal credit terms, including interest rates and collateralization, and do not represent more than a normal risk of collection. An analysis of the activity in loans to executive officers, directors, and principal shareholders is as follows:

                                                             1995            1994
   Balance, Beginning of Year                            $ 8,505,094     $10,575,153
   Amounts Advanced                                       25,208,324      15,874,886
   Repayments                                            (25,745,432)    (17,944,945)
                                                         -----------     -----------
   Balance, End of Year                                  $ 7,967,986     $ 8,505,094
                                                         ===========     ===========

10.  OTHER BORROWED MONEY

     Other borrowed money at December 31, 1995 and 1994 consists of $7,234,447 and $4,629,876, respectively, advanced from the Federal Home Loan
     Bank to the Banks. Maturities of these advances are $1,600,092 in 1996, $791,923 in 1997, $775,789 in 1998, $521,928 in 1999, $600,487 in 2000,
     and $2,944,228 in 2001 and beyond. Average interest rates on such advances were 7.02% in 1995 and 6.10% in 1994.

11.  OTHER EXPENSE

     Items comprising other expense for the years ended December 31, 1995, 1994 and 1993 follow:

                                               1995           1994            1993
   Office Supplies                         $  309,247      $ 254,169       $ 254,327
   Outside Services                           349,451        323,883         296,103
   Computer Services                           50,965         77,005          57,173
   Advertising and Public  Relations          444,228        369,265         347,919
   Directors' Fees                            152,300        158,100         154,600
   Postage                                    178,269        167,356         177,239
   FDIC Assessment                            257,578        469,600         454,916
   Other                                      684,264        822,008         728,630
                                           ----------     ----------      ----------
       Total                               $2,426,302     $2,641,386      $2,470,907
                                           ==========     ==========      ==========

12.  CASH RESTRICTIONS

     The Federal Reserve System requires that a certain level of average cash be maintained. At December 31, 1995 and 1994, such required balances were $1,782,000 and $1,108,000, respectively.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No.
     107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                              1995                           1994
                                     -----------------------        ---------------------
                                     CARRYING        FAIR           CARRYING       FAIR
                                      AMOUNT         VALUE           AMOUNT        VALUE
                                     --------      ---------        --------     --------
                                          (IN THOUSANDS)                 (IN THOUSANDS)
   Assets:
      Cash and Due from Banks        $ 12,171     $ 12,171          $ 12,019     $ 12,019
      Interest Bearing Deposits
        in Other Banks                 12,292       12,292            13,038       13,038
      Federal Funds Sold                1,700        1,700             5,675        5,675
      Investment Securities            85,142       86,022            62,622       62,654
      Loans                           178,511      175,992           159,726      156,165

  Liabilities:
      Deposits                        258,277      260,350           228,398      229,471
      Other Borrowed Money              7,234        7,741             4,630        4,663

   Off-Balance-Sheet Instruments:
      Commitments to
         Extend Credit                              21,647                         12,762
      Standby Letters of Credit                        472                            796


The carrying amounts of cash and due from banks, interest bearing deposits in other banks, and federal funds sold are a reasonable estimate of their fair value due to the short-term nature of these financial instruments. The fair value of investment securities is based on quoted market prices and dealer quotes. The fair value of loans, deposits, and other borrowed money is estimated by discounting the future cash flows using the Banks' current interest rates for such financial instruments. No adjustment was made to the entry-value interest rates for changes in credit of performing loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates along with the general reserves applicable to the performing loan portfolio for which there are no known credit concerns result in a fair valuation of such loans on an entry-value basis. The fair value of nonperforming loans with a recorded book value of $1,329,701 at December 31, 1995 and $1,355,939 at December 31, 1994 has been estimated to be the recorded book value based on the fair value of the underlying collateral.

As required by SFAS 107, demand deposits are shown at their face value. No additional value has been ascribed to core deposits, which generally bear a low rate of or no interest and do not fluctuate in response to changes in interest rates.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The fair value of commitments and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.

14. NEW LEGISLATION

On January 25, 1996, the State of Georgia legislature passed legislation allowing a bank to establish three branches during the period from July 1, 1996 through June 30, 1998 in counties in Georgia in which the bank presently does not have a branch. If the bank is part of a bank holding company, all holding company affiliates will be treated as one, and the holding company group will be limited to opening three de novo branches in three new counties. Effective July 1, 1998, the legislation will allow a bank to branch anywhere in Georgia, subject to regulatory approval. The bill must be signed by the Governor of Georgia before the legislation will become effective. This legislation is not expected to have an adverse effect on the results of operations of the Company.

15. SUBSEQUENT EVENT

On February 21, 1996, the Company entered into a nonbinding letter of intent to merge with FNB Bancshares, Inc., parent company of First National Bank of Effingham ("FNBE"), Springfield, Georgia. The Company will be the surviving corporation resulting from the proposed merger, and following the merger, FNBE will be operated as a separate subsidiary of the Company. As of December 31, 1995, FNBE recorded total assets of $49,711,000 and total capital of $3,401,000. The combination of the two organizations is subject to several conditions, including the execution of a definitive agreement, normal due diligence, approval of FNB Bancshares' shareholders, and regulatory approval. The transaction is expected to be consummated during the third quarter of 1996.

16.  CONDENSED FINANCIAL STATEMENTS OF FIRST BANKING (PARENT ONLY)

     The condensed financial statements of First Banking (parent only) are as follows:

                                                                 DECEMBER 31,
                                                             1995            1994
   CONDENSED BALANCE SHEETS

   ASSETS
   Cash and Due from Banks                               $    18,548     $     4,812
   Investment in Subsidiaries                             30,898,867      26,309,847
   Other Assets                                                5,417          22,567
                                                         -----------     -----------
       Total Assets                                      $30,922,832     $26,337,226
                                                         ===========     ===========

   LIABILITIES
     Other Liabilities                                   $    96,998     $    80,280
                                                         -----------     -----------
       Total Liabilities                                      96,998          80,280
                                                         -----------     -----------

   SHAREHOLDERS' EQUITY
   Common Stock                                            2,661,711       2,661,939
   Additional Paid-in Capital                              5,264,825       5,267,734
   Retained Earnings                                      22,598,946      19,336,574
   Net Unrealized Gain (Loss) on Investment Securities
     Available for Sale                                      300,352      (1,009,301)
                                                         -----------     -----------
     Total Shareholders' Equity                           30,825,834      26,256,946
                                                         -----------     -----------
       Total Liabilities and
         Shareholders' Equity                            $30,922,832     $26,337,226
                                                         ===========     ===========


   CONDENSED STATEMENTS OF INCOME
   For the Years Ended December 31, 1995, 1994 and 1993

                                                   1995           1994            1993
   Dividends from Subsidiaries                 $1,357,739     $1,134,377      $  969,182
   Fees from Subsidiaries                         436,116        381,742         373,278
                                               ----------     ----------      ----------
     Total Income                               1,793,855      1,516,119       1,342,460
   General and Administrative Expenses            625,016        625,748         440,248
                                               ----------     ----------      ----------
   Income Before Income Taxes and Equity in
     Undistributed Income of Subsidiaries       1,168,839        890,371         902,212
   Income Tax Benefit                              50,800         67,000           7,600
                                               ----------     ----------      ----------
   Income Before Equity in Undistributed
     Income of Subsidiaries                     1,219,639        957,371         909,812
   Equity in Undistributed Income of
     Subsidiaries                               3,317,054      2,491,903       2,337,545
                                               ----------     ----------      ----------
   Net Income                                  $4,536,693     $3,449,274      $3,247,357
                                               ==========     ==========      ==========

   STATEMENTS OF CASH FLOWS
   For the Years Ended December 31, 1995, 1994 and 1993

                                                             1995           1994            1993
   Cash Flows From Operating Activities:
     Net Income                                         $ 4,536,693    $ 3,449,274     $ 3,247,357
     Adjustments to Reconcile Net Income
       to Net Cash Provided by Operating
         Activities:
       Amortization of Goodwill                              37,688         37,688          37,688
       Earnings of Subsidiaries                          (4,674,794)    (3,626,279)     (3,306,727)
       Changes in Assets and Liabilities:
          Decrease in Other Assets                           17,150         82,600          39,008
          Increase(Decrease) in Other
            Liabilities                                      16,718         17,474        (100,128)
                                                        -----------    -----------     -----------
     Net Cash Used by Operating Activities                  (66,545)       (39,243)        (82,802)
                                                        -----------    -----------     -----------

   Cash Flows From Investing Activities -
     Dividends Received from Subsidiaries                 1,357,739      1,134,377         969,181
                                                        -----------    -----------     -----------

   Cash Flows From Financing Activities:
     Repayment of Note Payable                                            (100,000)       (100,000)
     Purchase and Retirement of
       Fractional Shares                                     (3,137)
     Dividends Paid                                      (1,274,321)      (998,227)       (798,582)
                                                        -----------    -----------     -----------
     Net Cash Used by Financing Activities               (1,277,458)    (1,098,227)       (898,582)
                                                        -----------    -----------     -----------

   Increase(Decrease)in Cash and
     Due From Banks                                          13,736         (3,093)        (12,203)
   Cash and Due From Banks,
     Beginning of Year                                        4,812          7,905          20,108
                                                        -----------    -----------     -----------
   Cash and Due From Banks, End of Year                 $    18,548    $     4,812     $     7,905
                                                        ===========    ===========     ===========


   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash Paid (Received) During the Year for:
       Interest                                                        $     1,617     $     7,700
       Income Taxes                                     $   (67,950)       (29,329)        (16,135)


17.  QUARTERLY FINANCIAL DATA (UNAUDITED)
     Quarterly financial data for the years ended December 31, 1995 and 1994 is summarized as follows (thousands, except per share amounts):

                                          FIRST        SECOND       THIRD      FOURTH
                                         QUARTER       QUARTER     QUARTER     QUARTER
1995
   Interest Income                       $5,562        $5,833      $6,127      $6,345
   Interest Expense                       2,292         2,564       2,807       2,990
                                         ------        ------      ------      ------
     Net Interest Income                  3,270         3,269       3,320       3,355
   Provision for Loan Losses                153           160         162          85
                                         ------        ------      ------      ------
     Net Interest Income after
       Provision for Loan Losses          3,117         3,109       3,158       3,270

   Non-Interest Income                      457           501         458         482
   Non-Interest Expense                   1,998         2,056       1,939       2,154
                                         ------        ------      ------      ------

   Income Before Taxes                    1,576         1,554       1,677       1,598
   Provision for Income Taxes               485           472         514         397
                                         ------        ------      ------      ------

   Net Income                            $1,091        $1,082      $1,163      $1,201
                                         ======        ======      ======      ======

   Earnings Per Share                    $ 0.41        $ 0.41      $ 0.43      $ 0.45
                                         ======        ======      ======      ======

   1994
   Interest Income                  $4,273        $4,632      $4,857      $5,151
   Interest Expense                  1,721         1,787       1,822       2,012
                                    ------        ------      ------      ------
     Net Interest Income             2,552         2,845       3,035       3,139
   Provision for Loan Losses           170           170         170          25
                                    ------        ------      ------      ------
     Net Interest Income after
       Provision for Loan Losses     2,382         2,675       2,865       3,114

   Non-Interest Income                 474           523         492         533
   Non-Interest Expense              1,896         2,008       2,100       2,132
                                    ------        ------      ------      ------

   Income Before Taxes                 960         1,190       1,257       1,515
   Provision for Income Taxes          272           346         367         488
                                    ------        ------      ------      ------

   Net Income                       $  688        $  844      $  890      $1,027
                                    ======        ======      ======      ======

   Earnings Per Share               $ 0.26        $ 0.32      $ 0.33      $ 0.39
                                    ======        ======      ======      ======




                            SELECTED FINANCIAL DATA

                              1995          1994           1993           1992           1991
Interest Income          $ 23,866,982  $ 18,912,947   $ 17,437,563   $ 18,921,928   $ 21,307,828
Other Income                1,898,300     2,022,524      2,027,061      1,917,430      1,835,023
                         ------------  ------------   ------------   ------------   ------------
  Total                    25,765,282    20,935,471     19,464,624     20,839,358     23,142,851
                         ------------  ------------   ------------   ------------   ------------
Interest Expense           10,653,053     7,342,462      6,815,796      8,624,088     11,736,340
Provision for
  Loan Losses                 560,000       534,573        586,768        820,030      1,113,850
Provision for
 Income Taxes               1,868,560     1,472,918      1,284,543      1,163,155        931,034
Other Expense               8,146,976     8,136,244      7,530,160      7,229,921      6,817,091
                         ------------  ------------   ------------   ------------   ------------
    Total                  21,228,589    17,486,197     16,217,267     17,837,194     20,598,315
                         ------------  ------------   ------------   ------------   ------------

Net Income               $  4,536,693  $  3,449,274   $  3,247,357   $  3,002,164   $  2,544,536
                         ============  ============   ============   ============   ============


Earnings per
  Share                  $       1.70  $       1.30   $       1.22   $       1.13   $       0.96
                         ============  ============   ============   ============   ============


Cash Dividends:
  Declared               $  1,274,321  $    998,227   $    798,582   $    565,661   $    499,114
  Per Share              $        .48  $       .375   $        .30   $        .21   $        .19
  Book Value at Year
   End-Per Share         $      11.58  $       9.86   $       9.44   $       8.40   $       7.49
Weighted Average Shares
  Outstanding               2,661,795     2,661,939      2,661,939      2,661,939      2,661,939

Total Assets             $300,200,521  $262,152,174   $238,199,804   $232,382,976   $230,909,536

Other Borrowed
  Money                  $  7,234,447  $  4,629,876   $    819,323   $    485,000   $    300,000

The book value per share, cash dividends, and average shares outstanding have been restated to reflect the 2-for-1 stock split effected in the form of a 100 % stock dividend effective May 7, 1992 and to reflect the 8-for-5 stock split effected in the form of a 60% stock dividend effective May 15, 1995.

The common stock of First Banking Company is traded on the Nasdaq Stock Market ("Nasdaq") under the symbol FBCG. At December 31, 1995 First Banking Company had 840 shareholders of record. The following table sets forth on a per share basis the high and low sale prices of the Company's common stock and the cash dividends paid by the Company on a quarterly basis for 1994 and 1995, adjusted for the 60% stock dividend paid in May 1995.


1994                         HIGH            LOW          DIVIDEND
First Quarter              $ 11.25         $ 10.00          $0.09
Second Quarter               11.88           10.31           0.09
Third Quarter                12.50           10.94           0.09
Fourth Quarter               12.81           11.25           0.09

1995

First Quarter              $ 13.13         $ 11.56          $0.12
Second Quarter               18.50           13.13           0.12
Third Quarter                19.50           16.50           0.12
Fourth Quarter               20.75           18.00           0.12

                  FIRST BANKING COMPANY OF SOUTHEAST GEORGIA

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

ORGANIZATION
First Banking Company of Southeast Georgia (the "Company") owns all of the outstanding stock in First Bulloch Bank & Trust Company and Metter Banking Company("the Banks"). All of the operations of the Company are conducted by the Banks. Management's discussion and analysis, which follows, relates primarily to the Banks.

CAPITAL RESOURCES
The Company's ratio of shareholders' equity to total assets was 10.3% at December 31, 1995 and 10.0% at December 31, 1994. The Banks are required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1995, the Banks were required to have minimum Tier 1 and Total Capital ratios of 4% and 8%, respectively. At that date each of the Banks' actual Tier 1 and Total Capital ratios exceeded 15.1% and 17.1%, respectively. Additionally, the Banks are required to maintain a leverage ratio of at least 3%. At December 31, 1995, each Bank's leverage ratio exceeded 9.4%. These ratios qualify each bank for the "well-capitalized" classification as defined by the banking regulators. While management believes that the current level of capital is sufficient for current and foreseeable needs of the Company and the Banks, capital needs are continually evaluated by management.

LIQUIDITY
The percentage of net loans to deposits was 69.1% at December 31, 1995 and 69.9% at December 31, 1994. At December 31, 1995, the Banks held $26,162,698 in cash and cash equivalents as compared to $30,731,865 at December 31, 1994. The Banks' liquidity policies require a minimum ratio of 20.0% of cash and certain investments to net withdrawable deposits and short-term maturities of other borrowed money. At December 31, 1995, each Bank's liquidity ratio exceeded 23.0%. Management considers the Company and the Banks' liquidity to be adequate to repay deposits and other obligations, to meet expected loan demands, and to pay cash dividends.

Operating activities provided cash to the Company of $5,161,282 and $4,167,691 in 1995 and 1994, respectively. Investing activities, which primarily consists of granting loans to customers and purchasing investment securities, used cash of $36,214,995 and $22,585,124 in 1995 and 1994, respectively. The Banks purchased $1,218,007 and $387,140 of premises and equipment in 1995 and 1994, respectively. Cash provided by financing activities was $31,205,948 and $21,496,336 in 1995 and 1994, respectively. Financing activities consist primarily of accepting deposits from customers, the payment of dividends to shareholders, and occassional strategic borrowing from the Federal Home Loan Bank. Dividend payments were $1,274,321 in 1995 and $998,227 in 1994.

Effective May 15, 1995, the Company declared an eight-for-five split of its common stock effected in the form of a 60% stock dividend. All references to share and per share amounts have been retroactively adjusted to reflect the split.

FINANCIAL CONDITION
Total assets increased $38,048,347 (14.5%) at December 31, 1995 from December 31, 1994 and increased $23,952,370 (10.2%) at December 31, 1994 from December 31, 1993. The 1995 growth was reflected primarily in the increase in investment securities and loans and resulted from an increase in total deposits of $29,878,835 and in other borrowed money of $2,604,571 and from net income of $4,536,693 less dividends paid of $1,274,321. The 1994 increase was reflected primarily in the increase in investment securities and loans and resulted from an increase in total deposits of $18,684,010 and in other borrowed money of $3,810,553 at December 31, 1994 from December 31, 1993 and from net income of $3,449,274 less dividends paid of $998,277. A detailed discussion of the major components of the changes follows.

INVESTMENT SECURITIES. The Company has classified its investment securities as either available for sale or held to maturity depending upon whether the Company has the intent and ability to hold investment securities to maturity. At December 31, 1995 and 1994, $49,363,889 and $45,337,250, respectively, of investment securities were classified as available for sale. A net unrealized gain of $300,352 at December 31, 1995 and a net unrealized loss of $1,009,301 at December 31, 1994 were included in shareholders' equity related to available for sale securities. There were no realized losses from the sale or call of investment securities in 1995 and 1994. Gross unrealized losses for all investment securities at December 31, 1995 were $56,939. Such losses are not expected to have any adverse impact on future operations of the Company.

At December 31, 1995 investment securities had maturities and weighted average yields as follows:

                                Available for Sale              Held to Maturity
                                ------------------              ----------------
Maturing:                        Amount      Yield             Amount      Yield
---------                        ------      -----             ------      -----
                              $ 11,950,814    5.19%          $21,674,276    6.55%
Within one year
After one but within
   five years                   29,688,636    5.34             7,528,074    8.42
After five but within
   ten years                     4,277,972    6.24             4,248,166    8.96
After ten years                  3,446,467    7.06             2,327,589    8.59


LOANS. Loans net of unearned interest increased $19,124,102 or 11.8% in 1995 as compared to 1994 and increased $11,125,203 or 7.3% in 1994 as compared to 1993. These increases were the result of a continued increase in loan demand.

The following table sets forth the maturities and sensitivities of loans to changes in interest rates.

                               Due in             Due After One     Due After
Loan Maturity:                One Year         Through Five Years   Five Years     Total
--------------                --------         ------------------   ----------     -----
Commercial, Financial,
   Agricultural              $24,105,712          $ 9,307,178     $ 7,867,344   $ 41,280,234
Real Estate                   55,947,565           40,682,747      29,425,054    126,055,366
Installment and other
   Consumer                    6,278,190            7,996,477         269,350     14,544,017
                             -----------          -----------     -----------   ------------
   Total                     $86,331,467          $57,986,402     $37,561,748   $181,879,617
                             ===========          ===========     ===========   ============

Rate Sensitivity:
-----------------
Fixed rate loans             $59,478,069          $36,520,736     $10,890,080   $106,888,885
Variable rate loans           26,853,398           21,465,666      26,671,668     74,990,732



The risks associated with granting loans at fixed rates is that the deposits funding such loans may reprice at higher rates prior to the loan's maturity. The Company mitigates such risk by managing the maturity match of interest bearing assets and liabilities. See "Interest Rate Sensitivity."

DEPOSITS. Average deposits increased $25,298,791 in 1995 and $11,130,016 in 1994. These increases are the result of increases in interest rates paid on deposits. At December 31, 1995 and 1994, time deposits $100,000 and above comprised 26.0% and 22.4%, respectively, of total deposits and 22.4% and 19.5%, respectively, of total assets. Peer average of time deposits $100,000 and above to total assets was 7.9% at December 31, 1994. At December 31, 1995 and 1994, 41.5% and 32.7%, respectively, of total time deposits over $100,000 were deposits of state and local governmental entities. Such deposits are acquired from, and rates paid are based on, competitive bids with other local commercial banks in the market area. State banking regulations require such deposits in excess of the FDIC coverage of $100,000 be collateralized by pledging securities in the investment portfolio. Because of the volatility of such deposits, securities are generally purchased to match maturities of the corresponding time deposit.

OTHER BORROWED MONEY. Other borrowed money increased $2,604,571 from December 31, 1994 to December 31, 1995 and increased $3,810,553 from December 31, 1993 to December 31, 1994. Funds are strategically borrowed from the Federal Home Loan Bank as a means of providing funding for long-term credit products to the Company's loan customers. Maturities and principal repayments of other borrowed money are structured to generally match those of the loans funded by these borrowings.

INTEREST RATE SENSITIVITY
The objective of interest rate sensitivity management is to minimize the effect of interest rate changes on net interest margin. Maintaining a balanced interest rate sensitivity position by adjusting the asset and liability mix so that generally equal volumes of assets and liabilities reprice each period is one way of achieving this objective. Profits, however, are not always maximized by this balance and the Company selectively mismatches asset and liability repricing to take advantage of short-term interest rate movements. The Banks' historical performance in various economic climates assists management in making long-term asset/liability decisions for the Banks.

The table below depicts the Company's interest risk at December 31, 1995. The time period indicated in the table represents the shorter of the time remaining before the asset or liability either matures or is subject to repricing. NOW, money market, and savings accounts have been included in "less than three months." The analysis results in a negative one year gap of $22,210,000 (excess of interest bearing liabilities over interest earning assets repricing within one year). However, the Banks' experience has indicated that NOW, money market, and savings deposits of $83,952,065 are not interest rate sensitive.

INTEREST RATE SENSITIVITY ANALYSIS
December 31, 1995 (Dollars in thousands)

                                                      Term to Repricing or Maturity
                                       -----------------------------------------------------------------
                                                       Over Three      Over One    Over Five
                                        Less than    Months through  Year through  Years and
                                       Three Months     One Year      Five Years  Insensitive   Total
Interest Earning Assets:
  Interest Bearing Deposits in
    Other Banks                         $ 12,292                                                $ 12,292
  Investment Securities                   11,909       $ 21,716      $ 37,217     $ 14,300        85,142
  Federal Funds Sold                       1,700                                                   1,700
  Loans                                   89,660         44,732        32,439       15,024       181,855
                                        --------       --------       -------     --------      --------
    Total Interest
       Earning Assets                    115,561         66,448        69,656       29,324       280,989
  Non-interest Earning
       Assets                                                                       19,212        19,212
                                        --------       --------       -------     --------      --------
Total Assets                            $115,561       $ 66,448      $ 69,656     $ 48,536      $300,201
                                        ========       ========      ========     ========      ========

Interest Bearing Liabilities:
  Interest Bearing Deposits             $135,019       $ 67,600      $ 21,841                   $224,460
  Other Borrowed Money                     1,164            436         2,690     $  2,944         7,234
                                        --------       --------       -------     --------      --------
    Total Interest Bearing               136,183         68,036        24,531        2,944       231,694
      Liabilities
                                                                                    33,817        33,817
  Liabilities and Equity                                                            34,690        34,690
                                        --------       --------       -------     --------      --------
Total Liabilities & Equity              $136,183       $ 68,036      $ 24,531     $ 71,451      $300,201
Interest Free Deposits                  ========       ========      ========     ========      ========
Other Interest Free
Net Interest Rate
  Sensitivity Gap                       $(20,622)      $ (1,588)      $45,125     $(22,915)
Cumulative Gap                          $(20,622)      $(22,210)      $22,915

Net Interest Rate
 Sensitivity Gap as a
 Percent of Interest
 Earning Assets                           (17.85)        (2.39)        64.78

Cumulative Gap as a Percent
 of Cumulative Interest
 Earning Assets                           (17.85)       (12.20)         9.11

RESULTS OF OPERATIONS

INTEREST INCOME
Total interest income increased $4,954,035 (26.2%) in 1995 from 1994 and increased $1,475,384 (8.5%) in 1994 from 1993. Interest on loans increased $3,540,509 in 1995 from 1994 and increased $1,203,711 in 1994 from 1993. The increase in 1995 is the result of an increase in average yield on loans from 9.61% in 1994 to 10.85% in 1995 as well as an increase in average loans outstanding of $14,928,753. The increase in 1994 is the result of an increase in average yield on loans from 9.15% in 1993 to 9.61% in 1994 as well as an increase in average loans outstanding of $5,311,825.

Interest on investments increased $971,851 (27.6%) in 1995 from 1994 and increased $121,192 (3.5%) in 1994 from 1993. The increase in 1995 is the result of an increase in the average investment portfolio of $11,391,099 as well as an increase in average yields in the portfolio from 6.12% in 1994 to 6.55% in 1995. The increase in 1994 is the result of an increase in the average investment portfolio of $6,389,526 offset by lower average yields within the portfolio from 6.58% in 1993 to 6.12% in 1994.

During 1995, interest on federal funds sold decreased $176,189 (66.6%) from 1994 and increased $112,122 (73.5%) in 1994 from 1993, while interest on interest bearing deposits increased $617,864 (447.6%) in 1995 from 1994 and increased $38,359 (38.5%) in 1994 from 1993. The decrease in income from federal funds sold and the increase in income from interest bearing deposits in other banks during 1995 is primarily the result of a shift in short-term investments from federal funds sold to interest bearing deposit accounts as well as an overall increase in total funds available for short-term investment and higher rates paid on short-term investments. The increase in 1994 was the result of an increase in the average amount of federal funds sold of $1,939,516 as well as a steady increase in rates during the year.

INTEREST EXPENSE
During 1995 interest paid on deposits increased $3,076,415 (42.9%) from 1994 and increased $405,255 (6.0%) from 1993. The increase in such interest in 1995 and 1994 is the result of an increase in interest rates paid during each year of 1.07% in 1995 and 0.07% in 1994 along with an increase in average interest bearing deposits of $23,204,534 in 1995 and $8,392,761 in 1994.

NET INTEREST MARGIN
The interest margin of the Company, the spread between interest income and interest expense, was 5.26% in 1995, 5.23% in 1994, and 5.15% in 1993. The
increase each year is the result of careful management of both the growth and the pricing of loans and deposits as well as a favorable interest rate environment.

PROVISION FOR LOAN LOSSES
Provision for loan losses increased $25,427 in 1995 from 1994 and decreased $52,195 in 1994 from 1993. Changes in the amount of the provision for loan losses are the result of judgments made by management of the Banks after considering the credit worthiness and growth of the loan portfolios. At December 31, 1995 and 1994, the allowance for loan losses was 1.8% of outstanding loans less unearned interest. Total nonperforming loans were $1,329,701 at December 31, 1995 and $1,355,939 at December 31, 1994. The
allowance for loan losses was 2.52 and 2.22 times total nonperforming loans at December 31, 1995 and 1994, respectively. Net charge-offs amounted to $220,723 in 1995 as compared to $191,035 in 1994. The amount of the allowance for loan losses is determined by management after considering, among other things, factors such as classified and past due loans as well as portfolio growth and diversification. Management believes such allowance is adequate to absorb future losses on loans outstanding at December 31, 1995.

NON-INTEREST INCOME AND EXPENSE
Non-interest income decreased $124,224 in 1995 from 1994 and decreased $4,537 in 1994 from 1993. Non-interest expense increased $10,732 in 1995 from 1994 and $606,084 in 1994 from 1993. The decrease in non-interest income in 1995 is primarily the result of the $119,599 decrease in income from a lesser number of long-term mortgage loans originated for other banks. The decrease in 1994 non-interest income is primarily the result of a decrease in credit insurance commissions of $52,996 offset by an increase in trust income of $45,971. The increases in non-interest expense resulted from an increase in total salary and personnel expense of $155,476 in 1995 and $255,171 in 1994, an increase in total occupancy and equipment expense of $70,340 in 1995 and $180,434 in 1994, and a decrease in Other Expense of $215,084 in 1995 and an increase in such expense of $170,479 in 1994. The decrease in Other Expense in 1995 is attributable to a decrease in premiums assessed by the FDIC of $212,022.

INCOME TAXES
The increase in the provision for income taxes of $395,642 in 1995 and the increase of $188,375 in 1994 resulted from increases in taxable income. The effective tax rate for 1995, 1994 and 1993 was 29%, 30%, and 28%, respectively. The effective tax rate is lower than the statutory rate of 34% because of the Banks' investments in tax-exempt securities and loans.

IMPACT OF NEW ACCOUNTING STANDARD
In March 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 addresses issues surrounding the measurement and recognition of losses when the value of certain assets has been deemed to be permanently impaired. The Company plans to adopt SFAS 121 in 1996 and believes that there will be no material effect on its financial position or results of operations from adopting SFAS 121.

NEW LEGISLATION
On January 25, 1996 the State of Georgia legislature passed legislation allowing a bank to establish three branches during the period from July 1, 1996 through June 30, 1998 in counties in Georgia in which the bank presently does not have a branch. If the bank is part of a bank holding company, all holding company affiliates will be treated as one, and the holding company group will be limited to opening three de novo branches in three new counties. Effective July 1, 1998, the legislation will allow a bank to branch anywhere in Georgia, subject to regulatory approval. The bill must be signed by the Governor of Georgia before the legislation will become effective. This legislation is not expected to have an adverse effect on the results of operations of the Company.

SUBSEQUENT EVENT
On February 21, 1996, the Company entered into a nonbinding letter of intent to merge with FNB Bancshares, Inc., parent company of First National Bank of Effingham ("FNBE"), Springfield, Georgia. The Company will be the surviving corporation resulting from the proposed merger, and following the merger, FNBE will be operated as a separate subsidiary of the Company.
As of December 31, 1995, FNBE recorded total assets of $49,711,000 and total capital of $3,401,000. The combination of the two organizations is subject to several conditions, including the execution of a definitive agreement, normal due diligence, approval of FNB Bancshares' shareholders, and regulatory approval. The transaction is expected to be consummated during the third quarter of 1996.