Form 10-K, Exhibit 13
period 1997-12-31
FIRST BANKING CO OF SOUTHEAST GEORGIA
filed 1998-03-30
CIK 357208

                                                                      EXHIBIT 13


DELOITTE &
 TOUCHE LLP                      -----------------------------------------------
                                 Suite 1700             Telephone: (404)220-1500
                                 100 Peachtree Street   Facsimile: (404)220-1583
                                 Atlanta, Georgia 30303-1911

INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
First Banking Company of Southeast Georgia:

We have audited the consolidated balance sheets of First Banking Company of Southeast Georgia and subsidiaries (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits. The consolidated financial statements give retroactive effect to the 1996 merger of First Banking Company of Southeast Georgia and FNB Bancshares, Inc., which was accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements. We did not audit the related consolidated statements of income, stockholders' equity, and cash flows of FNB Bancshares, Inc. and subsidiary for the year ended December 31, 1995, which statements reflect total revenues of $4,012,435 for the year ended December 31, 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for FNB Bancshares, Inc. and subsidiary for 1995, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
January 30, 1998

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996



                                                            1997           1996
ASSETS
  Cash and Due from Banks (Note 14)                    $ 24,631,342   $ 21,610,743
  Interest Bearing Deposits in Other Banks               16,367,519      9,905,485
  Federal Funds Sold                                      3,775,000      6,220,000
  Investment Securities:
    Available for Sale, at Fair Value (Amortized Cost
     of $84,147,288 in 1997 and $85,900,522 in 1996)
     (Note 3)                                            84,476,788     85,865,947
    Held to Maturity, at Cost (Estimated Fair Value
     of $21,543,556 in 1997 and $18,738,071 in 1996)
     (Note 4)                                            20,847,115     18,157,744
  Loans (Notes 5 and 11)                                250,311,707    231,057,478
    Less: Unearned Interest Income                          (16,698)       (15,127)
          Allowance for Loan Losses (Note 5)             (3,920,535)    (4,024,539)
                                                       ------------   ------------
    Loans - Net                                         246,374,474    227,017,812
                                                       ------------   ------------
  Interest Receivable                                     5,157,819      5,383,067
  Premises and Equipment, Net (Note 6)                    7,089,559      7,193,309
  Other Real Estate                                         368,524        446,500
  Other Assets                                            2,134,736      2,235,375
                                                       ------------   ------------
          TOTAL ASSETS                                 $411,222,876   $384,035,982
                                                       ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities:
  Deposits (Note 12):
    Demand                                             $ 45,981,051   $ 43,367,783
    Interest Bearing:
        NOW Accounts                                     76,036,196     56,265,610
        Money Market Deposit Accounts                    29,111,446     33,331,641
        Savings                                          14,593,108     13,185,253
        Time Certificates ($100,000 and above)           88,807,158     82,203,709
        Other Time                                      100,276,241    101,293,199
                                                       ------------   ------------
            Total Deposits                              354,805,200    329,647,195
  Federal Funds Purchased                                                  800,000
  Repurchase Agreements                                   1,400,000      1,200,000
  Other Borrowed Money (Note 12)                          9,418,343     10,917,951
  Interest Payable                                        3,550,857      3,279,336
  Other Liabilities                                       1,019,691        870,739
                                                       ------------   ------------
    Total Liabilities                                   370,194,091    346,715,221
                                                       ------------   ------------

  Commitments and Contingencies (Note 5)

  Shareholders' Equity (Notes 9 and 10):
    Common Stock, $1.00 Par Value, 10,000,000
     Shares Authorized, 3,762,468 Shares Issued and
     Outstanding at December 31, 1997 and
     3,752,525 Shares Issued and Outstanding at
     December 31, 1996                                    3,762,468      3,752,525
    Additional Paid-in Capital                            7,474,172      7,272,339
    Retained Earnings                                    29,574,675     26,318,721
    Net Unrealized Gain (Loss) on Investment
     Securities Available for Sale                          217,470        (22,824)
                                                       ------------   ------------
    Total Shareholders' Equity                           41,028,785     37,320,761
                                                       ------------   ------------
        TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY                           $411,222,876   $384,035,982
                                                       ============   ============

See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                             1997             1996            1995
INTEREST INCOME
   Loans (Including Fees)                $24,935,274    $23,593,288    $21,726,452
   Interest Bearing Deposits                 672,159        584,746        755,892
   Investment Securities:
       U.S. Treasury                       1,257,456      1,438,107      1,817,279
       U.S. Government Agencies            3,113,072      3,398,383      1,865,014
       States and Political Subdivisions   1,098,739        983,163        881,278
       Dividend Income                       186,043        151,786        133,557
   Federal Funds Sold                        199,988        418,504        268,331
                                        ------------    -----------    -----------
       Total Interest Income              31,462,731     30,567,977     27,447,803
                                        ------------    -----------    -----------

INTEREST EXPENSE
   NOW Accounts                            1,875,013      1,793,576      1,155,231
   Money Market Deposit Accounts             859,518      1,265,473      1,292,854
   Savings                                   448,766        418,777        386,571
   Time Certificates($100,000 and above)   5,057,137      4,528,026      3,998,332
   Other Time                              5,656,899      5,783,882      5,184,666
   Other                                     737,760        617,601        400,390
                                        ------------    -----------    -----------
       Total Interest Expense             14,635,093     14,407,335     12,418,044
                                        ------------    -----------    -----------

NET INTEREST INCOME                       16,827,638     16,160,642     15,029,759
PROVISION FOR LOAN LOSSES                    932,285        694,911        859,300
                                        ------------    -----------    -----------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                       15,895,353     15,465,731     14,170,459
                                        ------------    -----------    -----------

NON-INTEREST INCOME
   Service Charges on Deposit Accounts     2,099,425      1,918,032      1,751,415
   Fees for Trust Services                   208,864        215,946        200,236
   Other                                     626,554        405,434        378,263
                                        ------------    -----------    -----------
       Total Non-interest Income           2,934,843      2,539,412      2,329,914
                                        ------------    -----------    -----------

NON-INTEREST EXPENSE
   Salaries                                4,249,429      4,110,004      3,835,909
   Other Personnel Expense                 1,494,100      1,157,196      1,297,087
   Occupancy Expense, Net                    893,338        767,941        699,277
   Equipment Expense                       1,314,450      1,051,469        911,268
   Other (Note 13)                         3,156,288      3,344,054      3,098,164
                                        ------------    -----------    -----------
       Total Non-interest Expense         11,107,605     10,430,664      9,841,705
                                        ------------    -----------    -----------

INCOME BEFORE INCOME TAXES                 7,722,591      7,574,479      6,658,668
PROVISION FOR INCOME TAXES (NOTE 7)        2,258,707      2,400,517      1,952,700
                                        ------------    -----------    -----------
NET INCOME                              $  5,463,884    $ 5,173,962    $ 4,705,968
                                        ============    ===========    ===========

EARNINGS PER SHARE:
   Basic                                $       1.46    $      1.38    $      1.25
                                        ============    ===========    ===========
   Diluted                              $       1.45    $      1.38    $      1.25
                                        ============    ===========    ===========

WEIGHTED AVERAGE NUMBER OF
   SHARES OUTSTANDING:
   Basic                                   3,752,931      3,752,615      3,752,769
                                        ============    ===========    ===========
   Diluted                                 3,755,756      3,752,615      3,752,769
                                        ============    ===========    ===========



See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                       1997         1996         1995
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                     $ 5,463,884  $ 5,173,962  $ 4,705,968
     Adjustments to Reconcile Net Income to Net
        Cash Provided by Operating Activities:
        Provision for Depreciation                   1,084,048      845,621      656,059
        Provision for Loan Losses                      932,285      694,911      859,300
        Gain on Sale of Other Assets                                              (1,619)
        Loss (Gain) on Sale of Other Real Estate        42,487       (3,607)     (26,693)
        Gain on Sale and Call of Securities             (6,090)      (7,359)      (2,723)
       (Gain) Loss on Sale of Premises and Equipment     3,653       11,751       (6,070)
        Net Accretion of Premiums and
           Discounts on Securities                    (150,874)    (537,317)    (126,317)
        Amortization of Goodwill                        37,688       37,688       37,688
        Changes in Assets and Liabilities:
            (Increase) Decrease in Interest
               Receivable                              225,248     (426,124)  (1,419,086)
            Increase in Other Assets                   (60,836)     (49,864)    (135,022)
            Increase in Interest Payable               271,521       61,334    1,222,327
            Increase (Decrease) in Other
               Liabilities                             148,952     (432,282)     168,801
                                                    ----------  -----------  -----------
    Net Cash Provided by Operating Activities        7,991,966    5,368,714    5,932,613
                                                    ----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Net (Increase) Decrease in Interest Bearing
        Deposits in Other Banks                     (6,462,034)   2,386,061      746,402
    Net (Increase) Decrease in Federal Funds Sold    2,445,000    1,950,000   (1,955,000)
     Available For Sale Securities:
        Proceeds from Calls and Maturity            49,498,081   46,577,991   20,535,193
        Purchases                                  (47,610,844) (78,462,013) (24,016,143)
    Held To Maturity Securities:
        Proceeds from Maturity                       6,685,322   23,121,405    7,215,196
        Purchases                                   (9,351,725)  (5,346,240) (25,389,464)
    Net Increase in Loans                          (20,673,289) (15,934,923) (27,060,604)
    Purchases of Premises and Equipment               (983,951)  (2,405,496)  (1,797,173)
    Proceeds from Sale of Premises and Equipment                      1,886        8,660
    Proceeds from Sale of Other Assets                                             1,621
    Proceeds from Sales of Other Real Estate           419,830      201,624      138,030
                                                   -----------  -----------  -----------
    Net Cash Used in Investing Activities          (26,033,610) (27,909,705) (51,573,282)
                                                   -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net Increase in Deposits                        25,158,005   25,164,629   44,968,802
    Borrowings from the Federal Home Loan Bank       2,530,000    9,041,000    5,332,000
    Repayment of Other Borrowed Money               (4,029,608)  (5,357,496)  (2,727,429)
   (Decrease) Increase in Fed Funds Purchased         (800,000)     800,000
    Increase in Repurchase Agreements                  200,000    1,200,000
    Purchase and Retirement of Fractional Shares        (6,754)      (2,812)      (3,137)
    Proceeds from Exercise of Stock Options            218,530
    Dividends Paid                                  (2,207,930)  (1,699,119)  (1,274,321)
                                                   -----------  -----------  -----------
    Net Cash Provided by Financing Activities       21,062,243   29,146,202   46,295,915
                                                   -----------  -----------  -----------

INCREASE IN CASH AND DUE FROM BANKS                  3,020,599    6,605,211      655,246
CASH AND DUE FROM BANKS, BEGINNING OF YEAR          21,610,743   15,005,532   14,350,286
                                                   -----------  -----------  -----------
CASH AND DUE FROM BANKS, END OF YEAR               $24,631,342  $21,610,743  $15,005,532
                                                   ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
    Cash paid during the year for:
      Interest                                     $14,363,572  $14,346,000  $11,194,917
      Income Taxes                                   1,953,000    2,439,418    2,208,452
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
ACTIVITIES:
    Other Real Estate Acquired through Loan
      Foreclosure                                    1,092,524      414,917      170,096
    Loans granted to facilitate the Sale of
      Other Real Estate                                708,183       76,900      268,405
    Change in Net Unrealized Gain (Loss) on
      Securities Available for Sale                    240,294     (279,271)   1,513,979

See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                             NET
                                                                             UNREALIZED
                                                                             GAIN (LOSS)
                                                                             ON
                                                                             INVESTMENT
                                                 ADDITIONAL                  SECURITIES
                                   COMMON         PAID-IN        RETAINED    AVAILABLE
                                   STOCK          CAPITAL        EARNINGS    FOR SALE
Balance at December 31, 1994     $ 3,752,949    $ 7,277,864    $19,412,231  $(1,188,061)
Net Income                                                       4,705,968
Cash Dividends, $.38 per share                                  (1,274,321)
Change in Net Unrealized Gain
 (Loss) on Investment Securities
 Available for Sale                                                           1,444,508
Purchase & Retirement of
          Fractional Shares
                                        (285)        (2,852)
                                 -----------    -----------   ------------  -----------
Balance at December 31, 1995       3,752,664      7,275,012     22,843,878      256,447
Net Income                                                       5,173,962
Cash Dividends, $.48 per share                                  (1,699,119)
Change in Net Unrealized Gain
 (Loss)on Investment
 Securities Available for Sale                                                 (279,271)
Purchase & Retirement of
 Fractional Shares                      (139)        (2,673)
                                 -----------    -----------   ------------  -----------
Balance at December 31, 1996       3,752,525      7,272,339     26,318,721      (22,824)
Net Income                                                       5,463,884
Cash Dividends, $.59 per share                                  (2,207,930)
Change in Net Unrealized Gain
 (Loss)on Investment
 Securities Available for Sale                                                  240,294
Purchase and Retirement of
  Fractional Shares                     (307)        (6,447)
Exercise of Stock Options             10,250        208,280
                                 -----------    -----------    -----------  -----------
Balance at December 31, 1997     $ 3,762,468    $ 7,474,172    $29,574,675  $   217,470
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

CONSOLIDATION
The consolidated financial statements of the Company include the financial statements of First Bulloch Bank & Trust Company ("Bulloch Bank"), Metter Banking Company ("Metter Bank") and First National Bank of Effingham ("Effingham Bank"), (collectively, the "Banks"), wholly owned subsidiaries. Intracompany balances and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS
The Company's banks have eleven banking locations in Bulloch, Candler and Effingham counties located in southeast Georgia. The Company's primary source of revenue is interest from loans to businesses and individuals located in its market area.

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

INTEREST RATE RISK
The Company's assets and liabilities are generally monetary in nature, and interest rate changes have an impact on the Company's performance. The Company decreases the effect of interest rate changes on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits and other borrowings. However, a significant change in interest rates could have an effect on the Company's results of operations.

CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and demand deposits due from banks.

INVESTMENT SECURITIES AVAILABLE FOR SALE
Investment securities available for sale are carried at fair value, and the related unrealized gain or loss, net of deferred income taxes, is included as a separate component of shareholders' equity. Gains and losses on sales and calls are based on the net proceeds and adjusted carrying amounts of the securities sold or called, using the specific identification method.

INVESTMENT SECURITIES HELD TO MATURITY
Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. The Company has the intent and ability to hold these investment securities to maturity.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level estimated to be adequate to absorb potential losses in the loan portfolio. Management's estimate of the adequacy of the allowance is based upon reviews of individual loans, recent loss experience, the estimated value of any underlying collateral, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated and straight line methods over the estimated useful life of each asset. Significant additions and improvements are capitalized. Maintenance and repairs are charged to expense. The Company evaluates the estimated useful lives of assets on a periodic basis to determine whether events or circumstances warrant revised estimated useful lives or whether any impairment exists. Management believes no material impairment of premises and equipment exists at December 31, 1997.

INTEREST INCOME ON LOANS
Interest income on commercial, real estate and simple interest installment loans is recognized based upon the principal amount outstanding. The Banks discontinue accruing interest income on loans when, in the opinion of management, the interest is not collectible currently.

OTHER REAL ESTATE
Other real estate represents properties acquired through foreclosure and is carried at the lower of cost or estimated fair market value less estimated costs to sell.

GOODWILL
Goodwill is included in other assets and is being amortized over 25 years. The carrying value of goodwill is periodically reviewed to assess recoverability based on expected undiscounted cash flows and operating income for the Company. Impairments would be recognized in operating results if a permanent diminution in value was expected. The Company also evaluates the amortization period to determine whether events or circumstances warrant revision to the amortization period. Management believes no material impairment of goodwill exists at December 31, 1997.

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

NET INCOME PER SHARE
In February 1997, Statement of Financial Accounting Standards ("SFAS") 128, "Earnings Per Share" was issued. SFAS 128 establishes standards for computing and presenting earnings per share information for entities with publicly held common stock. All per share amounts conform to SFAS 128.

Net income and average common shares outstanding used to compute both basic and diluted earnings per share were the same for 1996 and 1995. Average common shares used to compute basic earnings per share differed from average common shares used to compute diluted earnings per share by 2,825 equivalent shares related to the issuance of stock options in 1997.

RECLASSIFICATIONS
Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 presentation.

NEW ACCOUNTING PRONOUCEMENT
In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS 131 establishes standards for, among other things, reporting information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS 130 and 131 are effective for financial statements issued for periods beginning after December 15, 1997.

2.ACQUISITION

  Effective August 27, 1996, the Company consummated its merger of the Effingham Bank into the Company. The Company exchanged 340,309 shares of its common stock and cash of approximately $2,800 for all the outstanding common stock and options to acquire common stock of FNB Bancshares, Inc. ("FNB"), parent company of Effingham Bank. The merger was accounted for as a pooling-of- interests. The financial statements of the Company for the year ended December 31, 1995 have been restated to include FNB and the Effingham Bank.

3.INVESTMENT SECURITIES AVAILABLE FOR SALE

  The amortized cost, estimated fair value and gross unrealized gains and
losses of           investment securities available for sale are as follows:

                              GROSS          GROSS          GROSS        ESTIMATED
                            AMORTIZED      UNREALIZED     UNREALIZED       FAIR
                              COST           GAINS          LOSSES         VALUE
  DECEMBER 31, 1997
  U.S. Treasury            $13,311,448     $   32,293     $   11,857     $13,331,884
  U.S. Government Agencies  62,329,447        158,803         89,699      62,398,551
  States and Political
    Subdivisions             5,957,141        239,960                      6,197,101
  Equity securities          2,549,252                                     2,549,252
                           -----------     ----------     ----------     -----------
      Total                $84,147,288     $  431,056     $  101,556     $84,476,788
                           ===========     ==========     ==========     ===========

  DECEMBER 31, 1996

  U.S. Treasury            $22,150,564     $   39,534     $   33,696     $22,156,402
  U.S. Government Agencies  55,803,683        109,467        234,989      55,678,161
  States and Political
    Subdivisions             5,336,723        100,581         15,472       5,421,832
  Equity securities          2,609,552                                     2,609,552
                           -----------     ----------     ----------     -----------
      Total                $85,900,522     $  249,582     $  284,157     $85,865,947
                           ===========     ==========     ==========     ===========

  The amortized cost and estimated fair value of these securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, which are included above in U. S. Government Agencies, are included in the year of their final maturity. Equity securities are included in the category "Due after ten years".

                                                          AMORTIZED      ESTIMATED
                                                             COST        FAIR VALUE
  Due in one year or less                                $33,279,299     $33,289,108
  Due after one year through five years                   39,179,368      39,276,010
  Due after five years through ten years                   4,343,890       4,446,600
  Due after ten years                                      7,344,731       7,465,070
                                                         -----------     -----------
      Total                                              $84,147,288     $84,476,788
                                                         ===========     ===========

  During 1997, 1996, and 1995, there were realized gains of $4,414, $991 and $2,723 from sales and calls of securities of $2,000,000, $800,991 and $50,000, respectively.

  Securities with a fair value of $61,876,541 at December 31, 1997 were pledged as collateral for public deposits and trust assets.

4.INVESTMENT SECURITIES HELD TO MATURITY

  The amortized cost, estimated fair value and gross unrealized gains and
losses of           investment securities held to maturity are as follows:

                                              GROSS          GROSS       ESTIMATED
                             AMORTIZED      UNREALIZED     UNREALIZED      FAIR
                               COST           GAINS          LOSSES        VALUE
  DECEMBER 31, 1997
  U.S. Treasury            $ 3,701,283     $      191      $      18     $ 3,701,456
  U.S. Government Agencies   1,264,194         22,686                      1,286,880
  States and Political
    Subdivisions            15,881,638        673,808            226      16,555,220
                           -----------     ----------      ---------     -----------
     Total                 $20,847,115     $  696,685      $     244     $21,543,556
                           ===========     ==========      =========     ===========



  DECEMBER 31, 1996

  U.S. Treasury            $ 1,999,082     $    6,548                    $ 2,005,630
  U.S. Government Agencies   2,377,268         53,329                      2,430,597
  States and Political
    Subdivisions            13,781,394        532,680      $  12,230      14,301,844
                           -----------     ----------      ---------     -----------
     Total                 $18,157,744     $  592,557      $  12,230     $18,738,071
                           ===========     ==========      =========     ===========

  The amortized cost and estimated fair value of these securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, which are included above in U. S. Government Agencies, are included in the year of their final maturity.

                                                          AMORTIZED       ESTIMATED
                                                             COST         FAIR VALUE
  Due in one year or less                                $ 6,739,202     $ 6,768,859
  Due after one year through five years                    5,812,170       5,937,149
  Due after five years through ten years                   4,061,990       4,349,723
  Due after ten years                                      4,233,753       4,487,825
                                                         -----------     -----------
      Total                                              $20,847,115     $21,543,556
                                                         ===========     ===========

  During 1997 and 1996, there were realized gains of $1,676 and $6,368 from total proceeds from calls of securities of $65,000 and $396,800, respectively. There were no sales or calls of held to maturity securities in 1995 and, therefore, no gains or losses.

  Securities with a carrying amount of $18,793,764 at December 31, 1997 were
pledged as    collateral for public deposits and trust assets.

5.LOANS

  Loans are summarized as follows:

                                                         DECEMBER 31,   DECEMBER 31,
                                                             1997            1996
  Real Estate:
    Construction                                        $ 14,175,794    $ 17,366,129
    Other                                                161,563,698     141,015,449
  Commercial and Agricultural                             52,950,189      49,837,280
  Installment and Other Consumer                          21,622,026      22,838,620
                                                        ------------    ------------
      Total                                             $250,311,707    $231,057,478
                                                        ============    ============

  The Banks' loans are concentrated with customers in the Banks' market area of southeast Georgia, primarily in Bulloch, Candler, Effingham and contiguous counties.

  An analysis of the allowance for loan losses follows:

                                               1997           1996            1995
  Balance, Beginning of Year               $4,024,539     $3,856,321      $3,274,587
  Provision for Loan Losses                   932,285        694,911         859,300
  Loans Charged Off                        (1,229,430)      (659,159)       (342,070)
  Recoveries                                  193,141        132,466          64,504
                                           ----------     ----------      ----------
  Balance, End of Year                     $3,920,535     $4,024,539      $3,856,321
                                           ==========     ==========      ==========

  Nonperforming loans were $1,216,759 at December 31, 1997 and $1,416,324 at December 31, 1996. These loans included those on a non-accrual status of $434,296 and $353,389, accruing loans contractually past due at least 90 days of $133,712 and $207,420, and restructured loans of $648,751 and $855,515 at
December 31, 1997 and 1996, respectively. Interest income that would have been recorded on these nonperforming loans in accordance with their original terms was $163,401 in 1997 and $171,952 in 1996, compared with amounts received of $96,369 and $52,193, respectively.

  The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan by loan basis for real estate, commercial and agricultural loans. Installment and other consumer loans are considered smaller balance, homogeneous loans. Amounts of impaired loans that are not probable of collection are charged off immediately. The Company had impaired loans of $434,296 and $353,389 as of December 31, 1997 and December 31, 1996, respectively. The average amount of impaired loans during 1997 was $1,361,500. No specific allowance was necessary for such loans. The interest income recognized on such loans was $56,975 and $5,562 in 1997 and 1996 as compared to $56,975 and $5,562, respectively, of interest received on a cash basis.

  The Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Banks use the same credit policies in making these commitments as they do for on- balance-sheet instruments. The Banks expect no loss from loan commitments of $25,513,505 and $24,837,764 and standby letters of credit of $924,185 and $1,070,250 at December 31, 1997 and 1996, respectively. The loan commitments and standby letters of credit include $12,209,044 and $533,100, respectively, of fixed rate commitments and $13,304,461 and $391,085, respectively, of variable rate commitments at December 31, 1997. The Banks evaluate each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained for these commitments, if deemed necessary by the Banks, is based on management's credit evaluation of the customer. Collateral held varies, but may include inventory, equipment, and real estate.

6.PREMISES AND EQUIPMENT

  Premises and equipment are summarized as follows:

                                     DECEMBER 31,       DECEMBER 31,
                                         1997               1996
  Land                              $   923,253        $   923,253
  Buildings                           4,593,420          4,471,265
  Leasehold Improvements                584,746            527,279
  Furniture and Equipment             7,560,613          6,886,549
                                    -----------        -----------
      Total                          13,662,032         12,808,346
  Less:  Accumulated Depreciation     6,572,473          5,615,037
                                    -----------        -----------
  Premises and Equipment, Net       $ 7,089,559        $ 7,193,309
                                    ===========        ===========

7.INCOME TAXES

  The Company provides deferred income taxes based on temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The provisions for income taxes for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                           1997             1996              1995
                 Current                $2,189,707       $2,433,517        $2,262,981
                 Deferred                   69,000          (33,000)         (310,281)
                                        ----------       ----------        ----------
                    Total               $2,258,707       $2,400,517        $1,952,700
                                        ==========       ==========        ==========

  At December 31, 1997 and 1996, the significant components of the Company's net deferred tax assets and liabilities are as follows:

                                                          1997               1996
                                                       ----------         ----------
  Deferred Tax Assets:
    Allowance for Possible Loan Losses                 $1,181,000         $1,255,000
    Other Postretirement Benefits                          95,000            106,000
    Other Liabilities                                      63,000             17,000
    Unrealized Loss on Investment Securities
      Available for Sale                                                      12,000
                                                       ----------         ----------
      Total Deferred Tax Assets                         1,339,000          1,390,000
                                                       ----------         ----------
  Deferred Tax Liabilities:
    Accumulated Depreciation                              (44,000)           (55,000)
    Other Assets                                         (158,000)          (117,000)
    Unrealized Gain on Investment Securities
      Available for Sale                                 (112,000)
                                                       ----------         ----------
      Total Deferred Tax Liabilities                     (314,000)          (172,000)
                                                       ----------         ----------

  Net Deferred Tax Assets                              $1,025,000         $1,218,000
                                                       ==========         ==========

  No valuation allowance has been recorded by the Company, as management considers it more likely than not that all deferred tax assets will be realized.

  The provision for income taxes is less than that computed by applying the federal statutory rate of 34% to pretax income as indicated by following:

                                            1997             1996              1995
  Income Tax Computed at
    Statutory Rate                      $2,625,681       $2,573,323        $2,263,947
  Increases (Decreases) Resulting from:
     Tax Exempt Interest                  (419,957)        (303,852)         (375,512)
     Other                                  52,983          131,046            64,265
                                        ----------       ----------        ----------
       Income Tax Expense               $2,258,707       $2,400,517        $1,952,700
                                        ==========       ==========        ==========

8.BENEFIT PLANS

  At December 31, 1997 and 1996, the Company had recorded liabilities of approximately $249,322 and $279,451, respectively, for other post-retirement benefits. The Company did not recognize any expense for other post-retirement benefits in 1997 and recognized expenses during each of the years ended December 31, 1996 and 1995 of approximately $8,919 and $23,600, respectively.
A discount of 7.5% and an annual medical insurance cost trend rate of 12% reduced by 1% each year until 6.5% were used in calculating the other post-retirement benefit obligation. If the annual medical insurance cost trend rate assumption were increased by 1%, the liability would be increased by 8% at December 31,1997.

  The Company sponsors a contributory profit sharing plan under Internal Revenue Code Section 401(k), (the "401(k) plan"), which covers substantially all employees of the Banks. Employees may contribute up to 10% of their compensation to the 401(k) plan, up to a maximum amount of $9,500 in 1997. The Banks contribute between 50% and 187.5% of the participant's initial 4% contribution. The Banks may make an additional contribution each year under certain circumstances.

  The Company also sponsors a Target Benefit Plan which covers substantially all employees of the Banks. Under the terms of this plan, a participant's target benefit will be based on service of up to twenty years subsequent to January 1, 1986 for employees of the Bulloch Bank, subsequent to January 1, 1989 for employees of the Metter Bank, and subsequent to January 1, 1997 for employees of the Effingham Bank. For each year of service performed, the Banks contribute percentages of the participant's compensation as set forth in the plan.

  A summary of profit-sharing and target benefit expenses follows:

                                            1997               1996            1995
   Profit-Sharing Plan                   $460,418           $283,198        $288,284
   Target Benefit Plan                    150,129            113,027         134,331
                                         --------           --------        --------
     Total                               $610,547           $396,225        $422,615
                                         ========           ========        ========

9.SHAREHOLDERS' EQUITY

  Effective May 15, 1995, the Company declared an 8-for-5 stock split of its common stock effected in the form of a 60% stock dividend. Additional paid-in capital has been charged and common stock has been credited retroactively with $998,227 to reflect this stock split. Also, effective June 30, 1997, the Company declared a five-for-four stock split of its common stock effected in the form of a 25% stock dividend. Additional paid-in capital has been charged and common stock has been credit retroactively with $750,505 to reflect this stock split. All references to share and per share amounts have been retroactively adjusted to reflect both splits.

  The primary source of funds for payment of dividends by the Company to its shareholders is dividends received from the Banks. The Banks may pay dividends to the Company in any year in an amount up to 50% of the previous year's net income, or $2,731,942 in 1998, without the approval of the Georgia Department of Banking and Finance.

  During the third quarter of 1997, the Company established a Dividend Reinvestment Plan which allows its shareholders to reinvest their dividends in shares of the Company at market price average, as defined. The Company has reserved and registered 100,000 shares for issuance under the Plan.

  The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company's and the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Banks' capital amounts and the Bank's classifications under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as defined in the regulations and as set forth in the table below. Management believes that as of December 31, 1997 the Company and the Banks meet all capital adequacy requirements to which they are subject.

  As of December 31, 1997, the most recent notifications from the Federal Deposit Insurance Corporation categorized each bank as "well-capitalized" under the regulatory framework for prompt corrective action and as of December 31, 1996 categorized Bulloch Bank and Metter Bank as "well capitalized" and Effingham Bank as "adequately capitalized." As a result, Effingham Bank was not allowed to accept brokered deposits without regulatory approval at December 31, 1996. To be categorized as "well-capitalized", each bank must maintain minimum total risk-based, Tier I risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed such institutions' categories.

  The Company's and the Banks' actual capital amounts and ratios as of December 31, 1997 and 1996 are as follows (dollars in thousands):

                                                                                       TO BE WELL
                                                                                       CAPITALIZED
                                                                                       UNDER PROMPT
                                                           FOR CAPITAL                  CORRECTIVE
                                    ACTUAL               ADEQUACY PURPOSES          ACTION PROVISIONS
                             AMOUNT        RATIO       AMOUNT          RATIO       AMOUNT         RATIO
                             ------        -----       ------          -----       ------         -----
As of December 31, 1997:
Total Capital (to
Risk-weighted Assets):
  Company                    $43,529       17.4%     $19,983            8.0%      Not Applicable
  Bulloch Bank                27,639       19.7%      11,200            8.0%      $14,000          10.0%
Metter Bank                   11,201       16.9%       5,302            8.0%        6,628          10.0%
  Effingham Bank               4,527       10.3%       3,499            8.0%        4,374          10.0%
Tier I Capital (to
Risk-weighted Assets):
  Company                    $40,397       16.3%     $ 9,991            4.0%      Not Applicable
  Bulloch Bank                25,884       18.5%       5,600            4.0%      $ 8,400           6.0%
Metter Bank                   10,369       15.6%       2,651            4.0%        3,977           6.0%
  Effingham Bank               3,980        9.1%       1,750            4.0%        2,624           6.0%
Tier I Capital (to
Average Assets):
  Company                    $40,397       10.5%     $15,396            4.0%      Not Applicable
  Bulloch Bank                25,884       11.5%       6,724            3.0%      $11,207           5.0%
Metter Bank                   10,369       10.4%       2,995            3.0%        4,992           5.0%
  Effingham Bank               3,980        6.5%       2,431            4.0%        3,039           5.0%

 As of December 31, 1996:

Total Capital (to
Risk-weighted Assets):
  Company                    $39,831       17.0%     $18,730            8.0%      Not Applicable
  Bulloch Bank                25,603       19.3%      10,585            8.0%      $13,232          10.0%
Metter Bank                   10,164       16.6%       4,899            8.0%        6,124          10.0%
  Effingham Bank               3,994        9.7%       3,278            8.0%        4,097          10.0%
Tier I Capital (to
Risk-weighted Assets):
  Company                    $36,891       15.8%     $ 9,365            4.0%      Not Applicable
  Bulloch Bank                23,940       18.1%       5,293            4.0%      $ 7,939           6.0%
  Metter Bank                  9,393       15.3%       2,450            4.0%        3,675           6.0%
  Effingham Bank               3,584        8.7%       1,639            4.0%        2,458           6.0%
Tier I Capital (to
Average Assets):
  Company                    $36,891        9.8%     $14,959            4.0%      Not Applicable
  Bulloch Bank                23,940       10.8%       6,624            3.0%      $11,040           5.0%
Metter Bank                    9,393        9.8%       2,863            3.0%        4,772           5.0%
  Effingham Bank               3,584        6.2%       2,326            4.0%        2,908           5.0%

10. STOCK OPTIONS

  In 1997 the Company adopted the First Banking Company of Southeast Georgia 1997 Stock Option Plan, which provides that key employees may be granted nonqualified stock options to purchase shares of common stock of the Company. The Plan limits the total number of shares which may be awarded to 51,250, which have been reserved for the Plan. The Options expire five years from the date of grant. During the year ended December 31, 1997, nonqualified options were granted to two key employees to purchase 51,250 shares of stock at an exercise price which increases each year over the five-year term of each option from $18.80 per share to a maximum of $27.53 per share in the final year of the option term. Options were immediately exercisable as to 20% of the shares subject to options and the remaining balance of the options outstanding shall become exercisable in equal 20% increments on the first day of January in 1998, 1999, 2000, and 2001. For any option increment, 80% of the unexercised portion of that increment will be carried forward to remain exercisable for the remainder of the option term.

  During 1997, 10,250 stock options were exercised at an exercise price of $18.80 per share. As of December 31, 1997 the Company had 41,000 options to purchase common stock outstanding at a weighted average exercise price of $24.00, and no options were exercisable.

  The following table summarizes information about stock options outstanding at December 31, 1997:

                                    Number                Remaining
                 Exercise         Outstanding             Contractual          Weighted Average
                  Price           At 12-31-97                 Life              Exercise Price
                 --------         -----------             -----------          ----------------
                 $ 20.68             10,250                   4.0                 $ 20.68
                   22.75             10,250                   4.0                   22.75
                   25.02             10,250                   4.0                   25.02
                   27.53             10,250                   4.0                   27.53

  The Company accounts for its stock-based compensation plan under Accounting Principles Board 25. The Company has adopted SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") for disclosure purposes. For SFAS 123 purposes, the fair value of each option grant of $3.68 has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                 Expected Life (years)                 2.85
                 Risk-free interest rate               5.88%
                 Dividend Rate                         2.55%
                 Expected Volatility                  37.82%
                 Forfeiture Rate                       0.00%

  Had compensation cost for the Company's stock options granted been determined based on the fair value at the grant dates for awards under this plan consistent with a method prescribed in SFAS 123 utilizing the assumptions described above, the Company's net income and net income per share for the year ended December 31, 1997 would have changed to the pro-forma amounts indicated below:

                          Net Income:
                                  As reported         $5,463,884
                                  Pro Forma            5,407,040

                          Net income per share
                          - diluted:
                                  As reported              $1.45
                                  Pro Forma                 1.44

11. RELATED PARTY TRANSACTIONS

  Certain directors, executive officers and principal shareholders of the Company and the Banks, including their associates and companies in which they are principal owners, were loan customers of the Banks during 1997 and 1996. Such loans are made in the ordinary course of business at the Banks' normal credit terms, including interest rates and collateralization, and do not represent more than a normal risk of collection. An analysis of the activity in loans to executive officers, directors, and principal shareholders is as follows:

                                                             1997            1996
   Balance, Beginning of Year                            $11,591,083     $ 9,573,707
   Amounts Advanced                                       10,041,133      25,738,381
   Repayments                                            (12,096,007)    (23,721,005)
                                                         -----------     -----------
   Balance, End of Year                                  $ 9,536,209     $11,591,083
                                                         ===========     ===========


12.DEPOSITS AND OTHER BORROWED MONEY

  At December 31, 1997, the scheduled maturities of time deposits were as follows:

         Within three months                                        $ 64,128,761
         Over three months through six months                         49,068,665
         Over six months through one year                             53,012,995
         Over one year                                                22,872,978
                                                                    ------------
                 Total                                              $189,083,399
                                                                    ============

  Other borrowed money at December 31, 1997 and 1996 consists of $9,418,343 and $10,917,951, respectively, advanced from the Federal Home Loan Bank of Atlanta to the Banks. Contractual repayments of these advances are $1,513,164 in 1998, $1,253,081 in 1999, $1,039,312 in 2000,

$869,778 in 2001, $859,778 in 2002, and $3,883,230 in 2003 and beyond.  Average interest rates on such advances outstanding were 7.00% at December 31, 1997 and 6.98% at December 31, 1996.

13.OTHER EXPENSE

  Items comprising other expense for the years ended December 31, 1997, 1996 and 1995 follow:

                                               1997           1996            1995
   Office Supplies                         $  425,374     $  441,952      $  400,785
   Outside Services                           491,164        568,065         533,259
   Computer Services                           98,196        164,753         143,455
   Advertising and Public Relations           547,343        526,176         512,102
   Directors' Fees                            165,400        195,860         192,800
   Postage                                    260,747        247,450         224,382
   FDIC, FICO and OCC Assessments             103,279          8,521         257,578
   Correspondent Service Charges              198,362        133,525         105,000
   Other                                      866,423      1,057,752         728,803
                                           ----------     ----------      ----------
       Total                               $3,156,288     $3,344,054      $3,098,164
                                           ==========     ==========      ==========

14.CASH RESTRICTIONS

  The Federal Reserve System requires that a certain level of average cash be maintained. At December 31, 1997 and 1996, such required balances were $4,778,000 and $3,120,000, respectively.

15.FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                         1997                           1996
                                -----------------------        ---------------------
                                CARRYING        FAIR           CARRYING       FAIR
                                 AMOUNT         VALUE           AMOUNT        VALUE
                                --------      ---------        --------     --------
                                     (IN THOUSANDS)                 (IN THOUSANDS)
   Assets:
      Cash and Due from Banks   $ 24,631     $ 24,631          $ 21,611     $ 21,611
      Interest Bearing Deposits
        in Other Banks            16,368       16,368             9,905        9,905
      Federal Funds Sold           3,775        3,775             6,220        6,220
      Investment Securities      105,324      106,020           104,024      104,604
      Loans                      250,295      244,069           231,042      226,121


  Liabilities:
      Deposits                   354,805      356,934           329,647      332,138
      Other Borrowed Money        10,818       11,485            12,918       13,419

   Off-Balance-Sheet Instruments:
      Commitments to
        Extend Credit                          25,514                         24,838
      Standby Letters of Credit                   924                          1,070

  The carrying amounts of cash and due from banks, interest bearing deposits in other banks, and federal funds sold are a reasonable estimate of their fair value due to the short-term nature of these financial instruments. The fair value of investment securities is based on quoted market prices and dealer quotes. The fair value of loans, deposits, and other borrowed money is estimated by discounting the future cash flows using the Banks' current interest rates for such financial instruments. No adjustment was made to the entry-value interest rates for changes in credit of performing loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates along with the general reserves applicable to the performing loan portfolio for which there are no known credit concerns result in a fair valuation of such loans on an entry-value basis. The fair value of nonperforming loans with a recorded book value of $1,216,759 at December 31, 1997 and $1,416,324 at December 31, 1996 has been estimated to be the recorded book value based on the fair value of the underlying collateral.

  As required by SFAS 107, demand deposits are shown at their face value. No additional value has been ascribed to core deposits, which generally bear a low rate of or no interest and do not fluctuate in response to changes in interest rates. The fair value of commitments to extend credit and standby letters of credit is estimated to approximate the amount outstanding (see Note 5).

  The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

16.CONDENSED FINANCIAL STATEMENTS OF FIRST BANKING COMPANY OF SOUTHEAST GEORGIA
   (PARENT ONLY)

  The condensed financial statements of First Banking Company of Southeast Georgia (parent only) are as follows:

   CONDENSED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                             1997            1996
   ASSETS
   Cash and Due from Banks                               $   237,632     $     2,338
   Investment in Subsidiaries                             40,864,338      37,345,826
   Other Assets                                                               51,287
                                                         -----------     -----------
       Total Assets                                      $41,101,970     $37,399,451
                                                         ===========     ===========

   LIABILITIES
   Other Liabilities                                     $    73,185     $    78,690
                                                         -----------     -----------
       Total Liabilities                                      73,185          78,690
                                                         -----------     -----------

   SHAREHOLDERS' EQUITY
   Common Stock                                            3,762,468       3,752,525
   Additional Paid-in Capital                              7,474,172       7,272,339
   Retained Earnings                                      29,574,675      26,318,721
   Net Unrealized Gain (Loss) on Investment
     Securities Available for Sale                           217,470         (22,824)
                                                         -----------     -----------
     Total Shareholders' Equity                           41,028,785      37,320,761
                                                         -----------     -----------
       Total Liabilities and
         Shareholders' Equity                            $41,101,970     $37,399,451
                                                         ===========     ===========



   CONDENSED STATEMENTS OF INCOME
   FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                               1997           1996            1995
   Dividends from Subsidiaries             $2,458,425     $2,070,243      $1,489,895
   Fees from Subsidiaries                                                    436,116
                                           ----------     ----------      ----------
     Total Income                           2,458,425      2,070,243       1,926,011
   General and Administrative Expenses        446,347        738,595         649,542
                                           ----------     ----------      ----------
   Income Before Income Taxes and Equity in
     Undistributed Income of Subsidiaries   2,012,078      1,331,648       1,276,469
   Income Tax Benefit                         135,900        264,594          59,139
                                           ----------     -----------     ----------
   Income Before Equity in Undistributed
     Income of Subsidiaries                 2,147,978      1,596,242       1,335,608
   Equity in Undistributed Income of
     Subsidiaries                           3,315,906      3,577,720       3,370,360
                                           ----------     ----------      ----------
   Net Income                              $5,463,884     $5,173,962      $4,705,968
                                           ==========     ==========      ==========

   STATEMENTS OF CASH FLOWS
   FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                          1997           1996            1995
   Cash Flows From Operating Activities:
     Net Income                                      $ 5,463,884    $ 5,173,962     $ 4,705,968
     Adjustments to Reconcile Net Income
       to Net Cash Provided by Operating
       Activities:
         Amortization of Goodwill                         37,688         37,688          37,688
         Earnings of Subsidiaries                     (5,774,331)    (5,647,962)     (4,860,256)
         Changes in Assets and Liabilities:
           (Increase) Decrease in Other Assets            51,287         70,099         (98,819)
           Increase(Decrease) in Other
            Liabilities                                   (5,505)       (18,308)         16,718
                                                     -----------    -----------     -----------
     Net Cash Used by Operating Activities              (226,977)      (384,521)       (198,701)
                                                     -----------    -----------     -----------

   Cash Flows From Investing Activities:
     Dividends Received from Subsidiaries              2,458,425      2,070,243       1,489,895
                                                     -----------    -----------     -----------

   Cash Flows From Financing Activities:
     Exercise of Stock Options                           218,530
     Purchase and Retirement of
       Fractional Shares                                  (6,754)        (2,813)         (3,137)
     Dividends Paid                                   (2,207,930)    (1,699,119)     (1,274,321)
                                                     -----------    -----------     -----------
     Net Cash Used by Financing Activities            (1,996,154)    (1,701,932)     (1,277,458)
                                                     -----------    -----------     -----------

   Increase(Decrease)in Cash and
     Due From Banks                                      235,294        (16,210)         13,736
   Cash and Due From Banks,
     Beginning of Year                                     2,338         18,548           4,812
                                                     -----------    -----------     -----------
   Cash and Due From Banks, End of Year              $   237,632    $     2,338     $    18,548
                                                     ===========    ===========     ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid (Received) During the Year for:
     Income Taxes                                    $  (282,540)   $  (227,063)    $   (67,950)


17.QUARTERLY FINANCIAL DATA (UNAUDITED)

  Quarterly financial data for the years ended December 31, 1997 and 1996 is summarized as follows (thousands, except per share amounts):

                                     FIRST        SECOND       THIRD      FOURTH
                                    QUARTER       QUARTER     QUARTER     QUARTER
   1997

   Interest Income                  $7,731        $7,793      $7,878      $8,060
   Interest Expense                  3,648         3,635       3,626       3,726
                                    ------        ------      ------      ------
     Net Interest Income             4,083         4,158       4,252       4,334
   Provision for Loan Losses           231           236         270         195
                                    ------        ------      ------      ------
     Net Interest Income after
       Provision for Loan Losses     3,852         3,922       3,982       4,139

   Non-Interest Income                 653           699         739         844
   Non-Interest Expense              2,588         2,769       2,774       2,977
                                    ------        ------      ------      ------

   Income Before Income Taxes        1,917         1,852       1,947       2,006
   Provision for Income Taxes          583           544         580         551
                                    ------        ------      ------      ------

   Net Income                       $1,334        $1,308      $1,367      $1,455
                                    ======        ======      ======      ======

   Earnings Per Share:
     Basic                          $ 0.36        $ 0.35      $ 0.36      $ 0.39
                                    ======        ======      ======      ======
     Diluted                        $ 0.36        $ 0.35      $ 0.36      $ 0.38
                                    ======        ======      ======      ======


   1996

   Interest Income                  $7,497        $7,490      $7,740      $7,841
   Interest Expense                  3,619         3,495       3,603       3,690
                                    ------        ------      ------      ------
     Net Interest Income             3,878         3,995       4,137       4,151
   Provision for Loan Losses           228           233         169          65
                                    ------        ------      ------      ------
     Net Interest Income after
       Provision for Loan Losses     3,650         3,762       3,968       4,086

   Non-Interest Income                 600           662         602         675
   Non-Interest Expense              2,426         2,447       2,885       2,673
                                    ------        ------      ------      ------

   Income Before Income Taxes        1,824         1,977       1,685       2,088
   Provision for Income Taxes          547           582         549         722
                                    ------        ------      ------      ------

   Net Income                       $1,277        $1,395      $1,136      $1,366
                                    ======        ======      ======      ======

   Earnings Per Share:
     Basic                          $ 0.34        $ 0.37      $ 0.30      $ 0.37
                                    ======        ======      ======      ======
     Diluted                        $ 0.34        $ 0.37      $ 0.30      $ 0.37
                                    ======        ======      ======      ======

                                      SELECTED FINANCIAL DATA

                                     1997          1996           1995           1994           1993
Interest Income                 $ 31,462,731  $ 30,567,977   $ 27,447,803   $ 21,319,846   $ 19,192,984
Interest Expense                  14,635,093    14,407,335     12,418,044      8,271,364      7,557,384
                                ------------  ------------   ------------   ------------   ------------
 Net Interest
  Income                          16,827,638    16,160,642     15,029,759     13,048,482     11,635,600
                                ------------  ------------   ------------   ------------   ------------
Provision for
 Loan Losses                         932,285       694,911        859,300        632,073        726,768
 Net Interest Income
  After Provision                 15,895,353    15,465,731     14,170,459     12,416,409     10,908,832
Non-Interest Income                2,934,843     2,539,412      2,329,914      2,330,957      2,265,727
Non-Interest
 Expense                          11,107,605    10,430,664      9,841,705      9,256,325      8,459,465
                                ------------  ------------   ------------   ------------   ------------
Income Before
  Income Taxes                     7,722,591     7,574,479      6,658,668      5,491,041      4,715,094
                                ------------  ------------   ------------   ------------   ------------
Provision for
 Income Taxes                      2,258,707     2,400,517      1,952,700      1,658,918      1,340,865
                                ------------  ------------   ------------   ------------   ------------

Net Income                      $  5,463,884  $  5,173,962   $  4,705,968   $  3,832,123   $  3,374,229
                                ============  ============   ============   ============   ============

Earnings Per Share:
  Basic                         $       1.46  $       1.38   $       1.25   $       1.02   $       0.90
                                ============  ============   ============   ============   ============
  Diluted                       $       1.45  $       1.38   $       1.25   $       1.02   $       0.90
                                ============  ============   ============   ============   ============

Cash Dividends:
  Declared                      $  2,207,930  $  1,699,119   $  1,274,321   $    998,227   $    798,582
  Per Share                     $       0.59  $       0.48   $       0.38   $       0.30   $       0.24
Book Value at Year
  End-Per Share                 $      10.90  $       9.95   $       9.09   $       7.80   $       7.44
Weighted Average Shares
  Outstanding:
  Basic                            3,752,931     3,752,615      3,752,769      3,752,949      3,752,949
  Diluted                          3,755,756     3,752,615      3,752,769      3,752,949      3,752,949

Total Assets                    $411,222,876  $384,035,982   $350,366,037   $296,510,542   $264,499,807
Other Borrowed
  Money                         $  9,418,343  $ 10,917,951   $  7,234,447   $  4,629,876   $    819,323

  The book value per share, cash dividends, and average shares outstanding have been restated to reflect the 8-for-5 stock split effected in the form of a 60% stock dividend effective May 15, 1995, the five-for-four stock split effected in the form of a 25% stock dividend effective June 30, 1997, and the acquisition of Effingham Bank.


                          RETURN ON EQUITY AND ASSETS

  The ratio of net income to average shareholders' equity and to average total assets, and certain other ratios are as follows:

                                                  YEAR ENDED DECEMBER 31,
                                       -----------------------------------------
                                        1997              1996             1995
                                       -----------------------------------------
Percentage of Net Income to:
 Average Total Assets.............      1.45%             1.42%            1.49%
 Average Shareholders' Equity.....     13.98             14.52            14.73

Percentage of Dividends Declared
 per Common Share to Net Income
 per Common Share.................     40.41             34.88            30.57

Percentage of Average Shareholders'
 Equity to Average Total Assets...     10.34              9.81            10.10

                MARKET FOR STOCK AND RELATED SHAREHOLDER MATTERS

  The common stock of the Company is traded on the Nasdaq Stock Market ("Nasdaq") under the symbol FBCG. At December 31, 1997 First Banking Company had 1,132 shareholders of record. The following table sets forth on a per share basis the high and low sale prices of the Company's common stock and the cash dividends paid by the Company on a quarterly basis for 1997 and 1996, adjusted for the 25% stock dividend paid in June 1997.


                             HIGH             LOW         DIVIDEND
1997

First Quarter              $ 19.60         $ 17.50          $0.144
Second Quarter               22.80           17.50           0.144
Third Quarter                24.875          21.50           0.15
Fourth Quarter               33.00           23.50           0.15

1996

First Quarter              $ 21.60         $ 16.00          $0.12
Second Quarter               22.40           20.80           0.12
Third Quarter                22.00           19.20           0.12
Fourth Quarter               20.40           18.10           0.12


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ORGANIZATION
  First Banking Company of Southeast Georgia (the "Company") owns all of the
outstanding    stock in First Bulloch Bank & Trust Company, Metter Banking
Company and First National Bank of Effingham("the Banks"). Effective August 27, 1996, the Company consummated its merger of the Effingham Bank into the Company. The Company exchanged 340,309 shares of its common stock and cash of approximately $2,800 for all of the outstanding common stock and options to acquire the common stock of FNB Bancshares, Inc. ("FNB"), parent company of Effingham Bank. The merger was accounted for as a pooling-of-interests. The financial statements of the Company for the year ended December 31, 1995 have been restated to include FNB and the Effingham Bank. All of the operations of the Company are conducted by the Banks. Management's discussion and analysis, which follows, relates primarily to the Banks.

CAPITAL RESOURCES
  The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company's and the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Banks' classifications under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as defined in the regulations and as set forth in the table below. Management believes that as of December 31, 1997 the Company and the Banks meet all capital adequacy requirements to which they are subject.

  As of December 31, 1997, the most recent notifications from the Federal Deposit Insurance Corporation categorized each bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized", each bank must maintain minimum total risk-based, Tier I risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed such institutions' category.

  The Company's and the Banks' actual capital amounts and ratios as of December 31, 1997 are as follows (dollars in thousands):

                                                                       TO BE WELL CAPITALIZED
                                                      FOR CAPITAL      UNDER PROMPT CORRECTIVE
                                   ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                              AMOUNT      RATIO     AMOUNT      RATIO    AMOUNT        RATIO
                              ------      -----     ------      -----    ------        -----
As of December 31, 1997:

Total Capital (to
Risk-weighted Assets):
  Company                    $43,529       17.4%    $19,983      8.0%    Not Applicable
  Bulloch Bank                27,639       19.7%     11,200      8.0%    $14,000        10.0%
  Metter Bank                 11,201       16.9%      5,302      8.0%      6,628        10.0%
  Effingham Bank               4,527       10.3%      3,499      8.0%      4,374        10.0%
Tier I Capital (to
Risk-weighted Assets):
  Company                    $40,397       16.3%    $ 9,991      4.0%    Not Applicable
  Bulloch Bank                25,884       18.5%      5,600      4.0%    $ 8,400         6.0%
  Metter Bank                 10,369       15.6%      2,651      4.0%      3,977         6.0%
  Effingham Bank               3,980        9.1%      1,750      4.0%      2,624         6.0%
Tier I Capital (to
Average Assets):
  Company                    $40,397       10.5%    $15,396      4.0%    Not Applicable
  Bulloch Bank                25,884       11.5%      6,724      3.0%    $11,207         5.0%
  Metter Bank                 10,369       10.4%      2,995      3.0%      4,992         5.0%
  Effingham Bank               3,980        6.5%      2,431      4.0%      3,039         5.0%


LIQUIDITY
  The percentage of net loans to deposits was 69.4% at December 31, 1997 and 68.9% at December 31, 1996. At December 31, 1997, the Banks held $44,773,861 in cash and due from banks, interest bearing deposits and federal funds sold as compared to $37,736,228 at December 31, 1996. The Banks' liquidity policies require a minimum ratio of 20.0% of cash and certain investments to net withdrawable deposits and short-term maturities of other borrowed money. At December 31, 1997, each Bank's liquidity ratio exceeded 20.1%. Management considers the Company and the Banks' liquidity to be adequate to repay deposits and other obligations, to meet expected loan demands, and to pay cash dividends.

  Operating activities provided cash to the Company of $7,991,966 and $5,368,714 in 1997 and 1996, respectively. Investing activities, which primarily consist of granting loans to customers and purchasing investment securities, used cash of $26,033,610 and $27,909,705 in 1997 and 1996, respectively. The Banks invested $983,951 and $2,405,496 in premises and equipment in 1997 and 1996, respectively. Cash provided by financing activities was $21,062,243 and $29,146,202 in 1997 and 1996, respectively. Financing activities consist primarily of accepting deposits from customers, the payment of dividends to shareholders, and occasional strategic borrowing from the Federal Home Loan Bank. Dividend payments were $2,207,930 in 1997 and $1,699,119 in 1996.

  Effective May 15, 1995, the Company declared an eight-for-five split of its common stock effected in the form of a 60% stock dividend, and effective June 30, 1997, the Company declared a five-for-four split of its common stock effected in the form of a 25% stock dividend. All references to share and per share amounts have been retroactively adjusted to reflect both splits.

FINANCIAL CONDITION

  Total assets increased $27,186,894 (7.1%) at December 31, 1997 from December 31, 1996 and increased $33,669,945 (9.6%) at December 31, 1996 from December 31, 1995. The 1997 growth was primarily in interest-bearing deposits and loans and was funded by an increase in total deposits of $25,158,005 and by operations of $7,991,966. The 1996 increase was primarily in investment securities and loans and was funded by an increase in total deposits of $25,164,629, other borrowings of $5,683,504 and by operations of $5,368,714. A detailed discussion of the major components of the changes follows.


INVESTMENT SECURITIES. The Company has classified its investment securities as either available for sale or held to maturity depending upon whether the Company has the intent and ability to hold investment securities to maturity. At December 31, 1997 and 1996, $84,476,788 and $85,865,947, respectively, of investment securities were classified as available for sale. A net unrealized gain of $217,470 at December 31, 1997 and a net unrealized loss of $22,824 at December 31, 1996 were included in shareholders' equity related to available for sale securities. There were no realized losses from the sale or call of investment securities in 1997 and 1996. Gross unrealized losses for all investment securities at December 31, 1997 were $101,800. Such losses are not expected to have any adverse impact on future operations of the Company.

  The following table sets forth the carrying amounts of investment securities available for sale at the dates indicated:

                                                       DECEMBER 31
                                          -----------------------------------------
                                              1997           1996          1995
                                          -----------    -----------    -----------
U.S. Treasury Securities..................$13,331,884    $22,156,402    $22,594,548
U.S. Government Agencies.................. 62,398,551     55,678,161     24,923,867
States and Political Subdivisions.........  6,197,101      5,421,832      4,899,323
Other.....................................  2,549,252      2,609,552      1,597,452
                                          -----------    -----------    -----------
                                          $84,476,788    $85,865,947    $54,015,190
                                          ===========    ===========    ===========

     The following table sets forth the maturities of investment securities available for sale at December 31, 1997, and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security):

                                                                            MATURING
                                      -----------------------------------------------------------------------------------
                                             WITHIN              AFTER ONE BUT       AFTER FIVE BUT          AFTER
                                            ONE YEAR           WITHIN FIVE YEARS    WITHIN TEN YEARS       TEN YEARS

                                      --------------------    --------------------  ------------------  ----------------
                                          AMOUNT    YIELD       AMOUNT     YIELD      AMOUNT    YIELD    AMOUNT    YIELD
                                      --------------------    --------------------  ------------------  -----------------
U.S. Treasury Securities............ $ 9,496,291   5.65%     $ 3,835,593  5.93%
U.S. Government Agencies............ $23,792,817   5.72       34,053,389  5.69     $1,913,613  5.76%   $2,638,732 5.99%
States and Political Subdivisions(1)                           1,387,028  6.85      2,532,987  6.69     2,277,086 6.84
Other...............................                                                                    2,549,252
                                     -----------  -----      -----------  ----     ----------  ----    ---------- ----
                                     $33,289,108   5.70%     $39,276,010  5.75%    $4,446,600  6.29%   $7,465,070 6.38%
                                     ===========   ====      ===========  ====     ==========  ====    ========== ====


  The following table sets forth the carrying amounts of investment securities held to maturity at the dates indicated:

                                                        DECEMBER 31,
                                    ------------------------------------------------
                                        1997               1996              1995
                                    -----------        -----------       -----------
U.S. Treasury Securities........... $ 3,701,283        $ 1,999,082       $ 6,985,104
U.S. Government Agencies...........   1,264,194          2,377,268        17,221,506
States and Political Subdivisions..  15,881,638         13,781,394        11,571,495
                                    -----------        -----------       -----------
                                    $20,847,115        $18,157,744       $35,778,105
                                    ===========        ===========       ===========

  The following table sets forth the maturities of investment securities held to maturity at December 31, 1997, and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security):

                                                                         MATURING
                                    -----------------------------------------------------------------------------------
                                          WITHIN             AFTER ONE BUT        AFTER FIVE BUT          AFTER
                                          ONE YEAR         WITHIN FIVE YEARS    WITHIN TEN YEARS        TEN YEARS

                                    --------------------  -------------------   -----------------   -------------------
                                       AMOUNT     YIELD      AMOUNT    YIELD      AMOUNT   YIELD      AMOUNT    YIELD
                                    --------------------  -------------------   -----------------   ------------------
U.S. Treasury Securities..........  $ 3,701,283   5.55%
U.S. Government Agencies..........      999,904   8.16    $   248,283   9.21%                       $   16,007  10.42%
States and Political Subdivisions(1)  2,038,015   9.75      5,563,887   7.17    $4,061,990  7.48%    4,217,746   7.52
                                    -----------   ----    -----------   ----    ----------  ----    ----------  -----
                                    $ 6,739,202   7.24%   $ 5,812,170   7.26%   $4,061,990  7.48%   $4,233,753   7.53%
                                    ===========   ====    ===========   ====    ==========  ====    ==========  =====

  (1) Weighted average yields on tax exempt obligations have been computed on a fully tax-equivalent basis assuming a tax rate of 34 percent. The tax equivalent rate has been reduced by 0.35% to allow for estimated disallowance of interest expense.

  No securities of a single issuer held by the Company, excluding U. S. Treasury and U. S. Government Agencies, exceeded 10% of total shareholders' equity in 1997, 1996, and 1995.

LOANS. Loans net of unearned interest increased $20,673,289 or 8.3% in 1997 as compared to 1996 and increased $15,934,923 or 7.4% in 1996 as compared to 1995. These increases were the result of continued strong economic activity, both consumer and commercial, in the Company's market.

  The Company's loan portfolio consists of the following categories of loans:

  Commercial, Financial and Agricultural. Commercial, Financial and Agricultural loans consist of all business and agricultural loans not secured by real estate. The borrowers in this category are generally small to medium sized businesses located in the market area of the Company. Most loans in this category are collateralized. Types of collateral include accounts receivable, inventory, equipment, furniture and fixtures, and certificates of deposit. Risks associated with these types of loans include bankruptcy, economic downturn, deteriorating collateral, crop failure as a result of extreme or poor weather, and changes in market prices for underlying crops in the case of agricultural loans.

  Real Estate - Construction. Loans classified as construction loans are typically made short-term to finance the construction of residential (1-4 family) dwellings, have permanent take-out mortgages approved and will be fully repaid upon completion of construction. Builder financing is generally discouraged. Such loans require site inspections and evaluations prior to the payment of any draws. Risks associated with such loans include cost overruns and interest rate movements.

  Real Estate - Mortgage. Loans classified as mortgage real estate include all loans secured by real estate which were made for commercial, financial or agricultural purposes and which are not construction loans. The primary collateral on such loans is first lien mortgages, but also includes second-mortgage positions. Risks associated with this type loan are typically the same as those classified "Commercial, Financial, and Agricultural".

  Installment Loans to Individuals. Installment loans to individuals consist of consumer loans made for personal, household and family purposes, such as home improvement and automobile purchases. Types of collateral include automobiles, mobile homes, savings accounts, and stock. Risks associated with such loans include deteriorating collateral, general economic downturn, and bankruptcy.

  Agriculturally-related loans. Agriculturally related loans comprise approximately 8.9% of the total loan portfolio at December 31, 1997. Agriculturally related loans are defined as those loans secured by farmland as well as those originated to finance agricultural production, which includes irrigated and non-irrigated row crops, food and feed grain, livestock and other enterprises, such as timber and pecans. The Company limits such loans to operators who exhibit strong financial ability and proven performance and can offer the collateral deemed necessary for their individual lines of credit. Agriculturally related loans made for real estate or for equipment follow the general guidelines discussed below in "Credit Underwriting and Monitoring." Crop production and livestock operation loans typically require liens on the livestock or the current year crop production. Farm visits and inspections are performed periodically to assess the collateral and the overall soundness of the operation. A customized repayment plan is developed for each operator based upon his projected cash flow from crop production or livestock sales. Risks associated with such loans are typically those identified above in "Commercial, Financial and Agricultural," but also include poor production associated with unfavorable weather conditions as well as an unfavorable farm-to-market economic relationship.

  Credit Underwriting and Monitoring. It is the practice of the Company to meet the credit needs of qualified borrowers within its market area at a reasonable price. The extent and amount of collateral required is based on factors such as the character of the borrower, his financial condition, his ability to service the debt according to a predetermined repayment plan, his credit history, and the loan purpose. Because each loan is evaluated on its own merit, there are no predetermined or minimal loan-to-value ratios or lien positions, except as provided by bank regulators in the case of real estate loans. State banking regulations require that, in the absence of other acceptable collateral, a real estate loan be less than or equal to 90% and 75% of the appraised value of the real estate taken as security in the case of an amortizing loan and of a nonamortizing loan, respectively.

  The Company operates under a comprehensive loan policy which individually addresses the various types and purposes of loans the Banks can make and defines acceptable collateral. The lending policy emphasizes the financial strength and cash flow position of the borrower and considers collateral as the last resort source of repayment. The Company also has in place a formal loan classification and grading system, performed as a separate and independent function within the Company. All loans are assigned a grade and are subject to review based on the perceived risk of loss to the Company. Such review includes verification of all necessary documentation as well as financial statement analysis and compliance with regulations and bank policy.

  Economy of the Market Area. The Company's primary market area is comprised of Bulloch, Candler, Effingham, and contiguous counties of southeast Georgia. The local economy is a diversified mix of retail and service, manufacturing and agriculture. Statesboro-Bulloch County is a retail hub which draws from an eight county area and is also the home of Georgia Southern University, enrolling 14,000 students and employing 2,000 faculty and staff. Ogeechee Technical Institute is a drawing card for industries looking to locate in southeast Georgia. Metter-Candler County has also experienced commercial development in terms of motels, restaurants, and other retail businesses around the Interstate 16 interchange which cater to travelers. Ceran Language Institute, a language school headquartered in Belgium, recently established its first U. S. facility in Metter-Candler County and is designed to provide intense instruction in the English language to foreign executives. Springfield-Rincon-Effingham County is included as part of the Savannah-Chatham County, Georgia Metropolitan Statistical Area. This area has experienced tremendous growth in recent years as a result of population movement from Savannah-Chatham County, and the correlating growth in retail and service businesses from the increased population, and of the establishment of a large paper mill in the county.

  In the manufacturing sector the Company's market area is home to seventy manufacturers, ranging from meat packing, lumber mills, a paper mill, grey-iron foundry, meter and valve production, and garment manufacturing to computer form production, steel recycling, and lawn mower engines. Agriculture and agribusiness account for approximately one-third of the local economy in terms of economic impact. Major cash producers include Vidalia onions, peanuts, cotton, forestry, tobacco, corn, poultry, beef and swine. The resurgence of cotton has led to the construction of three cotton gins in the area and the major upgrading of an existing one. A technological advance in controlled atmospheric storage enables Vidalia onion growers to store their crop and ship year-round all across the nation.

  The following tables present the composition of the Company's loan portfolio at December 31 for the past five years as well as the maturities and sensitivities of loans to changes in interest rates.

                                 LOAN PORTFOLIO

                                                                         DECEMBER 31,
                                         ---------------------------------------------------------------------------
                                              1997           1996             1995            1994           1993
Commercial, Financial and Agricultural.. $ 52,950,189    $ 49,837,280    $ 54,600,117    $ 64,999,750   $ 63,548,257
Real Estate - Construction..............   14,175,794      17,366,129      12,505,746       7,534,115      7,272,112
Real Estate - Mortgage..................  161,563,698     141,015,449     127,203,963      93,688,443     77,795,102
Installment Loans to Individuals........   21,622,026      22,838,620      21,686,523      22,945,822     23,307,496
                                         ------------    ------------    ------------    ------------   ------------
    Total............................... $250,311,707    $231,057,478    $215,996,349    $189,168,130   $171,922,967
                                         ============    ============    ============    ============   ============


  The maturities of the indicated loans at December 31, 1997 are as follows:

                                                              MATURING
                                      ------------------------------------------------------
                                                      AFTER ONE
                                          WITHIN      BUT WITHIN      AFTER
                                         ONE YEAR     FIVE YEARS    FIVE YEARS       TOTAL

                                      ------------------------------------------------------
Commercial, Financial and
  Agricultural....................... $ 28,858,989   $13,611,143   $10,480,057  $ 52,950,189
Real Estate- Construction............   10,712,954       956,838     2,506,002    14,175,794
Real Estate- Mortgage................   66,172,253    66,743,447    28,647,998   161,563,698
Installment Loans to Individuals.....    9,463,231    11,905,775       253,020    21,622,026
                                      ------------   -----------   -----------  ------------

    Total............................ $115,207,427   $93,217,203   $41,887,077  $250,311,707
                                      ============   ===========   ===========  ============


                                                              INTEREST SENSITIVITY
                                                               DECEMBER 31, 1997
                                                   ---------------------------------------
                                                     FIXED         VARIABLE
                                                      RATE           RATE         TOTAL

                                                   ---------------------------------------
Due Within One Year.............................. $ 84,837,405   $30,370,022  $115,207,427
Due After One But Within
  Five Years.....................................   59,235,554    33,981,649    93,217,203
Due After Five Years.............................   22,179,287    19,707,790    41,887,077
                                                   -----------   -----------   -----------

    Total........................................ $166,252,246   $84,059,461  $250,311,707
                                                  ============   ===========  ============

  The risks associated with granting loans at fixed rates is that the deposits funding such loans may reprice at higher rates prior to the loan's maturity. The Company mitigates such risk by managing the maturity match of interest bearing assets and liabilities. See "Market Risk."

   The Banks have no foreign loans or significant potential problem loans that are not already disclosed herein nor any other significant interest bearing assets required to be disclosed.

NONPERFORMING ASSETS. The following table presents a history of the Company's nonperforming assets at year-end for the past five years.

                                     NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS



                                                       DECEMBER 31,
                            ----------------------------------------------------------------
                                1997          1996          1995          1994        1993
Nonaccrual Loans........... $  434,296     $ 353,389     $ 549,297      $474,045   $ 562,123
Accruing Loans Past Due
  at least 90 days.........    133,712       207,420       367,663       419,115     241,560
Restructured Loans.........    648,751       855,515       750,550     1,039,729     413,897
                            ----------    ----------    ----------    ----------  ----------
Total Nonperforming Loans..  1,216,759     1,416,324     1,667,510     1,932,889   1,217,580
Other Real Estate..........    368,524       446,500       306,500       492,692     504,000
                            ----------    ----------    ----------    ----------  ----------
 Total Nonperforming Assets $1,585,283    $1,862,824    $1,974,010    $2,425,581  $1,721,580
                            ==========    ==========    ==========    ==========  ==========

  Interest income that would have been recorded on these nonperforming loans in accordance with their original terms amounted to $163,401, $171,952, $110,345, $115,293 and $94,358 in 1997, 1996, 1995, 1994 and 1993, respectively, compared with amounts received of $96,369, $52,193, $53,462, $53,961 and $23,553 for
such years, respectively. Restructured loans are performing in accordance with their restructured terms.

  Nonaccrual loans by loan category in 1997 included $140,500 in real estate-construction, $41,011 in real estate- mortgage, $51,324 in consumer loans $148,621 in commercial loans, and $52,840 in agricultural loans.

  Loans are placed on non-accrual status when management does not consider the collection of interest to be reasonably assured. It is the Company's policy to allow any loan past due greater than 90 days to remain on an accrual basis if it is well collateralized and in process of collection. All loans 120 days past due, however, are charged-off.

DEPOSITS. Average deposits increased $9,869,870 in 1997 and $38,891,138 in 1996. The 1997 increase is primarily the result of a net increase of $11,565,185 in total time deposits, of $4,352,212 in demand deposits and $3,108,412 in NOW accounts offset by a $10,426,124 decrease in money market accounts. The overall cost of funds decreased 0.10% from 1996 to 1997. The decrease in money market accounts in 1997 is primarily the result of a transfer out of the Company of $8,300,000 from an established public fund account. The increase in time deposits is in time deposits over $100,000. The 1996 increase in NOW accounts is primarily attributable to one new public fund account obtained through competitive bid and opened on January 2, 1996. This account maintained an average balance of approximately $5,900,000 in 1997 and $10,700,000 during 1996. At December 31, 1997 and 1996, time deposits $100,000 and above comprised 25.0% and 24.9% of total deposits and 21.6% and 21.4% of total assets, respectively. Peer average of time deposits $100,000 and above to total assets was 9.5% at December 31, 1996. At December 31, 1997 and 1996, 30.1% and 33.8%, respectively, of total time deposits over $100,000 were deposits of state and local governmental entities. Such deposits are acquired from, and rates paid are based on, competitive bids with other local commercial banks in the market area. State banking regulations require such deposits in excess of the FDIC coverage of $100,000 be collateralized by pledging securities in the investment portfolio. Because of the volatility of such deposits, securities are generally purchased to match maturities of the corresponding time deposit.

  The following table presents the average amount outstanding and the average rate paid on deposits by the Company for the years 1997, 1996 and 1995.

                                                     YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------
                                         1997                  1996                 1995
                                 --------------------  -------------------  --------------------
                                    AVERAGE               AVERAGE              AVERAGE
                                     AMOUNT     RATE       AMOUNT    RATE       AMOUNT    RATE
                                 ------------   -----  ------------  -----  ------------  -----
 Deposits:
  Demand.......................  $ 40,128,073   0.00%  $ 35,775,861  0.00%  $ 32,728,690  0.00%
  NOW...........................   57,994,847   3.23     54,886,435  3.27     39,170,751  2.95
  Money Market..................   26,797,217   3.21     37,223,341  3.40     36,363,393  3.56
  Savings.......................   14,380,510   3.12     13,110,326  3.19     12,181,251  3.17
  Time ($100,000 and above).....   84,007,293   6.02     74,498,750  6.08     66,101,805  6.05
  Other Time....................  100,672,800   5.62     98,616,158  5.87     88,673,843  5.85
                                 ------------   ----   ------------  ----   ------------  ----
    Total......................  $323,980,740   4.29%  $314,110,871  4.39%  $275,219,733  4.37%
                                 ============   ====   ============  ====   ============  ====

  As of December 31, 1997, time deposits of $100,000 or more totaled $88,807,158. The maturities of all time deposits over $100,000 are as follows:

  Three months or less.........................   $33,788,512
  Over three months through six months.........    23,140,502
  Over six months through twelve months........    22,904,418
  Over twelve months...........................     8,973,726
                                                  -----------

    Total......................................   $88,807,158
                                                  ===========

OTHER BORROWED MONEY. Other borrowed money decreased $1,499,608 from December 31, 1996 to December 31, 1997 and increased $3,683,504 from December 31, 1995 to December 31, 1996. Funds are strategically borrowed from the Federal Home Loan Bank of Atlanta as a means of providing funding for long-term credit products to the Company's loan customers. Maturities and principal repayments of other borrowed money are structured to generally match those of the loans funded by these borrowings. At December 31, 1997, the Company also had short-term borrowings outstanding of $1,400,000 in repurchase agreements.

  There were no short-term borrowings for which the average balance outstanding during the period was more than 30% of shareholders' equity for each of the years ended December 31, 1997, 1996 and 1995.

MARKET RISK
ASSET AND LIABILITY MANAGEMENT. The Company's principal business is the making of loans, funded by customer deposits and, occasionally, other borrowed funds. Consequently, a significant portion of the Company's assets and liabilities are monetary in nature and fluctuations in interest rates will affect the Company's future net interest income and cash flows. This interest rate risk is the Company's primary market risk exposure. The Company does not enter into derivative financial instruments such as futures, forwards, swaps, and options. Also, the Company has no market risk- sensitive instruments held for trading purposes. The Company's exposure to market risk is reviewed on a regular basis by its management.

  The Company measures interest rate sensitivity as the difference between amounts of interest- earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect.

  The table below depicts the Company's interest risk at December 31, 1997.
The time period indicated in the table represents the shorter of the time remaining before the asset or liability either matures or is subject to repricing. NOW, money market, and savings accounts have been included in "less than three months." The analysis results in a negative one year gap of $63,227,000 (excess of interest bearing liabilities over interest earning assets repricing within one year). However, the Banks' experience has indicated that NOW, money market, and savings deposits of $119,740,750 are not interest rate sensitive.

INTEREST RATE SENSITIVITY ANALYSIS
December 31, 1997 (Dollars in thousands)

                                           TERM TO REPRICING OR MATURITY
                            ----------------------------------------------------------------
                                           OVER THREE     OVER ONE     OVER FIVE
                             LESS THAN   MONTHS THROUGH YEAR THROUGH   YEARS AND
                            THREE MONTHS    ONE YEAR     FIVE YEARS   INSENSITIVE    TOTAL
                            ------------ -------------- ------------ ------------ ----------
Interest Earning Assets:
  Interest Bearing Deposits
    in Other Banks              $ 16,367                                            $ 16,367
  Investment Securities           20,199       $ 19,830     $ 45,088     $ 20,207    105,324
  Federal Funds Sold               3,775                                               3,775
  Loans                          112,410         52,854       62,194       22,854    250,312
                                --------       --------     --------     --------   --------
    Total Interest
       Earning Assets            152,751         72,684      107,282       43,061    375,778
  Non-interest Earning
       Assets                                                              35,445     35,445
                                --------       --------     --------     --------   --------
Total Assets                    $152,751       $ 72,684     $107,282     $ 78,506   $411,223
                                ========       ========     ========     ========   ========

Interest Bearing Liabilities:
  Interest Bearing Deposits     $190,185       $ 95,964     $ 22,675                $308,824
  Short-term Borrowings              300            700          400                   1,400
  Other Borrowed Money               785            728        4,022     $  3,883      9,418
                                --------       --------     --------     --------   --------
    Total Interest Bearing       191,270         97,392       27,097        3,883    319,642
      Liabilities
Interest Free Deposits                                                     45,981     45,981
  Other Interest Free
  Liabilities and Equity                                                   45,600     45,600
                                --------       --------     --------     --------   --------
Total Liabilities & Equity      $191,270       $ 97,392     $ 27,097     $ 95,464   $411,223
                                ========       ========     ========     ========   ========


Net Interest Rate
  Sensitivity Gap               $(38,519)      $(24,708)     $80,185     $(16,958)
Cumulative Gap                  $(38,519)      $(63,227)     $16,958

Net Interest Rate
  Sensitivity Gap as a
  Percent of Interest
  Earning Assets                  (25.22)        (33.99)       74.74       (39.38)

Cumulative Gap as a Percent
  of Cumulative Interest
  Earning Assets                  (25.22)        (28.05)        5.10


  The following table sets forth the consolidated average balance sheets for the Company, total interest earned on earning assets, total interest paid on deposits, and average rates earned on earning assets and paid on interest bearing liabilities. This information is presented for the years ended December 31, 1997, 1996 and 1995.

                                                AVERAGE BALANCE SHEETS, INCOME/EXPENSE AND AVERAGE
                                                         YIELDS EARNED AND RATES PAID
                                                              YEAR ENDED DECEMBER 31,

                             -------------------------------------------------------------------------------------------------------
                                               1997                             1996                              1995

                             ---------------------------------  ---------------------------------  ---------------------------------

                                AVERAGE      INTEREST   YIELD/     AVERAGE      INTEREST   YIELD/     AVERAGE      INTEREST   YIELD/
                                BALANCE    EARNED/PAID   RATE      BALANCE    EARNED/PAID   RATE      BALANCE    EARNED/PAID   RATE

                             ------------  -----------  ------  ------------  -----------  ------  ------------  -----------  ------
ASSETS
Interest Earning Assets:
  Interest Bearing Deposits
    in Other Banks.........  $11,910,890   $  672,159    5.64%  $10,633,446     $ 584,746   5.50%   $12,556,038  $   755,892   6.01%
  Investment Securities:
    Taxable................   76,139,093    4,571,210    6.00    83,224,586     5,111,510   6.14     63,315,691    3,815,850   6.03
    Tax Exempt(1)..........   20,193,215    1,084,100    7.60    16,981,576       859,929   7.14     14,342,909      881,278   8.78
  Federal Funds Sold.......    3,191,193      199,988    5.53     8,263,873       418,504   5.35      4,909,650      268,331   5.47
  Loans (Less Unearned):
    Taxable (2)............  236,880,257   24,613,628   10.39   218,746,182    23,358,479  10.68    198,786,488   21,477,088  10.80
    Tax Exempt(1)..........    4,828,943      321,646    9.56     2,976,186       234,809  11.42      3,498,118      249,364  10.27
                            ------------  -----------   -----   -----------   -----------  -----   ------------ ------------  -----
Interest Earning
 Assets(1).................  353,143,591   31,462,731    9.08   340,825,849    30,567,977   9.10    297,408,894   27,447,803   9.39

Non-Interest Earning
 Assets:
  Cash and Non-interest
   bearing Deposits........   13,931,555                         12,690,146                          10,391,126
  Interest Receivable......    4,844,170                          4,652,260                           4,026,487
  Premises and Equipment,
   Net.....................    7,254,940                          6,389,377                           5,251,465
  Other Real Estate........      630,429                            369,197                             450,852
  Other Assets.............    2,264,412                          2,314,288                           2,406,137
  Less: Allowance for
        Loan Losses........   (4,056,133)                        (4,075,648)                         (3,517,734)
                            ------------                       ------------                        ------------

    Total.................. $378,012,964                       $363,165,469                        $316,417,227
                            ============                       ============                        ============


LIABILITIES AND
 SHAREHOLDERS' EQUITY
Interest Bearing Liabilities:
 Deposits:
   NOW .................... $ 57,994,847  $ 1,875,013   3.23%   $ 54,886,435  $ 1,793,576   3.27%   $ 39,170,751  $ 1,155,231  2.95%
   Money Market Deposit
    Accounts...............   26,797,217      859,518   3.21      37,223,341    1,265,473   3.40      36,363,393    1,292,854  3.56
    Savings................   14,380,510      448,766   3.12      13,110,326      418,777   3.19      12,181,251      386,571  3.17
Time:
   Certificates of Deposits
    over $100,000..........   84,007,293    5,057,137   6.02      74,498,750    4,528,026   6.08      66,101,805    3,998,332  6.05
   Other Time..............  100,672,800    5,656,899   5.62      98,616,158    5,783,882   5.87      88,673,843    5,184,666  5.85
Other Borrowed Money.......   10,651,997      737,760   6.93       9,194,557      617,601   6.72       5,539,147      400,390  7.23
                            ------------   ----------  -----    ------------   ----------  -----    ------------   ----------  ----
Total Interest Bearing
 Liabilities...............  294,504,664   14,635,093   4.97     287,529,567   14,407,335   5.01     248,030,190   12,418,044  5.01
                                           ----------                          ----------                          ----------


Non-Interest Bearing
 Liabilities:
  Demand Deposits.........    40,128,073                          35,775,861                          32,728,690
  Interest Payables.......     3,203,323                           3,174,297                           2,464,105
  Other Liabilities.......     1,086,226                           1,057,999                           1,250,224

Shareholders' Equity......    39,090,678                          35,627,745                          31,944,018
                            ------------                        ------------                        ------------
  Total...................  $378,012,964                        $363,165,469                        $316,417,227
                            ============                        ============                        ============

Net Interest Earnings.....                $16,827,638                         $16,160,642                         $15,029,759
                                          ===========                         ===========                         ===========

Net Yield on Interest
  Earning Assets (1).....                               4.93%                               4.88%                              5.22%
                                                        ====                                ====                               ====



(1). Yields have been calculated on a tax equivalent basis assuming a tax rate of 34 percent. The tax equivalent rate has been reduced by 0.35 percent to allow for estimated disallowance of interest expense.

(2). Total interest income includes loan fees of $797,924 in 1997, $789,618 in 1996 and $721,902 in 1995. No separate treatment has been made for non-accrual loans.

   The following table sets forth a summary of the changes in interest income and interest expense resulting from changes in volume and rate for the periods indicated. There were no out-of-period items and adjustments required to be excluded from the table.

                                                  1997 COMPARED TO 1996                        1996 COMPARED TO 1995
                                                INCREASE (DECREASE) DUE TO                  INCREASE (DECREASE) DUE TO

                                     ----------------------------------------------  ------------------------------------------

                                      VOLUME(1)         RATE(1)            NET         VOLUME(1)        RATE(1)         NET

                                     -----------      -----------      -----------   -----------      -----------   -----------
Interest Income:
  Interest Bearing Deposits......... $   72,130       $   15,283       $   87,413    $  (110,119)     $   (61,027)     $ (171,146)
  Loans:
    Taxable.........................  1,866,519         (611,370)       1,255,149      2,115,491         (234,100)      1,881,391
    Tax-Exempt......................    117,607          (30,770)          86,837        (58,336)          43,781         (14,555)
  Investments:
    Taxable.........................   (426,165)        (114,135)        (540,300)     1,223,860           64,440       1,288,300
    Tax-Exempt......................    167,210           56,961          224,171         14,085          (12,476)          1,609
  Federal Funds Sold................   (231,188)          12,672         (218,516)       168,680          (18,506)        150,174
                                     ----------      -----------       ----------    -----------       ----------      ----------
Total Interest Income...............  1,566,113         (671,359)         894,754      3,353,661         (217,888)      3,135,773
                                     ----------      -----------       ----------    -----------       ----------      ----------

Interest Expense:
  NOW...............................    103,873          (22,436)          81,437        502,488          135,857         638,345
  Savings...........................     38,770           (8,781)          29,989         29,745            2,461          32,206
  Money Market Deposit Accounts.....   (338,434)         (67,521)        (405,955)        30,407          (57,788)        (27,381)
  Certificate of Deposits
   Over $100,000....................    573,449          (44,338)         529,111        509,794           19,900         529,694
  Other Time........................    121,845         (248,828)        (126,983)       581,485           17,730         599,215
  Other Borrowed Money..............    100,371           19,788          120,159        243,208          (25,996)        217,212
                                     ----------      -----------       ----------    -----------       ----------      ----------
Total Interest Expense..............    599,874         (372,116)         227,758      1,897,127           92,164       1,989,291
                                     ----------      -----------       ----------    -----------       ----------      ----------


Net Interest Earnings............... $  966,239      $  (299,243)      $  666,996     $1,456,534       $ (310,052)     $1,146,482
                                     ==========      ===========       ==========    ===========       ==========      ==========


  (1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change of each.


RESULTS OF OPERATIONS

INTEREST INCOME
  Total interest income increased $894,754 (2.9%) in 1997 from 1996 and increased $3,120,174 (11.4%) in 1996 from 1995. Interest on loans increased $1,341,986 in 1997 from 1996 and increased $1,866,836 in 1996 from 1995. The increase in 1997 is the result of an increase in average loans outstanding of $19,986,832 offset by a decrease in the taxable equivalent yield on the loan portfolio from 10.7% in 1996 to 10.4% in 1997. The increase in 1996 is primarily the result of an increase in average loans outstanding of $19,437,762. The loan growth in 1997 and 1996 is reflected primarily in Real Estate-Mortgage loans, which are made for commercial, financial or agricultural purposes.

  Interest on investments decreased $316,129 (5.3%) in 1997 from 1996 and increased $1,274,311 (27.1%) in 1996 from 1995. The decrease in 1997 is the result of a decrease in the average investment portfolio of $3,873,854 offset by a nominal increase in taxable equivalent yield of 0.03% from 1996 to 1997. The increase in 1996 is the result of an increase in the average investment portfolio of $22,547,562 offset by lower average yields within the portfolio from 6.5% in 1995 to 6.3% in 1996.

  During 1997, interest on federal funds sold decreased $218,516 (52.2%) from 1996 and increased $150,173 (56.0%) in 1996 from 1995, while interest on interest bearing deposits increased $87,413 (14.9%) in 1997 from 1996 and decreased $171,146 (22.6%) in 1996 from 1995. The decrease in income from federal funds sold and the increase in income from interest bearing deposits in other banks during 1997 is primarily the result of an overall decrease in total funds available for short-term investment offset by higher rates paid on these short-term investments from 5.4% in 1996 to 5.6% in 1997. The net decrease of $20,972 in total interest on interest bearing deposits and federal funds sold in 1996 is the result of a decrease in the yield on such investments from 5.86% in 1995 to 5.31% in 1996 offset by an increase in the average balance of $1,431,631.

INTEREST EXPENSE
  During 1997 interest paid on deposits increased $107,599 (0.8%) from 1996 and increased $1,772,080 (14.7%) in 1996 from 1995. The 1997 increase is the result of an increase in average interest bearing deposits of $5,517,657 offset by a decrease in the average rate paid on deposits from 5.0% in 1996 to 4.9% in 1997. The 1996 increase is solely the result of an increase of $35,843,967 in average interest bearing deposits.

NET INTEREST MARGIN
  The interest margin of the Company, the spread between interest income and interest expense, was 4.9% in both 1997 and 1996 and 5.2% in 1995. The margin is the result of careful management of both the growth and the pricing of loans and deposits in a competitive interest rate environment.

PROVISION FOR LOAN LOSSES
  Provision for loan losses increased $237,374 in 1997 from 1996 and decreased $164,389 in 1996 from 1995. Changes in the amount of the provision for loan losses are the result of judgments made by management of the Banks after considering the credit worthiness and growth of the loan portfolios. At December 31, 1997 and 1996, the allowance for loan losses was 1.6% and 1.8%, respectively, of outstanding loans less unearned interest. Total nonperforming loans were $1,216,759 at December 31, 1997 and $1,416,324 at December 31, 1996.
The allowance for loan losses was 3.2 and 2.8 times total nonperforming loans at December 31, 1997 and 1996, respectively. Net charge-offs amounted to $1,036,289 in 1997 as compared to $526,693 in 1996. The increase in net charge-offs in 1997 is directly the result of a charge-off of $632,110 on one credit line. The amount of the allowance for loan losses is determined by management after considering, among other things, factors such as classified and past due loans as well as portfolio growth and diversification. Management believes such allowance is adequate to absorb future losses on loans outstanding at December 31, 1997.

                        SUMMARY OF LOAN LOSS EXPERIENCE

  The following table summarizes average loan balances; changes in the allowance for possible loan losses arising from loans charged off and recoveries on loans previously charged off, by loan category; and additions to the allowance which have been charged to expense:

                                                                            YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------------------
                                                      1997          1996          1995          1994         1993
Average Amount of Loans.........................    $241,709,200  $221,722,368  $202,284,606  $180,191,264 $171,448,186
                                                    ============  ============  ============  ============ ============
Analysis of the Allowance for Loan Losses:
Balance at Beginning of Period..................    $  4,024,539  $  3,856,321  $  3,274,587  $  2,852,712  $ 2,783,559
                                                    ------------  ------------  ------------  ------------  -----------
Loans Charged off:
  Commercial, Financial and Agricultural........         851,356       254,876        88,777        70,117      312,463
  Real Estate - Mortgage........................         155,341           336                       2,514       34,738
  Installment Loans to Individuals..............         222,733       403,947       253,294       254,231      406,597
                                                    ------------  ------------  ------------  ------------  -----------
      Total Loans Charged off...................       1,229,430       659,159       342,071       326,862      753,798
                                                    ------------  ------------  ------------  ------------  -----------
Recoveries on Loans Previously Charged off:
  Commercial, Financial and Agriculture.........          63,934        55,393        12,907        33,123       35,904
  Real Estate - Mortgage........................           5,450
  Installment Loans to Individuals..............         123,757        77,073        51,598        83,541       60,279
                                                    ------------   -----------  ------------  ------------  -----------
      Total Recoveries..........................         193,141       132,466        64,505       116,664       96,183
                                                    ------------   -----------  ------------  ------------  -----------
Net Loans Charged off...........................       1,036,289       526,693       277,566       210,198      657,615
Additions to Allowance Charged to Expense.......         932,285       694,911       859,300       632,073      726,768
                                                    ------------   -----------  ------------  ------------  -----------
Balance at End of Period........................    $  3,920,535   $ 4,024,539  $  3,856,321  $  3,274,587  $ 2,852,712
                                                    ============   ===========  ============  ============  ===========

Ratio of Net Charge-offs during the period
 to Average Loans Outstanding...................            0.43%         0.24%         0.14%         0.12%        0.38%
                                                    ============   ===========  ============  ============  ===========
Provision for Loan Losses shown on the
 Selected Financial Data........................    $    932,285   $   694,911  $    859,300  $    632,073  $   726,768
                                                    ============   ===========  ============  ============  ===========


  The Company's provision for loan losses is based upon management's continuing review and evaluation of the portfolio and is intended to create an allowance adequate to absorb losses on loans outstanding as of the end of each reporting period. For individually significant amounts, management's review consists of evaluations of the financial strength of the borrowers and the related collateral. Such evaluation is made by classifying loans based on values for financial strength. These classifications are assigned by responsible loan officers and reviewed by the Loan Review Officer. The totals by loan classification, along with related historical loss ratios, are used to determine the allowance required to provide for potential losses. The review of groups of loans which are individually insignificant is based upon delinquency status of the group, lending policies and previous collection experience by each category. Also, the effects of current economic conditions on specific industries or classes of borrowers are considered in determining allowance for loan loss requirements.

  The approximate anticipated amount of charge-offs by category during 1998 is as follows:

Commercial, Financial and Agricultural.......................................... $175,000
Real Estate - Mortgage..........................................................   25,000
Installment Loans to Individuals................................................  200,000
                                                                                 --------
   Total........................................................................ $400,000
                                                                                 ========

NON-INTEREST INCOME AND EXPENSE
  Non-interest income increased $395,431 in 1997 from 1996 and increased $209,498 in 1996 from 1995. The increase in 1997 non-interest income is the result of increases in service charges on deposit accounts of $181,393 and in other income of $221,120 offset by a $7,082 decrease in trust income. The increase in service charges on deposit accounts is the result of a full year effect of service charge adjustments made in the later part of 1996, and the increase in Other Service Charges is primarily the result of an increase of $54,154 in income from long-term mortgage loans originated for other banks, of an increase of $27,455 in commissions on mutual funds, annuities, and life insurance, and from a gain of $110,516 from the sale of a pool of SBA-guaranteed loans. The increase in non-interest income in 1996 is primarily the result of an increase of $166,617 in service charges on deposit accounts, of $15,710 in trust income, and of $26,188 in income from long-term mortgage loans originated for other banks.

  Non-interest expense increased $676,941 in 1997 from 1996 and $588,959 in 1996 from 1995. The increases in non- interest expense resulted from an increase in total salary and personnel expense of $476,329 in 1997 and $134,204 in 1996, an increase in total occupancy and equipment expense of $388,378 in 1997 and $208,865 in 1996, and a decrease in Other Expense of $187,766 in 1997 and an increase in such expense of $245,890 in 1996. The increase in salary and employee expense is the result of increases in health insurance premiums, the adoption of benefit plans for employees of Effingham Bank, and increases in benefit plan expense at Bulloch Bank and Metter Bank related to the restatement of the benefit plans in prior years. The increase in occupancy and equipment expense is primarily the result of an increase in depreciation expense of $238,000 related to various capital projects in 1996. The decrease in Other Expense was offset by an increase of $94,578 in assessments paid to the FDIC and OCC for deposit insurance premiums and for FICO bond payments and also offset by an increase in service charges paid to correspondent banks of $64,837. The increase in other expense in 1996 included approximately $374,000 in non-recurring merger expenses related to the Effingham Bank transaction.

INCOME TAXES
  The decrease in the provision for income taxes of $141,810 in 1997 and the increase of $447,817 in 1996 resulted from changes in taxable income. The effective tax rate for 1997, 1996 and 1995 was 29%, 32%, and 29%, respectively. The effective tax rate is lower than the statutory rate of 34% because of the Banks' investments in tax-exempt securities and loans.

NEW ACCOUNTING STANDARD
  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS 131 establishes standards for, among other things, reporting information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS 130 and 131 are effective for financial statements issued for periods beginning after December 15, 1997.

YEAR 2000 ISSUES

  Year 2000 issues relate to the anticipated failure of computer systems to accurately process dates falling in the next century as a result of a common programming convention of representing years with two digits rather than four digits. Programs that are time sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This misinterpretation of the year could result in an incorrect computation or a computer shutdown.

  The Company has completed an evaluation of the Company's computer information systems and has identified those systems which will require program modifications or new software installations in order to function properly for the year 2000. The Company has developed a plan to resolve the issue. The plan contemplates, among other things, the replacement or modification of existing information systems as necessary. Because the primary hardware and software systems are presently Year 2000 compliant, the Company does not expect to incur any significant costs relating to software modifications or new installations for the other systems by December 1998. Most systems are made compliant through periodic software upgrades provided by the various vendors as a part of the license agreements. The Company does not expect significant internal resources to be used in this process.

                              HISTORY AND BUSINESS

         First Banking Company of Southeast Georgia (referred to as the "Registrant" or "Company") is a bank holding company which was organized on October 27, 1981. All of the Company's business is presently conducted by its wholly- owned subsidiaries, First Bulloch Bank & Trust Company ("Bulloch Bank"), Metter Banking Company ("Metter Bank"), and First National Bank of Effingham ("Effingham Bank"), (collectively, the "Banks"), which are engaged in bank and bank- related activities. The Company does not engage in any non-bank activities. Bulloch Bank was organized under the laws of the State of Georgia in 1934 as a state banking corporation. On December 31, 1985, Metter Financial Services, Inc. ("Metter Financial") combined with the Company and Metter Financial's subsidiary, Metter Bank, became a wholly-owned subsidiary of the Company. On August 27, 1996, FNB Bancshares, Inc. ("FNB") combined with the Company, and FNB's subsidiary, Effingham Bank, became a wholly-owned subsidiary of the Company.

         As of December 31, 1997, the Company had consolidated assets of approximately $411 million, consolidated deposits of approximately $355 million and consolidated shareholders' equity of approximately $41 million.

         The Banks accept customary types of demand and time deposits, make installment and commercial loans and offer safe deposit services and individual retirement accounts to their customers. Bulloch Bank also performs corporate, pension and personal trust services as well as other financial services for its customers and for those of Metter Bank and Effingham Bank.

         As of December 31, 1997, Bulloch Bank had a headquarters building, four branch offices and eight ATM installations, and Metter Bank had a headquarters building, a drive-in facility, three ATM installations and a supermarket branch office. The Effingham Bank had a headquarters building, two branch offices and three ATM installations.


                                  COMPETITION

         The banking business is highly competitive. The Banks emphasize the quality of services they provide. The prices of the Banks' financial products relative to those of other financial institutions is another important variable influencing customer choice. Bulloch Bank's primary market area consists of Bulloch County, Georgia, which has a population of approximately 50,400. Bulloch Bank competes for all types of loans, deposits, and other financial services with three other commercial banks and a branch of a regional bank in Bulloch County. As of December 31, 1997, Bulloch Bank was the largest of the five commercial banks located in Bulloch County, based upon total deposits and total assets.

         Metter Bank's primary market area consists of Candler County, Georgia, which is adjacent to Bulloch County. Candler County has a population of approximately 9,000. Metter Bank competes for all types of loans, deposits and other financial services with one other commercial bank and a local thrift in the county, as well as other providers of financial services in adjacent counties. Metter Bank is the largest of the three financial institutions in its primary service area, based upon total deposits and total assets.

         Effingham Bank's primary market area consists of Effingham County, Georgia, which is included in the Savannah- Chatham County Metropolitan Statistical Area. The county has been recognized as one of the "bedroom" communities of Savannah and had an estimated population of 33,400 at December 31, 1997. The Bank competes for all types of loans, deposits and other financial services with one community bank and two branches of a regional bank. As of December 31, 1997 Effingham Bank was the largest of the two community banks in its market area, based upon total deposits and total assets.

         The Company also competes with other financial institutions that are located in Bulloch, Candler and Effingham counties as well as with commercial banks, savings and loan associations, other financial institutions and brokerage houses located in Chatham, Evans, Bryan, Screven, Tattnall and Jenkins Counties. To a lesser extent, the Company competes for loans with insurance companies, regulated small loan companies, credit unions and certain governmental agencies. Recent legislation, together with other regulatory changes by the primary regulators of the various financial institutions and competition from unregulated entities, has resulted in the elimination of many traditional distinctions between commercial banks, thrift institutions and other providers of financial services. Consequently, competition among financial institutions of all types is virtually unlimited with respect to legal ability and authority to provide most financial services.

                                   EMPLOYEES

         Except for the six officers of the Company, who are also officers of the Banks, the Company does not have any employees. As of December 31, 1997, Bulloch Bank had ninety (90) full-time employees and twelve (12) part-time employees; Metter Bank had thirty-nine (39) full-time employees and four (4) part-time employees; and Effingham Bank had twenty-nine (29) full-time employees and six (6) part-time employees. Management considers employee relations to be generally good. Neither the Company nor the Banks have collective bargaining agreements with any employees.

                           SUPERVISION AND REGULATION

         The following discussion sets forth the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to the Company.

GENERAL

         The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As such, the Company and any non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (a) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (b) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (c) it may merge or consolidate with any other bank holding company.

         The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

         The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that the Company, and any other bank holding company located in Georgia, may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any Georgia-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, as of June 1, 1997, national and state-chartered banks may now branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether.

         In response to the Interstate Banking Act, the Georgia General Assembly adopted the Georgia Interstate Banking Act, which was effective on July 1, 1995. The Georgia Interstate Banking Act provides that (i) interstate acquisitions by institutions located in Georgia will be permitted in states that also allow national interstate acquisitions and (ii) interstate acquisitions of institutions located in Georgia will be permitted by institutions in states that allow national interstate acquisitions.

         Additionally, on January 26, 1996, the Georgia General Assembly adopted the Georgia Interstate Branching Act, which permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non- Georgia banks and bank holding companies owning or acquiring banks in Georgia to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches on a limited basis as of July 1, 1996. Beginning July 1, 1998, the number of de novo branches that may be established will no longer be limited.

         The BHC Act generally prohibits the Company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

         Each of the bank subsidiaries of the Company is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the maximum extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

         The regulatory agencies having supervisory jurisdiction over the bank subsidiaries (the FDIC and the Georgia Department of Banking and Finance ((the "Georgia Department")) for state-chartered banks and the Office of the Comptroller ((the "OCC")) for national banks) regularly examine the operations of the subsidiary banks and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The regulatory agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

         The Company is a legal entity separate and distinct from its banking and other subsidiaries. The principal sources of cash flow of the Company, including cash flow to pay dividends to its shareholders, are dividends by its subsidiary banks. There are statutory and regulatory limitations on the payment of dividends by the subsidiary banks to the Company as well as by the Company to its shareholders.

         If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

         Under dividend restrictions imposed under federal and state laws, the subsidiary banks, without obtaining governmental approvals, could declare aggregate dividends to the Company of up to $2,731,942 (representing 50% of the previous year's net income) in 1998.

         The payment of dividends by the Company and the subsidiary banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

          The Company and its subsidiary banks are required to comply with the capital adequacy standards established by the Federal Reserve and the appropriate federal banking regulator in the case of its banking subsidiaries. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights.
The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio (the "Total Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At December 31, 1997, the Company's consolidated Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 17.4% and 16.3% respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. The Company's Leverage Ratio at December 31, 1997 was 10.5%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         The subsidiary banks are subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

         Each of the subsidiary banks was in compliance with applicable minimum capital requirements as of December 31, 1997. The Company has not been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it or its subsidiary depository institutions.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC have, pursuant to FDICIA, recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

SUPPORT OF SUBSIDIARY INSTITUTIONS

         Under Federal Reserve policy, the Company is expected to act as a source of financial strength for, and to commit resources to support, each of its banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, the Company may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (a) the default of a commonly controlled FDIC-insured depository institution or (b) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of the Company are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking affiliates, and a potential loss of the Company's investment in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

         FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         The capital levels established for each of the categories are as follows:


                                                       Total               Tier 1 Risk-
    Capital Category       Tier 1 Capital       Risk-Based Capital        Based Capital           Other
  Well Capitalized       5% or more           10% or more              6% or more            Not subject to
                                                                                             a capital
                                                                                             directive

  Adequately             4% or more           8% or more               4% or more                   --
  Capitalized

  Undercapitalized       less than 4%         less than 8%             less than 4%                 --

  Significantly          less than 3%         less than 6%             less than 3%                 --
  Undercapitalized

  Critically             2% or less                    --                      --                   --
  Undercapitalized       tangible equity


         For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

         At December 31, 1997, each subsidiary bank had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

         Pursuant to FDICIA, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (a) well capitalized; (b) adequately capitalized; and (c) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

         Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

         Recognizing that the disparity between the SAIF and BIF premium rates had adverse consequences for SAIF-insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, in July 1995, the FDIC, the Treasury Department, and the Office of Thrift Supervision released statements outlining a proposed plan to recapitalize the SAIF, the principal feature of which was a special one-time assessment on depository institutions holding SAIF-insured deposits, which was intended to recapitalize the SAIF at a reserve ratio of 1.25%. This proposal contemplated elimination of the disparity between the assessment rates on BIF and SAIF deposits following recapitalization of the SAIF.

         A variation of this proposal designated the Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted by Congress as part of the omnibus budget legislation and signed into law on September 30, 1996. As directed by the Funds Act, the FDIC implemented a special one- time assessment of approximately 65.7 basis points (0.657%) on a depository institution's SAIF-insured deposits held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions). In addition, the FDIC has implemented a revision in the SAIF assessment rate schedule that effected, as of October 1, 1996 (a) a widening in the assessment rate spread among institutions in the different capital and risk assessment categories, (b) an overall reduction of the assessment rate range assessable on SAIF deposits of from 0 to 27 basis points, and (c) a special interim assessment rate range for the last quarter of 1996 of from 18 to 27 basis points on institutions subject to Financing Corporation ("FICO") assessments. Effective as of January 1, 1997, assessments to help pay off the $780 million in annual interest payments on the $8 billion FICO bonds issued in the late 1980s as part of the government rescue of the thrift industry are imposed on both BIF- and SAIF-insured deposits in annual amounts presently estimated at 1.29 basis points and 6.44 basis points, respectively. Beginning in January 2000, BIF- and SAIF- insured institutions will share the FICO interest costs at equal rates currently estimated 2.43 basis points.

         Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

PROPOSED LEGISLATION AND REGULATORY ACTION

         New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. It cannot be predicted whether or what form any proposed regulation or statute will be adopted or the extent to which the business of the Company may be affected by such regulation or statute.

                                   PROPERTIES

         The Company's and Bulloch Bank's main office is located at 40 North Main Street, Statesboro, Georgia.

         The first of Bulloch Bank's four branches was opened January 17, 1972, and is located in Portal, Georgia, a farming community twelve miles north of Statesboro, Georgia. A second branch is located at the Statesboro Mall, which is approximately two miles east of the main office. Bulloch Bank's third branch office is approximately one mile south of the main office and near Georgia Southern University in the College Plaza Shopping Center. Bulloch Bank opened its fourth branch office in October 1996 in the Wal-Mart Supercenter located approximately two miles east of the main office on U. S. Highway 80 East. Bulloch Bank maintains eight automated teller machines located at the Mall Office, the College Plaza Office, the Wal-Mart Office, near the junction of U.S. Highways 301 and 80 (the "Northside ATM"), in the main lobby of Ogeechee Technical Institute, and three machines on the campus of Georgia Southern University, one on Chandler Road, one in the University Union Building and one on Lanier Drive near Paulson Stadium. The Northside ATM is equipped with a night depository, a service not available at the other ATMs. These machines enable the Bank to provide twenty-four hour banking services to its customers.

         Bulloch Bank owns all the properties except the Wal-Mart location and five of the other ATM locations. The Wal-Mart location is leased for a term of five years until October 2001. The Northside ATM land is currently leased on a month to month basis. The Chandler Road location is currently leased for a five year term until December 2001, and the University Union location is leased on a month to month basis. The Lanier Drive ATM location is leased for a term of five years until September 2002. The Ogeechee Technical Institute location is leased for a one year term until November 1998.

         Metter Bank's main office is located at 2 S.E. Broad Street, Metter, Georgia. Metter Bank has one drive-in facility and an ATM located approximately 200 yards southeast of the main office and during 1990 opened a branch in a supermarket which is approximately one-half mile from the main office. Metter Bank maintains three ATM locations, one at the drive-in facility, one near the Interstate 16 interchange, and one at the supermarket location. Metter Bank owns all the properties except the supermarket branch facility, which is currently under a five year lease expiring in September 2002, and the Interstate 16 ATM location, which is leased for a five year term until February 2001.

         Effingham Bank's main office is located at 501 South Laurel Street, Springfield, Georgia. Effingham Bank opened its first branch office in Rincon in 1995, located approximately ten miles southeast of the main office, and opened a branch in the Wal-Mart Supercenter in Rincon in July 1996. The Bank maintains three ATM installations, one located at each branch. Effingham Bank owns all the properties except the Wal-Mart branch location, which is leased for a five year term until July 2001.

         All properties of the Banks are in good condition and are adequate for the current operations of the Banks.

                               LEGAL PROCEEDINGS

         Neither the Registrant nor either of its subsidiaries is a party to, nor is any of their property the subject of, any material pending legal proceedings, other than ordinary routine proceedings incidental to the business of the Banks, nor to the knowledge of management are any such proceedings contemplated or threatened against the Registrant or its subsidiaries.

                                 1997 FORM 10-K

Securities and Exchange Commission
Washington, D. C. 2059
Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 For the Fiscal Year Ended December 31, 1997
Commission File Number 0-10853


FIRST BANKING COMPANY OF SOUTHEAST GEORGIA
Incorporated in the State of Georgia
I. R. S. Employer Identification Number 58-1458268
Address:         40 North Main Street
                 Statesboro, Georgia    30458
Telephone:       (912)764-6611

Securities Registered Pursuant to Section 12(g)of the Exchange Act:   Common
Stock - $1.00 Par Value

         First Banking Company of Southeast Georgia has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

         Check if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained herein, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.[ ]

         As of February 28, 1998, First Banking Company of Southeast Georgia had 3,762,468 shares of common stock outstanding. The aggregate market value of First Banking Company of Southeast Georgia common stock held by non-affiliates on February 28, 1997 was $95,319,017.

                      DOCUMENTS INCORPORATED BY REFERENCE

         Part III information is incorporated herein by reference from First Banking Company of Southeast Georgia's Proxy Statement for its 1998 Annual Shareholders' Meeting, which will be filed with the Commission by April 2, 1998. Certain Part I and Part II information required by Form 10-K is incorporated by reference from the 1997 First Banking Company of Southeast Georgia Annual Report to Shareholders as indicated below. Except for those portions specifically incorporated by reference, the 1997 Annual Report to Shareholders is not deemed filed with the Securities and Exchange Commission.

                                                                                Annual Report
                 Part I.                                                             Page
                 -------                                                             ----
                 Item 1           Business                                           35
                 Item 2           Properties                                         40
                 Item 3           Legal Proceedings                                  41
                 Item 4           Submission of Matters to a Vote
                                           of Security Holders                       NA

                                                                                Annual Report
                 Part II.                                                            Page
                 --------                                                            ----

                 Item 5           Market for the Registrant's Common Equity
                                  and Related Stockholder Matters                    23
                 Item 6           Selected Financial Data                            22
                 Item 7           Management's Discussion and Analysis
                                  of Financial Condition and Results of
                                  Operations                                         24-34
                 Item 8           Financial Statements and
                                  Supplementary Data                                 2-21
                 Item 9           Changes in and Disagreements with
                                  Accountants on Accounting and Financial
                                  Disclosure                                         NA


                                                                                     Proxy Statement
                 Part III                                                                  Page
                 --------                                                                  ----
                 Item 10          Directors and Executive Officers of
                                  the Registrant                                     2-4, 6
                 Item 11          Executive Compensation                             7-10, 13-14
                 Item 12          Security Ownership of Certain
                                  Beneficial Owners and Management                   10-12
                 Item 13          Certain Relationships and Related
                                  Transactions                                       10

                 Part IV.

                 Item 14 Exhibits, Financial Statement Schedules and Reports on Form 8-K

                                  (A)(1).  Financial Statements Filed.  See
                                           Consolidated Financial Statements on
                                           pages 3 through 22 of this Annual
                                           Report and Form 10-K.

                                     (2).  Financial Statement Schedules.  All
                                           financial statement schedules are
                                           omitted because the data is either
                                           not applicable or is discussed in
                                           the Management's Discussion and
                                           Analysis of Financial Condition and
                                           Results of Operations, the financial
                                           statements or related footnotes.

                                     (3).  Exhibits.  The Company's Articles of
                                           Incorporation, Bylaws and certain
                                           other documents are filed as
                                           Exhibits to this Report or
                                           incorporated by reference herein
                                           pursuant to the Securities Exchange
                                           Act of 1934.  Shareholders may
                                           obtain the list of such Exhibits and
                                           copies of such documents upon
                                           request to: Secretary, First Banking
                                           Company of Southeast Georgia, P. O.
                                           Box 878, Statesboro, Georgia
                                           30459.  A copying fee will be
                                           charged for the Exhibits.

                                  (B)      Reports on Form 8-K: None

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf on March 27, 1998 by the undersigned, thereunto duly authorized.

                                               FIRST BANKING COMPANY OF
                                                  SOUTHEAST GEORGIA
                                                 (Registrant)

                                                   James Eli Hodges
                                                 President


                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Eli Hodges and Dwayne E. Rocker, and each of them, for him in his name, place and stead, in any and all capacities, to sign any amendments to this Report on Form 10-K, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratifies and confirms all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 27, 1998 by the following persons on behalf of the Registrant and in the capacities indicated.

                                  James Eli Hodges
                                  President
                                  (Principal Executive Officer)

                                  Julian C. Lane, Jr.
                                  Vice President

                                  John M. Wilson, Sr.
                                  Vice President

                                  Dwayne E. Rocker
                                  Secretary & Treasurer
                                  (Principal Financial &
                                  Accounting Officer)

DIRECTORS:                        E. Raybon Anderson
                                  A. M. Braswell, Jr.
                                  W. A. Crider, Jr.
                                  James Eli Hodges
                                  C. Arthur Howard
                                  Lanier A. Hunnicutt
                                  Joe P. Johnston
                                  Julian C. Lane, Jr.
                                  Harry S. Mathews
                                  Dan J. Parrish, Jr.
                                  Charles M. Robbins, Jr.
                                  Larry D. Weddle
                                  John M. Wilson, Jr.
                                  Alvin Williams