Form 10-K, Exhibit 13
period 1998-12-31
FIRST BANKING CO OF SOUTHEAST GEORGIA
filed 1999-03-30
CIK 357208

                                   EXHIBIT 13


DELOITTE &
 TOUCHE LLP        -----------------------------------------------------------
-----------        Suite 1500                         Telephone: (404)220-1500
                   191 Peachtree Street, N. E.        Facsimile: (404)220-1583
                   Atlanta, Georgia 30303-1924


INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
First Banking Company of Southeast Georgia:

We have audited the accompanying consolidated balance sheets of First Banking Company of Southeast Georgia and subsidiaries (the "Company") as of December 31, 1998 and 1997 and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
January 22, 1999

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997


                                                               1998                 1997
                                                           -------------       -------------
ASSETS
  Cash and Due from Banks (Note 16)                        $  20,004,044       $  24,631,342
  Interest Bearing Deposits in Other Banks                    24,773,286          16,367,519
  Federal Funds Sold                                           2,975,000           3,775,000
  Investment Securities:
    Available for Sale, at Fair Value (Amortized Cost
     of $60,471,537 in 1998 and $81,839,888 in 1997)
     (Note 4)                                                 61,219,384          82,169,388
    Held to Maturity, at Cost (Estimated Fair Value
     of $14,362,535 in 1998 and $21,543,556 in 1997)
     (Note 5)                                                 13,622,963          20,847,115
  Stock of Federal Home Loan Bank, at Cost                     1,389,500           2,307,400
  Loans (Notes 6 and 13)                                     256,582,557         250,311,707
    Less: Unearned Interest Income                               (17,148)            (16,698)
          Allowance for Loan Losses (Note 6)                  (4,022,031)         (3,920,535)
                                                           -------------       -------------
    Loans - Net                                              252,543,378         246,374,474
                                                           -------------       -------------
  Interest Receivable                                          4,615,623           5,157,819
  Premises and Equipment, Net (Note 7)                         7,385,200           7,089,559
  Other Real Estate                                              413,471             368,524
  Other Assets                                                 2,054,329           2,134,736
                                                           -------------       -------------
          TOTAL ASSETS                                     $ 390,996,178       $ 411,222,876
                                                           =============       =============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities:
  Deposits (Note 14):
    Demand                                                 $  50,753,732       $  45,981,051
    Interest Bearing:
        NOW Accounts                                          57,140,706          76,036,196
        Money Market Deposit Accounts                         27,897,497          29,111,446
        Savings                                               15,238,567          14,593,108
        Time Certificates ($100,000 and above)                85,053,944          88,807,158
        Other Time                                            92,757,204         100,276,241
                                                           -------------       -------------
            Total Deposits                                   328,841,650         354,805,200
  Repurchase Agreements                                        1,400,000           1,400,000
  Other Borrowed Money (Note 14)                              11,762,729           9,418,343
  Interest Payable                                             3,343,793           3,550,857
  Other Liabilities                                              836,973           1,019,691
                                                           -------------       -------------
    Total Liabilities                                        346,185,145         370,194,091
                                                           -------------       -------------

  Commitments and Contingencies (Note 6)

  Shareholders' Equity (Notes 10 and 11):
    Common Stock, $1.00 Par Value, 10,000,000
     Shares Authorized, 4,715,419 Shares Issued and
     Outstanding at December 31, 1998 and
     4,703,085 Shares Issued and Outstanding at
     December 31, 1997                                         4,715,419           4,703,085
    Additional Paid-in Capital                                 6,756,778           6,533,555
    Retained Earnings                                         32,845,257          29,574,675
    Accumulated Other Comprehensive Income, Net
     Of Tax of $254,268 in 1998 and $112,030 in 1997             493,579             217,470
                                                           -------------       -------------
    Total Shareholders' Equity                                44,811,033          41,028,785
                                                           -------------       -------------
        TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY                               $ 390,996,178       $ 411,222,876
                                                           =============       =============

See notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                 1998             1997             1996
                                              -----------      -----------      -----------
INTEREST INCOME
   Loans (Including Fees)                     $25,804,299      $24,935,274      $23,593,288
   Interest Bearing Deposits                      999,265          672,159          584,746
   Investment Securities:
       U.S. Treasury                              502,872        1,257,456        1,438,107
       U.S. Government Agencies                 3,356,175        3,113,072        3,398,383
       States and Political Subdivisions        1,103,426        1,098,739          983,163
       Dividend Income                            137,118          186,043          151,786
   Federal Funds Sold                             237,183          199,988          418,504
                                              -----------      -----------      -----------
       Total Interest Income                   32,140,338       31,462,731       30,567,977
                                              -----------      -----------      -----------

INTEREST EXPENSE
   NOW Accounts                                 2,102,638        1,875,013        1,793,576
   Money Market Deposit Accounts                  945,859          859,518        1,265,473
   Savings                                        476,618          448,766          418,777
   Time Certificates($100,000 and above)        4,803,681        5,057,137        4,528,026
   Other Time                                   5,524,441        5,656,899        5,783,882
   Other                                          770,550          737,760          617,601
                                              -----------      -----------      -----------
       Total Interest Expense                  14,623,787       14,635,093       14,407,335
                                              -----------      -----------      -----------

NET INTEREST INCOME                            17,516,551       16,827,638       16,160,642
PROVISION FOR LOAN LOSSES                         813,450          932,285          694,911
                                              -----------      -----------      -----------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                            16,703,101       15,895,353       15,465,731
                                              -----------      -----------      -----------

NON-INTEREST INCOME
   Service Charges on Deposit Accounts          2,162,591        2,099,425        1,918,032
   Fees for Trust Services                        105,998          208,864          215,946
   Other                                          794,159          626,554          405,434
                                              -----------      -----------      -----------
       Total Non-interest Income                3,062,748        2,934,843        2,539,412
                                              -----------      -----------      -----------

NON-INTEREST EXPENSE
   Salaries                                     4,476,252        4,249,429        4,110,004
   Other Personnel Expense                      1,526,137        1,494,100        1,157,196
   Occupancy Expense, Net                         927,982          893,338          767,941
   Equipment Expense                            1,425,880        1,314,450        1,051,469
   Other (Note 15)                              3,435,592        3,156,288        3,344,054
                                              -----------      -----------      -----------
       Total Non-interest Expense              11,791,843       11,107,605       10,430,664
                                              -----------      -----------      -----------

INCOME BEFORE INCOME TAXES                      7,974,006        7,722,591        7,574,479
PROVISION FOR INCOME TAXES (NOTE 8)             2,265,747        2,258,707        2,400,517
                                              -----------      -----------      -----------
NET INCOME                                      5,708,259        5,463,884        5,173,962
                                              -----------      -----------      -----------

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                        1998             1997            1996
                                                                      ----------      ----------      -----------
OTHER COMPREHENSIVE INCOME:
   Unrealized holding gains(losses) on
    Securities Available for Sale arising
    during the period                                                    268,646         240,294         (279,271)
   Less: Reclassification adjustment
    for gains included in net income                                       7,463
                                                                      ----------      ----------      -----------
   Other Comprehensive Income, net of
    taxes of ($142,238), ($123,788)
    and $143,867 in 1998, 1997 and
    1996, respectively                                                   276,109         240,294         (279,271)
                                                                      ----------      ----------      -----------
COMPREHENSIVE INCOME                                                  $5,984,368      $5,704,178      $ 4,894,691
                                                                      ==========      ==========      ===========



NET INCOME PER COMMON AND POTENTIAL COMMON SHARE:
   Basic                                                              $     1.21      $     1.16      $      1.10
                                                                      ==========      ==========      ===========
   Diluted                                                            $     1.21      $     1.16      $      1.10
                                                                      ==========      ==========      ===========

WEIGHTED AVERAGE COMMON AND POTENTIAL COMMON SHARES OUTSTANDING:
   Basic                                                               4,703,267       4,691,164        4,690,769
                                                                      ==========      ==========      ===========
   Diluted                                                             4,714,360       4,694,695        4,690,769
                                                                      ==========      ==========      ===========



See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                1998              1997                 1996
                                                            ------------       ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                              $  5,708,259       $  5,463,884       $  5,173,962
    Adjustments to Reconcile Net Income to Net
        Cash Provided by Operating Activities:
        Provision for Depreciation                             1,123,607          1,084,048            845,621
        Provision for Loan Losses                                813,450            932,285            694,911
        Loss on Disposition of Other Assets                        4,500
        Loss (Gain) on Sales of Other Real Estate                 18,708             42,487             (3,607)
        Gain on Call of Securities                               (15,493)            (6,090)            (7,359)
        Loss on Disposition of Premises
           and Equipment                                          33,946              3,653             11,751
        Net Accretion of Premiums and
           Discounts on Securities                              (318,869)          (150,874)          (537,317)
        Amortization of Goodwill                                  37,688             37,688             37,688
        Changes in Assets and Liabilities:
            (Increase) Decrease in Interest Receivable           542,196            225,248           (426,124)
            Increase in Other Assets                            (115,019)           (60,836)           (49,864)
            Increase (Decrease)in Interest Payable              (207,064)           271,521             61,334
            Increase (Decrease) in Other Liabilities            (182,718)           148,952           (432,282)
                                                            ------------       ------------       ------------
    Net Cash Provided by Operating Activities                  7,443,191          7,991,966          5,368,714
                                                            ------------       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Net (Increase) Decrease in Interest Bearing
        Deposits in Other Banks                               (8,405,767)        (6,462,034)         2,386,061
    Net (Increase) Decrease in Federal Funds Sold                800,000          2,445,000          1,950,000
     Available For Sale Securities:
        Proceeds from Calls and Maturities                    93,895,554         49,350,681         46,438,891
        Purchases                                            (73,165,376)       (47,523,744)       (77,310,813)
    Held To Maturity Securities:
        Proceeds from Calls and Maturities                     8,761,947          6,685,322         23,121,405
        Purchases                                               (565,260)        (9,351,725)        (5,346,240)
    Net Redemptions (Purchases)of
        Federal Home Loan Bank stock                             917,900             60,300         (1,012,100)
    Net Increase in Loans                                     (7,171,781)       (20,673,289)       (15,934,923)
    Purchases of Premises and Equipment                       (1,462,194)          (983,951)        (2,405,496)
    Improvements to Other Real Estate                            (25,146)
    Proceeds from Sales of Premises and Equipment                  9,000                                 1,886
    Proceeds from Sales of Other Assets                           11,000
    Proceeds from Sales of Other Real Estate                     150,918            419,830            201,624
                                                            ------------       ------------       ------------
    Net Cash Provided by (Used in)
         Investing Activities                                 13,750,795        (26,033,610)       (27,909,705)
                                                            ------------       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net Increase (Decrease)in Deposits                       (25,963,550)        25,158,005         25,164,629
    Borrowings from the Federal Home Loan Bank                 7,600,000          2,530,000          9,041,000
    Repayment of Other Borrowed Money                         (5,255,614)        (4,029,608)        (5,357,496)
   (Decrease) Increase in Fed Funds Purchased                                      (800,000)           800,000
    Increase in Repurchase Agreements                                               200,000          1,200,000
    Purchase and Retirement of Fractional Shares                 (12,058)            (6,754)            (2,812)
    Proceeds from Exercise of Stock Options                      247,615            218,530
    Dividends Paid                                            (2,437,677)        (2,207,930)        (1,699,119)
                                                            ------------       ------------       ------------
    Net Cash (Used in)Provided by
         Financing Activities                                (25,821,284)        21,062,243         29,146,202
                                                            ------------       ------------       ------------

INCREASE (DECREASE)IN CASH AND DUE FROM BANKS                 (4,627,298)         3,020,599          6,605,211
CASH AND DUE FROM BANKS, BEGINNING OF YEAR                    24,631,342         21,610,743         15,005,532
                                                            ------------       ------------       ------------
CASH AND DUE FROM BANKS, END OF YEAR                        $ 20,004,044       $ 24,631,342       $ 21,610,743
                                                            ============       ============       ============

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                  1998             1997              1996

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for:
      Interest                                                 $14,830,851      $14,363,572      $ 14,346,000
      Income Taxes                                               2,497,000        1,953,000         2,439,418
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
    Other Real Estate Acquired through Loan
      Foreclosure                                                  451,169        1,092,524           414,917
    Loans granted to facilitate the Sale of
      Other Real Estate                                            261,742          708,183            76,900
    Change in Net Unrealized Gain (Loss) on
      Securities Available for Sale                                276,109          240,294          (279,271)

See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                           ACCUMULATED
                                                                             OTHER
                                                ADDITIONAL                COMPREHENSIVE
                                   COMMON        PAID-IN        RETAINED     INCOME
                                    STOCK        CAPITAL        EARNINGS     (LOSS)          TOTAL
                                 -----------    -----------   ------------ ------------   -----------
Balance at December 31, 1995     $ 4,690,830    $ 6,336,846    $22,843,878  $   256,447   $34,128,001
Net Income                                                       5,173,962                  5,173,962
Cash Dividends, $.38 per share                                  (1,699,119)                (1,699,119)
Other Comprehensive Income                                                     (279,271)     (279,271)
Purchase and Retirement of
 Fractional Shares                      (173)        (2,639)                                   (2,812)
                                 -----------    -----------   ------------  -----------   -----------
Balance at December 31, 1996       4,690,657      6,334,207     26,318,721      (22,824)   37,320,761
Net Income                                                       5,463,884                  5,463,884
Cash Dividends, $.47 per share                                  (2,207,930)                (2,207,930)
Other Comprehensive Income                                                      240,294       240,294
Purchase and Retirement of
 Fractional Shares                      (384)        (6,370)                                   (6,754)
Exercise of Stock Options             12,812        205,718                                   218,530
                                 -----------    -----------   ------------  -----------   -----------
Balance at December 31, 1997       4,703,085      6,533,555     29,574,675      217,470    41,028,785
Net Income                                                       5,708,259                  5,708,259
Cash Dividends, $.52 per share                                  (2,437,677)                (2,437,677)
Other Comprehensive Income                                                      276,109       276,109
Purchase and Retirement of
  Fractional Shares                     (478)       (11,580)                                  (12,058)
Exercise of Stock Options             12,812        234,803                                   247,615
                                 -----------    -----------    -----------  -----------   -----------
Balance at December 31, 1998     $ 4,715,419    $ 6,756,778    $32,845,257  $   493,579   $44,811,033
                                 ===========    ===========    ===========  ===========   ===========







See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       ORGANIZATION AND BASIS OF PRESENTATION

         First Banking Company of Southeast Georgia (the "Company") owns all of the outstanding stock of First Bulloch Bank & Trust Company ("Bulloch Bank"), Metter Banking Company ("Metter Bank") and First National Bank of Effingham ("Effingham Bank")(collectively, "the Banks"). The Company's primary market area is comprised of Bulloch, Candler, Effingham and contiguous counties of southeast Georgia. Each of the Banks derives its revenues primarily from extending loans to individuals or to commercial enterprises within its respective geographic location. Loans are funded by customer deposits, and remaining customer deposits are placed in short-term investments or in investment securities to generate additional interest income for the Company. All of the Banks' revenues are derived from customers located in the United States.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant policies:

         CONSOLIDATION

         The consolidated financial statements of the Company include the financial statements of Bulloch Bank, Metter Bank and Effingham Bank, wholly owned subsidiaries. Intracompany balances and transactions have been eliminated in consolidation.

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

         INTEREST RATE RISK

         The Company's assets and liabilities are generally monetary in nature, and interest rate changes have an impact on the Company's performance. The Company decreases the effect of interest rate changes on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits and other borrowings. However, a significant change in interest rates could have a material effect on the Company's results of operations.

         CASH AND DUE FROM BANKS

         For purposes of reporting cash flows, cash and due from banks include cash on hand and demand deposits due from banks.

         INVESTMENT SECURITIES AVAILABLE FOR SALE

         Investment securities available for sale are carried at fair value, and the related unrealized gain or loss, net of deferred income taxes, is included as other comprehensive income. Gains and losses on sales and calls are based on the net proceeds and adjusted carrying amounts of the securities sold or called, using the specific identification method.

         INVESTMENT SECURITIES HELD TO MATURITY

         Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. The Company has the intent and ability to hold these investment securities to maturity.

         ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level estimated to be adequate to absorb potential losses in the loan portfolio. Management's estimate of the adequacy of the allowance is based upon reviews of individual loans, recent loss experience, the estimated value of any underlying collateral, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. The adequacy of the allowance is reviewed on a quarterly basis by management and by the Board of Directors. The allowance is allocated by a formula developed internally and deemed adequate by bank regulators. The allocation includes 15% of the principal balance of loans graded "Substandard," 50% of the principal balance of loans graded "Doubtful," and 100% of the principal balance of loans graded "Loss" plus 100% of the greater of three year or five year average net charge-offs plus 0.5% of off-balance sheet items plus 10% of loans past due 30 days or more and not internally rated plus a subjective component related to judgments about local economic conditions, loan officer performance, concentrations and other factors. For the year ended December 31, 1998, the allocation formula was expanded to include a component for potential loan losses relating to the potential adverse effect of the Year 2000 issue on the Company's loan customers. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

         PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated and straight line methods over the estimated useful life of each asset. Significant additions and improvements are capitalized. Maintenance and repairs are charged to expense. The Company evaluates the estimated useful lives of assets on a periodic basis to determine whether events or circumstances warrant revised estimated useful lives or whether any impairment exists. Management believes no impairment of premises and equipment exists at December 31, 1998.

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

         GOODWILL

         Goodwill is included in other assets and is being amortized over 25 years. The carrying value of goodwill is periodically reviewed to assess recoverability based on expected undiscounted cash flows and operating income for the Company. Impairments would be recognized in operating results if a permanent diminution in value was expected. The Company also evaluates the amortization period to determine whether events or circumstances warrant revision to the amortization period. Management believes no impairment of goodwill exists at December 31, 1998.

         OPERATING SEGMENTS

         The Company has identified Bulloch Bank, Metter Bank and Effingham Bank as operating segments of the Company, as the operating results of each Bank are regularly reviewed by the Company's Chief Executive Officer to assess each Bank's performance and to determine any allocation of resources.

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

         NET INCOME PER SHARE

         Basic net income per share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income per share is computed based on the weighted average number of common and potential dilutive common shares outstanding during the period. The only potential dilutive common shares outstanding in 1998 and 1997 were stock options. There were no stock options outstanding in 1996.

         RECLASSIFICATIONS

         Certain reclassifications have been made to the 1997 and 1996 financial statements to conform to the 1998 presentation.

         NEW ACCOUNTING PRONOUNCEMENTS

         As of January 1, 1998, the Company adopted SFAS 130, "Reporting Comprehensive Income" and restated prior periods to conform to the presentation required by SFAS 130. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses on the Company's available for sale securities to be included in other comprehensive income. The adoption of SFAS 130 had no impact on the Company's net income or shareholder's equity.

         As of December 31, 1998, the Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 established annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. Appropriate disclosures have been included in the notes to the Company's financial statements for the year ended December 31, 1998.

         In June 1998, SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS 133 establishes standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not engage in derivative instruments or hedging activities, SFAS 133 will not have an effect on the Company's financial statements.

3.       ACQUISITION

         Effective August 27, 1996, the Company consummated its merger of the Effingham Bank into the Company. The Company exchanged 340,309 shares of its common stock and cash of approximately $2,800 for all the outstanding common stock and options to acquire common stock of FNB Bancshares, Inc. ("FNB"), parent company of Effingham Bank. The merger was accounted for as a pooling-of-interests.


4.       INVESTMENT SECURITIES AVAILABLE FOR SALE

         The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities available for sale are as follows:

                                             GROSS          GROSS        ESTIMATED
                            AMORTIZED      UNREALIZED     UNREALIZED       FAIR
                              COST           GAINS          LOSSES         VALUE
  DECEMBER 31, 1998

  U.S. Treasury            $ 4,805,941     $   53,998                    $ 4,859,939
  U.S. Government Agencies  48,448,364        359,300     $    9,450      48,798,214
  States and Political
    Subdivisions             6,975,380        343,999                      7,319,379
  Equity securities            241,852                                       241,852
                           -----------     ----------     ----------     -----------
      Total                $60,471,537     $  757,297     $    9,450     $61,219,384
                           ===========     ==========     ==========     ===========

  DECEMBER 31, 1997

  U.S. Treasury            $13,311,448     $   32,293     $   11,857     $13,331,884
  U.S. Government Agencies  62,329,447        158,803         89,699      62,398,551
  States and Political
    Subdivisions             5,957,141        239,960                      6,197,101
  Equity securities            241,852                                       241,852
                           -----------     ----------     ----------     -----------
      Total                $81,839,888     $  431,056     $  101,556     $82,169,388
                           ===========     ==========     ==========     ===========

         The amortized cost and estimated fair value of these securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, which are included above in U. S. Government Agencies, are included in the year of their final maturity. Equity securities are included in the category "Due after ten years".

                                                          AMORTIZED      ESTIMATED
                                                            COST         FAIR VALUE
  Due in one year or less                                $26,475,320     $26,527,001
  Due after one year through five years                   21,718,192      22,129,705
  Due after five years through ten years                   4,689,728       4,861,559
  Due after ten years                                      7,588,297       7,701,119
                                                         -----------     -----------
      Total                                              $60,471,537     $61,219,384
                                                         ===========     ===========

         During 1998, 1997, and 1996, there were realized gains of $12,840, $4,414 and $991 from calls of securities of $4,000,000, $2,000,000 and $800,991, respectively.

         Securities with a fair value of $46,728,156 at December 31, 1998 were pledged as collateral for public deposits and trust assets.

5.       INVESTMENT SECURITIES HELD TO MATURITY

         The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities held to maturity are as follows:

                                              GROSS          GROSS       ESTIMATED
                             AMORTIZED      UNREALIZED     UNREALIZED      FAIR
                               COST           GAINS          LOSSES        VALUE
  DECEMBER 31, 1998

  U.S. Government Agencies $   167,064     $    8,960                    $   176,024
  States and Political
    Subdivisions            13,455,899        738,165      $   7,553      14,186,511
                           -----------     ----------      ---------     -----------
     Total                 $13,622,963     $  747,125      $   7,553     $14,362,535
                           ===========     ==========      =========     ===========

  DECEMBER 31, 1997

  U.S. Treasury            $ 3,701,283     $      191      $      18     $ 3,701,456
  U.S. Government Agencies   1,264,194         22,686                      1,286,880
  States and Political
    Subdivisions            15,881,638        673,808            226      16,555,220
                           -----------     ----------      ---------     -----------
     Total                 $20,847,115     $  696,685      $     244     $21,543,556
                           ===========     ==========      =========     ===========

         The amortized cost and estimated fair value of these securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, which are included above in U. S. Government Agencies, are included in the year of their final maturity.

                                                          AMORTIZED       ESTIMATED
                                                             COST         FAIR VALUE
  Due in one year or less                                $   549,278     $   551,003
  Due after one year through five years                    5,432,063       5,552,956
  Due after five years through ten years                   4,388,046       4,724,124
  Due after ten years                                      3,253,576       3,534,452
                                                         -----------     -----------
      Total                                              $13,622,963     $14,362,535
                                                         ===========     ===========

         During 1998, 1997 and 1996, there were realized gains of $2,583, $1,676 and $6,368 from total proceeds from calls of securities of $820,000, $65,000 and $396,800, respectively.

         Securities with a carrying amount of $12,078,575 at December 31, 1998 were pledged as collateral for public deposits and trust assets.


6.       LOANS

  Loans are summarized as follows:

                                                         DECEMBER 31,   DECEMBER 31,
                                                            1998            1997
  Real Estate:
    Construction                                        $ 13,787,636    $ 14,175,794
    Other                                                166,052,242     161,563,698
  Commercial and Agricultural                             54,878,254      52,950,189
  Installment and Other Consumer                          21,864,425      21,622,026
                                                        ------------    ------------
      Total                                             $256,582,557    $250,311,707
                                                        ============    ============

         The Banks' loans are concentrated with customers in the Banks' market area of southeast Georgia, primarily in Bulloch, Candler, Effingham and contiguous counties.

An analysis of the allowance for loan losses follows:

                                              1998           1997            1996
  Balance, Beginning of Year               $3,920,535     $4,024,539      $3,856,321
  Provision for Loan Losses                   813,450        932,285         694,911
  Loans Charged Off                          (847,455)    (1,229,430)       (659,159)
  Recoveries                                  135,501        193,141         132,466
                                           ----------     ----------      ----------
  Balance, End of Year                     $4,022,031     $3,920,535      $4,024,539
                                           ==========     ==========      ==========

         Nonperforming loans were $1,070,636 at December 31, 1998 and $1,216,759 at December 31, 1997. Interest income that would have been recorded on these nonperforming loans in accordance with their original terms was $90,019 in 1998 and $163,401 in 1997, compared with amounts received of $29,063 and $96,369, respectively. A summary of nonperforming loans follows:

                                                 DECEMBER 31,             DECEMBER 31,
                                                    1998                      1997
  Nonaccrual loans                               $  225,024               $  434,296
  Accruing loans contractually past
   due at least 90 days                             315,981                  133,712
  Restructured loans                                529,631                  648,751
                                                 ----------               ----------
  Total                                          $1,070,636               $1,216,759
                                                 ==========               ==========

         The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for real estate, commercial and agricultural loans. Installment and other consumer loans are considered smaller balance, homogeneous loans. Amounts of impaired loans that are not probable of collection are charged off immediately. The Company had impaired loans of $225,024 and $434,296 as of December 31, 1998 and December 31, 1997, respectively. The average amount of impaired loans during 1998 was $569,000. No specific allowance was necessary for such loans. The interest income recognized on such loans was $1,391, $56,975 and $5,562 in 1998, 1997 and 1996 as compared to $1,391, $56,975 and $5,562, respectively, of interest received on a cash basis.

         The Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Banks use the same credit policies in making these commitments as they do for on-balance-sheet instruments. The Banks expect no loss from loan commitments of $29,916,233 and $25,513,505 and standby letters of credit of $1,161,200 and $924,185 at December 31, 1998 and 1997,
respectively. The loan commitments and standby letters of credit include $14,373,259 and $966,200, respectively, of fixed rate commitments and $15,542,974 and $195,000, respectively, of variable rate commitments at December 31, 1998. The Banks evaluate each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained for these commitments, if deemed necessary by the Banks, is based on management's credit evaluation of the customer. Collateral held varies, but may include inventory, equipment, and real estate.

7.       PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                     DECEMBER 31,       DECEMBER 31,
                                         1998               1997
  Land                              $   923,253        $   923,253
  Buildings                           4,904,784          4,593,420
  Leasehold Improvements                592,274            584,746
  Furniture and Equipment             7,895,521          7,560,613
                                    -----------        -----------
      Total                          14,315,832         13,662,032
  Less:  Accumulated Depreciation     6,930,632          6,572,473
                                    -----------        -----------
  Premises and Equipment, Net       $ 7,385,200        $ 7,089,559
                                    ===========        ===========


8.       INCOME TAXES

         The Company provides deferred income taxes based on temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The provisions for income taxes for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                           1998             1997              1996
                 Current                $2,278,747       $2,189,707        $2,433,517
                 Deferred                  (13,000)          69,000           (33,000)
                                        ----------       ----------        ----------
                    Total               $2,265,747       $2,258,707        $2,400,517
                                        ==========       ==========        ==========

  At December 31, 1998 and 1997, the significant components of the Company's net deferred tax assets and liabilities are as follows:

                                                          1998               1997
                                                       ----------         ----------
  Deferred Tax Assets:
    Allowance for Possible Loan Losses                 $1,267,000         $1,181,000
    Other Postretirement Benefits                          98,000             95,000
    Other Liabilities                                     189,000             63,000
                                                       ----------         ----------
      Total Deferred Tax Assets                         1,554,000          1,339,000
                                                       ----------         ----------
  Deferred Tax Liabilities:
    Accumulated Depreciation                              (75,000)           (44,000)
    Other Assets                                         (329,000)          (158,000)
    Unrealized Gain on Investment Securities
      Available for Sale                                 (254,000)          (112,000)
                                                       ----------         ----------
      Total Deferred Tax Liabilities                     (658,000)          (314,000)
                                                       ----------         ----------

  Net Deferred Tax Assets                              $  896,000         $1,025,000
                                                       ==========         ==========

         No valuation allowance has been recorded by the Company, as management considers it more likely than not that all deferred tax assets will be realized.

         The provision for income taxes is less than that computed by applying the federal statutory rate of 34% to pretax income as indicated by the following:

                                            1998             1997              1996
  Income Tax Computed at
    Statutory Rate                      $2,711,162       $2,625,681        $2,573,323
  Increases (Decreases) Resulting from:
     Tax Exempt Interest                  (479,200)        (419,957)         (303,852)
     Other                                  33,785           52,983           131,046
                                        ----------       ----------        ----------
       Income Tax Expense               $2,265,747       $2,258,707        $2,400,517
                                        ==========       ==========        ==========

9.       BENEFIT PLANS

         At December 31, 1998 and 1997, the Company had recorded liabilities of approximately $244,862 and $249,322, respectively, for post-retirement benefits other than pensions or profit-sharing plans. The Company recognized expenses during each of the years ended December 31, 1998 and 1996 of approximately $13,560 and $8,919, respectively, and did not recognize any expense for these post-retirement benefits in 1997. A discount of 6.5% and an annual medical insurance cost trend rate of 6% reduced by 1% each year until 1% were used in calculating the other post-retirement benefit obligation. If the annual medical insurance cost trend rate assumption were increased by 1%, the liability would be increased by 8% at December 31,1998.

         The Company sponsors a contributory profit sharing plan under Internal Revenue Code Section 401(k), (the "401(k) plan"), which covers substantially all employees of the Banks. Employees may contribute up to 10% of their compensation to the 401(k) plan, up to a maximum amount of $10,000 in 1998. The Banks contribute between 50% and 187.5% of the participant's initial 4% contribution. The Banks may make an additional contribution each year under certain circumstances.


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

         A summary of profit-sharing and target benefit expenses follows:

                                            1998               1997            1996
   Profit-Sharing Plan                   $442,641           $460,418        $283,198
   Target Benefit Plan                    158,025            150,129         113,027
                                         --------           --------        --------
     Total                               $600,666           $610,547        $396,225
                                         ========           ========        ========


10.      SHAREHOLDERS' EQUITY

Effective June 30, 1997, the Company declared a five-for-four stock split of its common stock effected in the form of a 25% stock dividend. Additional paid-in capital was charged and common stock was credited with $750,505 to reflect this stock split. Effective May 29, 1998, the Company declared a 5-for-4 stock split of its common stock effected in the form of a 25% stock dividend. Additional paid-in capital was charged and common stock was credited with $940,617 to reflect this stock split. All references to share and per share amounts have been retroactively adjusted to reflect these splits.

         The primary source of funds for payment of dividends by the Company to its shareholders is dividends received from the Banks. The Banks may pay dividends to the Company in any year in an amount up to 50% of the previous year's net income, or $2,854,130 in 1999, without the approval of the Georgia Department of Banking and Finance.

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as defined in the regulations and as set forth in the table below. Management believes that as of December 31, 1998 the Company and the Banks meet all capital adequacy requirements to which they are subject.

         As of December 31, 1998 and 1997, the most recent notifications from the Federal Deposit Insurance Corporation categorized each bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized", each bank must maintain minimum total risk-based, Tier I risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed such institutions' categories.

         The Company's and the Banks' actual capital amounts and ratios as of December 31, 1998 and 1997 are as follows (dollars in thousands):

                                                                                                  TO BE WELL
                                                                                                  CAPITALIZED
                                                                                                  UNDER PROMPT
                                                                           FOR CAPITAL            CORRECTIVE
                                                      ACTUAL            ADEQUACY PURPOSES      ACTION PROVISIONS
                                                AMOUNT        RATIO    AMOUNT        RATIO     AMOUNT       RATIO
                                                ------        -----    ------        -----     ------       -----
As of December 31, 1998:

Total Capital (to Risk-weighted Assets):
  Company                                      $47,114        18.6%    $20,242        8.0%    Not Applicable
  Bulloch Bank                                  29,614        21.4%     11,064        8.0%    $13,830        10.0%
  Metter Bank                                   12,332        17.4%      5,683        8.0%      7,104        10.0%
  Effingham Bank                                 5,098        11.6%      3,510        8.0%      4,387        10.0%

Tier I Capital (to Risk-weighted Assets):
  Company                                      $43,941        17.4%    $10,121        4.0%    Not Applicable
  Bulloch Bank                                  27,878        20.2%      5,532        4.0%    $ 8,298         6.0%
  Metter Bank                                   11,441        16.1%      2,842        4.0%      4,262         6.0%
  Effingham Bank                                 4,550        10.4%      1,755        4.0%      2,632         6.0%

Tier I Capital (to Average Assets):
  Company                                      $43,941        11.5%    $15,263        4.0%    Not Applicable
  Bulloch Bank                                  27,878        13.2%      6,343        3.0%    $10,572         5.0%
  Metter Bank                                   11,441        10.7%      3,205        3.0%      5,341         5.0%
  Effingham Bank                                 4,550         7.2%      2,524        4.0%      3,155         5.0%

                                                                                                  TO BE WELL
                                                                                                  CAPITALIZED
                                                                                                  UNDER PROMPT
                                                                           FOR CAPITAL            CORRECTIVE
                                                      ACTUAL            ADEQUACY PURPOSES      ACTION PROVISIONS
                                                AMOUNT        RATIO    AMOUNT        RATIO     AMOUNT       RATIO
                                                ------        -----    ------        -----     ------       -----

As of December 31, 1997:

Total Capital (to Risk-weighted Assets):
  Company                                      $43,529        17.4%    $19,983        8.0%    Not Applicable
  Bulloch Bank                                  27,639        19.7%     11,200        8.0%    $14,400        10.0%
  Metter Bank                                   11,201        16.9%      5,302        8.0%      6,628        10.0%
  Effingham Bank                                 4,527        10.3%      3,499        8.0%      4,374        10.0%

Tier I Capital (to Risk-weighted Assets):
  Company                                      $40,397        16.3%    $ 9,991        4.0%    Not Applicable
  Bulloch Bank                                  25,884        18.5%      5,600        4.0%    $ 8,400         6.0%
  Metter Bank                                   10,369        15.6%      2,651        4.0%      3,977         6.0%
  Effingham Bank                                 3,980         9.1%      1,750        4.0%      2,624         6.0%

Tier I Capital (to Average Assets):
  Company                                      $40,397        10.5%    $15,396        4.0%    Not Applicable
  Bulloch Bank                                  25,884        11.5%      6,724        3.0%    $11,207         5.0%
  Metter Bank                                   10,369        10.4%      2,995        3.0%      4,992         5.0%
  Effingham Bank                                 3,980         6.5%      2,431        4.0%      3,039         5.0%


11.      STOCK OPTIONS

         In 1997 the Company adopted the First Banking Company of Southeast Georgia 1997 Stock Option Plan (the "Plan"), which provides that key employees may be granted nonqualified stock options to purchase shares of common stock of the Company. The Plan limits the total number of shares which may be awarded to 64,063, which have been reserved for the Plan. The Options expire five years from the date of grant. During the year ended December 31, 1997, nonqualified options were granted to key employees to purchase 64,063 shares of stock at an exercise price which increases each year over the five year term of each option from $15.04 per share to a maximum of $22.02 per share in the final year of the option term. Options were immediately exercisable as to 20% of the shares subject to options and the remaining balance of the options outstanding became or shall become exercisable in equal 20% increments on the first day of January in 1998, 1999, 2000, and 2001. For any option increment, 80% of the unexercised portion of that increment will be carried forward to remain exercisable for the remainder of the option term. No options were exercisable at December 31, 1998.

A summary of the status of the Plan and the activity follows:

                                                    Weighted Average                 Weighted Average
                                         1998        Exercise Price        1997       Exercise Price
                                       --------     ----------------     --------    ----------------
  Outstanding at beginning of year      51,250          $19.20
  Granted                                                                 64,062           $18.36
  Exercised                             12,812           16.54            12,812            15.04
                                       -------                           -------
  Outstanding at end of year            38,438           20.08            51,250            19.20
                                       =======                           =======



The following table summarizes information about stock options outstanding at December 31, 1998:

                                   Number           Remaining
            Exercise             Outstanding        Contractual      Weighted Average
             Price               At 12-31-98            Life          Exercise Price
            --------             -----------        -----------      ----------------
          $   18.20               12,812.50              3.0             $   18.20
              20.02               12,812.50              3.0                 20.02
              22.02               12,812.50              3.0                 22.02

         The Company accounts for its stock-based compensation plan under Accounting Principles Board 25. The Company has adopted SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") for disclosure purposes. For SFAS 123 purposes, the fair value of each option grant of $2.94 has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                  Expected Life (years)                 2.85%
                  Risk-free interest rate               5.88%
                  Dividend Rate                         2.55%
                  Expected Volatility                  37.82%
                  Forfeiture Rate                       0.00%

         Had compensation cost for the Company's stock options granted been determined based on the fair value at the grant dates for awards under this plan consistent with a method prescribed in SFAS 123 utilizing the assumptions described above, the Company's net income and net income per share for the year ended December 31, 1997 would have changed to the pro-forma amounts indicated below:

                           Net Income:
                                    As reported         $5,463,884
                                    Pro Forma            5,407,040

                           Net income per share:
                                    As reported - Basic      $1.16
                                                - Diluted     1.16

                                    Pro Forma   - Basic      $1.15
                                                - Diluted     1.15

12.      EARNINGS PER SHARE

         Basic and diluted net income per common and potential common share has been calculated based on the weighted average number of shares outstanding in accordance with SFAS 128. In accordance with SFAS 128, the following schedule reconciles the numerators and denominators of the basic and diluted net income per common and potential common share for the years presented. There were no options outstanding at December 31, 1996 and therefore no dilutive effect.

                                              For the year ended                                     For the year ended
                                              December 31, 1998                                      December 31, 1997
                                    -----------------------------------------           -------------------------------------------

                                      Income        Shares         Per Share               Income          Shares       Per Share
                                    (Numerator)  (Denominator)       Amount             (Numerator)    (Denominator)      Amount
                                    -----------  -------------     ----------           -----------    -------------   ------------
  Net Income                        $ 5,708,259                                         $ 5,463,884
  Basic EPS                           5,708,259      4,703,267          $1.21             5,463,884      4,691,164            $1.16
  Effect of Dilutive
    Securities - Options to
    purchase common shares                              11,093                                               3,531
                                    -----------      ---------          -----           ----------       ---------            -----
  Diluted EPS                       $ 5,708,259      4,714,360          $1.21           $5,463,884       4,694,695            $1.16


13.      RELATED PARTY TRANSACTIONS

         Certain directors, executive officers and principal shareholders of the Company and the Banks, including their associates and companies in which they are principal owners, were loan customers of the Banks during 1998 and 1997. Such loans are made in the ordinary course of business at the Banks' normal credit terms, including interest rates and collateralization, and do not represent more than a normal risk of collection. An analysis of the activity in loans to executive officers, directors, and principal shareholders is as follows:

                                                             1998            1997
   Balance, Beginning of Year                            $ 9,536,209     $11,591,083
   Amounts Advanced                                       10,647,377      10,041,133
   Repayments                                              9,744,636     (12,096,007)
                                                         -----------     -----------
   Balance, End of Year                                  $10,438,950     $ 9,536,209
                                                         ===========     ===========

14.      DEPOSITS AND OTHER BORROWED MONEY

         At December 31, 1998, the scheduled maturities of time deposits were as follows:

         Within three months                          $ 58,429,580
         Over three months through six months           44,950,968
         Over six months through one year               52,464,450
         Over one year                                  21,966,150
                                                      ------------
                  Total                               $177,811,148
                                                      ============

         Other borrowed money at December 31, 1998 and 1997 consists of $11,762,729 and $9,418,343, respectively, advanced from the Federal Home Loan Bank of Atlanta to the Banks. Contractual repayments of advances outstanding at December 31, 1998 are $1,671,353 in 1999, $1,441,474 in 2000, $1,204,711 in
2001, $1,178,211 in 2002, $1,117,205 in 2003, and $5,149,775 in 2004 and beyond.
Average interest rates on such advances outstanding were 6.65% at December 31, 1998 and 7.00% at December 31, 1997.


15.      OTHER EXPENSE

         Items comprising other expense for the years ended December 31, 1998, 1997 and 1996 follow:

                                               1998           1997            1996
   Office Supplies                         $  468,950     $  425,374      $  441,952
   Outside Services                           581,136        491,164         568,065
   Computer Services                          160,038         98,196         164,753
   Advertising and Public Relations           567,664        547,343         526,176
   Directors' Fees                            204,025        165,400         195,860
   Postage                                    276,118        260,747         247,450
   FDIC, FICO and OCC Assessments              67,012        103,279           8,521
   Correspondent Service Charges              193,629        198,362         133,525
   Other                                      917,020        866,423       1,057,752
                                           ----------     ----------      ----------
       Total                               $3,435,592     $3,156,288      $3,344,054
                                           ==========     ==========      ==========


16.      CASH RESTRICTIONS

         The Federal Reserve System requires that a certain level of average cash be maintained. At December 31, 1998 and 1997, such required balances were $3,795,000 and $4,778,000, respectively.


17.      FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                         1998                           1997
                                -----------------------        ---------------------
                                CARRYING        FAIR           CARRYING       FAIR
                                 AMOUNT         VALUE           AMOUNT        VALUE
                                --------     ----------        --------     --------
                                     (IN THOUSANDS)                 (IN THOUSANDS)
   Assets:
      Cash and Due from Banks   $ 20,004     $ 20,004          $ 24,631     $ 24,631
      Interest Bearing Deposits
        in Other Banks            24,773       24,773            16,368       16,368
      Federal Funds Sold           2,975        2,975             3,775        3,775
      Investment Securities       74,842       75,582           105,324      106,020
      Loans                      256,565      250,813           250,295      244,069


  Liabilities:
      Deposits                   328,842      330,772           354,805      356,934
      Other Borrowed Money        13,163       14,562            10,818       11,485

   Off-Balance-Sheet Instruments:
      Commitments to
        Extend Credit                          29,916                         25,514
      Standby Letters of Credit                 1,161                            924

         The carrying amounts of cash and due from banks, interest bearing deposits in other banks, and federal funds sold are a reasonable estimate of their fair value due to the short-term nature of these financial instruments. The fair value of investment securities is based on quoted market prices and dealer quotes. The fair value of loans, deposits, and other borrowed money is estimated by discounting the future cash flows using the Banks' current interest rates for such financial instruments. No adjustment was made to the entry-value interest rates for changes in credit of performing loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates along with the general reserves applicable to the performing loan portfolio for which there are no known credit concerns result in a fair valuation of such loans on an entry-value basis. The fair value of nonperforming loans with a recorded book value of $1,070,636 at December 31, 1998 and $1,216,759 at December 31, 1997 has been estimated to be the recorded book value based on the fair value of the underlying collateral.

         As required by SFAS 107, demand deposits are shown at their face value. No additional value has been ascribed to core deposits, which generally bear a low rate of or no interest and do not fluctuate in response to changes in interest rates. The fair value of commitments to extend credit and standby letters of credit is estimated to approximate the amount outstanding (see Note
6).

         The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.


18.      OPERATING SEGMENTS

         The Company has identified Bulloch Bank, Metter Bank and Effingham Bank as operating segments of the Company. The table below presents financial information related to the operating segments. No operating segments have been aggregated. All intracompany transactions have been eliminated. (Dollars in thousands).

                                                                            Unallocated
                                                                            Items and
                             Bulloch            Metter         Effingham    Eliminations
1998:                         Bank               Bank            Bank           (Net)             Total
                            ---------         ---------        ---------    ------------        --------
Net Interest Income         $  10,023         $   4,550         $ 2,939        $      5         $ 17,517
Expenses                        8,363             3,863           2,647              (2)          14,871
Net Income                      3,550             1,707             817            (366)           5,708
Other Comprehensive
   Income                         138                95              43                              276
Comprehensive Income            3,688             1,802             860            (366)           5,984
Total Assets                  221,013           107,105          63,007            (129)         390,996

1997:
Net Interest Income         $   9,705         $   4,353         $ 2,770                         $ 16,828
Expenses                        8,058             3,595           2,666             (20)          14,299
Net Income                      3,535             1,612             627            (310)           5,464
Other Comprehensive
   Income                         145                35              60                              240
Comprehensive Income            3,680             1,647             687            (310)           5,704
Total Assets                  243,098           105,288          62,963            (126)         411,223

1996:
Net Interest Income         $   9,657         $   4,269         $ 2,235                         $ 16,161
Expenses                        7,589             3,378           2,286             273           13,526
Net Income                      3,686             1,563             399            (474)           5,174
Other Comprehensive
   Income (Loss)                 (183)             (108)             12                             (279)
Comprehensive Income            3,503             1,455             411            (474)           4,895
Total Assets                  231,843            96,216          57,772          (1,795)         384,036


19.      ACQUISITION AGREEMENT

         On October 20, 1998, the Company entered into a nonbinding letter of intent to merge with Wayne Bancorp, Inc., parent company of Wayne National Bank ("Wayne"), Jesup, Georgia. The Company will be the surviving corporation resulting from the proposed merger, and following the merger, Wayne will be operated as a separate subsidiary of the Company. As of December 31, 1998, Wayne recorded total assets of $54,616,000 and total capital of $6,147,000. A definitive agreement was executed on November 30, 1998, and normal due diligence has been exercised and regulatory approvals have been obtained. The combination of the two organizations remains subject to the approval of the shareholders of Wayne Bancorp, Inc. The shareholders of Wayne Bancorp, Inc. will meet on March 31, 1999 to vote on the merger agreement. It is intended that the merger will be accounted for as a pooling-of-interests.

20. CONDENSED FINANCIAL STATEMENTS OF FIRST BANKING COMPANY OF SOUTHEAST GEORGIA (PARENT ONLY)

         The condensed financial statements of First Banking Company of Southeast Georgia (parent only) are as follows:

   CONDENSED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                             1998            1997
   ASSETS
   Cash and Due from Banks                               $   211,064     $   237,632
   Investment in Subsidiaries                             44,739,073      40,864,338
   Other Assets                                                  340
                                                         -----------     -----------
       Total Assets                                      $44,950,477     $41,101,970
                                                         ===========     ===========

   LIABILITIES
   Other Liabilities                                     $   139,444     $    73,185
                                                         -----------     -----------
       Total Liabilities                                     139,444          73,185
                                                         -----------     -----------

   SHAREHOLDERS' EQUITY
   Common Stock                                            4,715,419       4,703,085
   Additional Paid-in Capital                              6,756,778       6,533,555
   Retained Earnings                                      32,845,257      29,574,675
   Accumulated Other Comprehensive Income, Net of tax        493,579         217,470
                                                         -----------     -----------
     Total Shareholders' Equity                           44,811,033      41,028,785
                                                         -----------     -----------
       Total Liabilities and
         Shareholders' Equity                            $44,950,477     $41,101,970
                                                         ===========     ===========


   CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
   FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                   1998              1997               1996
Dividends from Subsidiaries                     $2,437,677        $2,458,425        $ 2,070,243
Other Income                                         4,770
                                                ----------        ----------        -----------
  Total Income                                   2,442,447         2,458,425          2,070,243
General and Administrative Expenses                537,718           446,347            738,595
                                                ----------        ----------        -----------
Income Before Income Taxes and Equity in
  Undistributed Income of Subsidiaries           1,904,729         2,012,078          1,331,648
Income Tax Benefit                                 167,216           135,900            264,594
                                                ----------        ----------        -----------
Income Before Equity in Undistributed
  Income of Subsidiaries                         2,071,945         2,147,978          1,596,242
Equity in Undistributed Income of
  Subsidiaries                                   3,636,314         3,315,906          3,577,720
                                                ----------        ----------        -----------
Net Income                                       5,708,259         5,463,884          5,173,962
Other Comprehensive Income                         276,109           240,294           (279,271)
                                                ----------        ----------        -----------
Comprehensive Income                            $5,984,368        $5,704,178        $ 4,894,691
                                                ==========        ==========        ===========

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                               1998                1997                1996
Cash Flows From Operating Activities:
  Net Income                                               $ 5,708,259         $ 5,463,884         $ 5,173,962
  Adjustments to Reconcile Net Income
    to Net Cash Provided by Operating
    Activities:
      Amortization of Goodwill                                  37,688              37,688              37,688
      Earnings of Subsidiaries                              (6,073,991)         (5,774,331)         (5,647,962)
      Changes in Assets and Liabilities:
        (Increase) Decrease in Other Assets                       (340)             51,287              70,099
        Increase (Decrease) in Other
         Liabilities                                            66,259              (5,505)            (18,308)
                                                           -----------         -----------         -----------
  Net Cash Used by Operating Activities                       (262,125)           (226,977)           (384,521)
                                                           -----------         -----------         -----------

Cash Flows From Investing Activities:
  Dividends Received from Subsidiaries                       2,437,677           2,458,425           2,070,243
                                                           -----------         -----------         -----------

Cash Flows From Financing Activities:
  Exercise of Stock Options                                    247,615             218,530
  Purchase and Retirement of
    Fractional Shares                                          (12,058)             (6,754)             (2,813)
  Dividends Paid                                            (2,437,677)         (2,207,930)         (1,699,119)
                                                           -----------         -----------         -----------
  Net Cash Used by Financing Activities                     (2,202,120)         (1,996,154)         (1,701,932)
                                                           -----------         -----------         -----------

Increase (Decrease) in Cash and
  Due From Banks                                               (26,568)            235,294             (16,210)
Cash and Due From Banks,
  Beginning of Year                                            237,632               2,338              18,548
                                                           -----------         -----------         -----------
Cash and Due From Banks, End of Year                       $   211,064         $   237,632         $     2,338
                                                           ===========         ===========         ===========

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:
Cash Paid Received During the Year for:
  Income Taxes                                             $  (224,244)        $  (282,540)        $  (227,063)

21.      QUARTERLY FINANCIAL DATA (UNAUDITED)

         Quarterly financial data for the years ended December 31, 1998 and 1997 is summarized as follows (thousands, except per share amounts):

                                     FIRST        SECOND       THIRD      FOURTH
                                    QUARTER       QUARTER     QUARTER     QUARTER
   1998

   Interest Income                  $8,193        $8,125      $7,981      $7,841
   Interest Expense                  3,844         3,725       3,532       3,523
                                    ------        ------      ------      ------
     Net Interest Income             4,349         4,400       4,449       4,318
   Provision for Loan Losses           220           220         220         153
                                    ------        ------      ------      ------
     Net Interest Income after
       Provision for Loan Losses     4,129         4,180       4,229       4,165

   Non-Interest Income                 701           816         781         765
   Non-Interest Expense              2,851         2,945       2,919       3,077
                                    ------        ------      ------      ------

   Income Before Income Taxes        1,979         2,051       2,091       1,853
   Provision for Income Taxes          552           585         601         528
                                    ------        ------      ------      ------

   Net Income                       $1,427        $1,466      $1,490      $1,325
                                    ======        ======      ======      ======

   Net Income per common and potential
    common share outstanding:
     Basic                          $ 0.30        $ 0.31      $ 0.32      $ 0.28
                                    ======        ======      ======      ======
     Diluted                        $ 0.30        $ 0.31      $ 0.32      $ 0.28
                                    ======        ======      ======      ======


   1997

   Interest Income                  $7,731        $7,793      $7,878      $8,060
   Interest Expense                  3,648         3,635       3,626       3,726
                                    ------        ------      ------      ------
     Net Interest Income             4,083         4,158       4,252       4,334
   Provision for Loan Losses           231           236         270         195
                                    ------        ------      ------      ------
     Net Interest Income after
       Provision for Loan Losses     3,852         3,922       3,982       4,139

   Non-Interest Income                 653           699         739         844
   Non-Interest Expense              2,588         2,769       2,774       2,977
                                    ------        ------      ------      ------

   Income Before Income Taxes        1,917         1,852       1,947       2,006
   Provision for Income Taxes          583           544         580         551
                                    ------        ------      ------      ------

   Net Income                       $1,334        $1,308      $1,367      $1,455
                                    ======        ======      ======      ======

   Net Income per common and potential
    common share outstanding:
     Basic                          $ 0.28        $ 0.28      $ 0.29      $ 0.31
                                    ======        ======      ======      ======
     Diluted                        $ 0.28        $ 0.28      $ 0.29      $ 0.31
                                    ======        ======      ======      ======

                             SELECTED FINANCIAL DATA

                                     1998               1997                 1996                1995          1994
Interest Income                  $ 32,140,338       $ 31,462,731        $ 30,567,977        $ 27,447,803   $ 21,319,846
Interest Expense                   14,623,787         14,635,093          14,407,335          12,418,044      8,271,364
                                 ------------       ------------        ------------        ------------   ------------
 Net Interest
  Income                           17,516,551         16,827,638          16,160,642          15,029,759     13,048,482
                                 ------------       ------------        ------------        ------------   ------------
Provision for
 Loan Losses                          813,450            932,285             694,911             859,300        632,073
 Net Interest Income
  After Provision                  16,703,101         15,895,353          15,465,731          14,170,459     12,416,409
Non-Interest Income                 3,062,748          2,934,843           2,539,412           2,329,914      2,330,957
Non-Interest
 Expense                           11,791,843         11,107,605          10,430,664           9,841,705      9,256,325
                                 ------------       ------------        ------------        ------------   ------------
Income Before
  Income Taxes                      7,974,006          7,722,591           7,574,479           6,658,668      5,491,041
                                 ------------       ------------        ------------        ------------   ------------
Provision for
 Income Taxes                       2,265,747          2,258,707           2,400,517           1,952,700      1,658,918
                                 ------------       ------------        ------------        ------------   ------------

Net Income                       $  5,708,259       $  5,463,884        $  5,173,962        $  4,705,968   $  3,832,123
                                 ============       ============        ============        ============   ============

Net Income per common and
 potential shares outstanding:
  Basic                          $       1.21       $       1.16        $       1.10        $       1.00   $       0.82
                                 ============       ============        ============        ============   ============
  Diluted                        $       1.21       $       1.16        $       1.10        $       1.00   $       0.82
                                 ============       ============        ============        ============   ============

Cash Dividends:
  Declared                       $  2,437,677       $  2,207,930        $  1,699,119        $  1,274,321   $    998,227
  Per Share                      $       0.52       $       0.47        $       0.38        $       0.31   $       0.24
Book Value at Year
  End-Per Share                  $       9.50       $       8.72        $       7.96        $       7.27   $       6.24
Weighted average common and
 potential shares outstanding:
  Basic                             4,703,267          4,691,164           4,690,769           4,690,961      4,691,186
  Diluted                           4,714,396          4,694,695           4,690,769           4,690,961      4,691,186

Total Assets                     $390,996,178       $411,222,876        $384,035,982        $350,366,037   $296,510,542
Other Borrowed
  Money                          $ 11,762,729       $  9,418,343        $ 10,917,951        $  7,324,447   $  4,629,876

         The book value per share, cash dividends, and average shares outstanding have been restated to reflect the 8-for-5 stock split effected in the form of a 60% stock dividend effective May 15, 1995, the five-for-four stock split effected in the form of a 25% stock dividend effective June 30, 1997, the five-for-four split effected in the form of a 25% stock dividend effective May 29, 1998, and the acquisition of Effingham Bank.

                           RETURN ON EQUITY AND ASSETS

  The ratio of net income to average shareholders' equity and to average total assets, and certain other ratios are as follows:

                                                YEAR ENDED DECEMBER 31,
                                       -----------------------------------------
                                        1998              1997             1996
                                       -----------------------------------------
Percentage of Net Income to:
 Average Total Assets.............      1.47%             1.45%            1.42%
 Average Shareholders' Equity.....     13.26             13.98            14.52

Percentage of Dividends Declared
 per Common Share to Net Income
 per Common Share.................     42.71             40.41            34.88

Percentage of Average Shareholders'
 Equity to Average Total Assets...     11.08             10.34             9.81





                MARKET FOR STOCK AND RELATED SHAREHOLDER MATTERS

         The common stock of the Company is traded on the Nasdaq Stock Market ("Nasdaq") under the symbol FBCG. At December 31, 1998 First Banking Company had 1,155 shareholders of record. The following table sets forth on a per share basis the high and low sale prices of the Company's common stock and the cash dividends paid by the Company on a quarterly basis for 1998 and 1997, adjusted for the 25% stock dividend paid in June 1997 and the 25% stock dividend paid in May 1998.


                             HIGH             LOW         DIVIDEND
1998

First Quarter              $ 27.20         $ 20.80         $ 0.13
Second Quarter               27.00           23.80           0.13
Third Quarter                28.75           24.00           0.13
Fourth Quarter               26.50           22.25           0.13

1997

First Quarter              $ 15.68         $ 14.00         $0.115
Second Quarter               18.24           14.00          0.115
Third Quarter                19.90           17.20           0.12
Fourth Quarter               26.40           18.80           0.12

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as defined in the regulations and as set forth in the table below. Management believes that as of December 31, 1998 the Company and the Banks meet all capital adequacy requirements to which they are subject.

         As of December 31, 1998, the most recent notifications from the Federal Deposit Insurance Corporation categorized each bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized", each bank must maintain minimum total risk-based, Tier I risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed such institutions' category.

         On October 20, 1998 the Company entered into a nonbinding letter of intent to merge with Wayne Bancorp, Inc., parent company of Wayne National Bank, Jesup, Georgia. The Company will be the surviving corporation resulting from the proposed merger, and following the merger, Wayne will be operated as a separate subsidiary of the Company. The proposed merger will not reduce the capital levels of the Company below the regulatory capital requirements.

         The Company's and the Banks' actual capital amounts and ratios as of December 31, 1998 are as follows (dollars in thousands):

                                                                                             TO BE WELL CAPITALIZED
                                                                 FOR CAPITAL                UNDER PROMPT CORRECTIVE
                                      ACTUAL                  ADEQUACY PURPOSES                ACTION PROVISIONS
                              AMOUNT          RATIO        AMOUNT           RATIO            AMOUNT           RATIO
                              ------          -----        ------           -----            ------           -----
As of December 31, 1998:

Total Capital (to Risk-weighted Assets):
  Company                    $47,114          18.6%       $20,242           8.0%           Not Applicable
  Bulloch Bank                29,614          21.4%        11,064           8.0%          $13,830             10.0%
  Metter Bank                 12,332          17.4%         5,683           8.0%            7,104             10.0%
  Effingham Bank               5,098          11.6%         3,510           8.0%            4,387             10.0%
Tier I Capital (to Risk-weighted Assets):
  Company                    $43,941          17.4%       $10,121           4.0%           Not Applicable
  Bulloch Bank                27,878          20.2%         5,532           4.0%          $ 8,298              6.0%
  Metter Bank                 11,441          16.1%         2,842           4.0%            4,262              6.0%
  Effingham Bank               4,550          10.4%         1,755           4.0%            2,632              6.0%
Tier I Capital (to Average Assets):
  Company                    $43,941          11.5%       $15,263           4.0%           Not Applicable
  Bulloch Bank                27,878          13.2%         6,343           3.0%          $10,572              5.0%
  Metter Bank                 11,441          10.7%         3,205           3.0%            5,341              5.0%
  Effingham Bank               4,550           7.2%         2,524           4.0%            3,155              5.0%


LIQUIDITY

         The percentage of net loans to deposits was 76.8% at December 31, 1998 and 69.4% at December 31, 1997. At December 31, 1998, the Banks held $47,752,330 in cash and due from banks, interest bearing deposits and federal funds sold as compared to $44,773,861 at December 31, 1997. The Banks' liquidity policies require a minimum ratio of 20.0% of cash and certain investments to net withdrawable deposits and short-term maturities of other borrowed money. At December 31, 1998, each Bank's liquidity ratio exceeded the 20.0% minimum except Effingham Bank, which reflected a 17.8% ratio. Management considers the Company and the Banks' liquidity to be adequate to repay deposits and other obligations, to meet expected loan demands, and to pay cash dividends.

         Operating activities provided cash to the Company of $7,443,191 and $7,991,966 in 1998 and 1997, respectively. Investing activities, which primarily consist of granting loans to customers and purchasing investment securities, provided cash of $13,750,795 in 1998 and used cash of $26,033,610 in 1997. The Banks invested $1,462,194 and $983,951 in premises and equipment in 1998 and 1997, respectively. Financing activities used cash of $25,821,284 in 1998 and provided cash of $21,062,243 in 1997. Financing activities consist primarily of accepting deposits from customers, the payment of dividends to shareholders, and occasional strategic borrowing from the Federal Home Loan Bank. Dividend payments were $2,437,677 in 1998 and $2,207,930 in 1997.

Effective June 30, 1997 and May 29, 1998, the Company declared at each date a five-for-four split of its common stock effected in the form of a 25% stock dividend. All references to share and per share amounts have been retroactively adjusted to reflect these splits.

FINANCIAL CONDITION

         Total assets decreased $20,226,698 (4.9%) at December 31, 1998 from December 31, 1997 and increased $27,186,894 (7.1%) at December 31, 1997 from December 31, 1996. The 1998 decline was primarily in investment securities, which funded the deposit runoff of $25,963,550, most of which was public funds. The 1997 growth was primarily in interest bearing deposits and loans and was funded by an increase in total deposits of $25,164,629 and by operations of $7,991,966. A detailed discussion of the major components of the changes follows.

INVESTMENT SECURITIES. The Company has classified its investment securities as either available for sale or held to maturity depending upon whether the Company has the intent and ability to hold investment securities to maturity. At December 31, 1998 and 1997, $61,219,384 and $82,169,388, respectively, of investment securities were classified as available for sale. A net unrealized gain of $493,579 and $217,470 at December 31, 1998 and 1997, respectively, were included in accumulated comprehensive income related to available for sale securities. There was a $70 realized loss in

1998 and no loss in 1997 from the call of investment securities. Gross unrealized losses for all investment securities at December 31, 1998 were $17,003. Such losses are not expected to have any adverse impact on future operations of the Company.

         The following table sets forth the carrying amounts of investment securities available for sale at the dates indicated:

                                                         DECEMBER 31
                                          -----------------------------------------
                                              1998           1997          1996
                                          -----------    -----------    -----------
U.S. Treasury Securities..................$ 4,859,939    $13,331,884    $22,156,402
U.S. Government Agencies.................. 48,798,214     62,398,551     55,678,161
States and Political Subdivisions.........  7,319,379      6,197,101      5,421,832
Other.....................................    241,852        241,852        241,852
                                          -----------    -----------    -----------
                                          $61,219,384    $82,169,388    $83,498,247
                                          ===========    ===========    ===========

         The following table sets forth the maturities of investment securities available for sale at December 31, 1998, and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security):

                                                                            MATURING

                                     ----------------------------------------------------------------------------------

                                             WITHIN              AFTER ONE BUT       AFTER FIVE BUT        AFTER
                                            ONE YEAR           WITHIN FIVE YEARS    WITHIN TEN YEARS     TEN YEAR
                                     -------------------     -------------------   ------------------ -----------------
                                        AMOUNT    YIELD         AMOUNT    YIELD       AMOUNT    YIELD    AMOUNT   YIELD
                                     -------------------     -------------------   ------------------ -----------------
U.S. Treasury Securities............ $ 3,018,750   5.63%     $ 1,841,189  6.27%
U.S. Government Agencies............ $23,508,251   5.45       17,973,542  6.06     $ 1,753,385  5.59% $ 5,563,036 6.06%
States and Political Subdivisions(1)                           2,314,974  6.78       3,108,174  6.98    1,896,231 6.93
Other...............................                                                                      241,852
                                     -----------  ------     -----------  -----    -----------  ----- ----------- -----
                                     $26,527,001   5.47%     $22,129,705  6.15%    $ 4,861,559  6.48% $ 7,701,119 6.28%
                                     ===========  ======     ===========  =====    ===========  ===== =========== =====


         The following table sets forth the carrying amounts of investment securities held to maturity at the dates indicated:

                                                       DECEMBER 31,
                                    ------------------------------------------------
                                        1998               1997              1996
                                    -----------        -----------       -----------
U.S. Treasury Securities...........                    $ 3,701,283       $ 1,999,082
U.S. Government Agencies........... $   167,064          1,264,194         2,377,268
States and Political Subdivisions..  13,455,899         15,881,638        13,781,394
                                    -----------        -----------       -----------
                                    $13,622,963        $20,847,115       $18,157,744
                                    ===========        ===========       ===========

         The following table sets forth the maturities of investment securities held to maturity at December 31, 1998, and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security):

                                                                         MATURING

                                    ----------------------------------------------------------------------------------
                                           WITHIN             AFTER ONE BUT        AFTER FIVE BUT          AFTER
                                          ONE YEAR         WITHIN FIVE YEARS    WITHIN TEN YEARS        TEN YEARS
                                    -------------------   -------------------   -----------------   ------------------

                                       AMOUNT     YIELD      AMOUNT    YIELD      AMOUNT   YIELD      AMOUNT    YIELD
                                    -------------------   -------------------   -----------------   ------------------
U.S. Government Agencies..........                        $   166,177   8.87%   $      887 10.37%
States and Political Subdivisions(1)$   549,278   8.33%     5,265,886   7.20     4,387,159  7.57    $3,253,576   7.71%
                                    -----------   -----   -----------   -----   ----------  -----   ----------  ------
                                    $   549,278   8.33%   $ 5,432,063   7.25%   $4,388,046  7.57%   $3,253,576   7.71%
                                    ===========   =====   ===========   =====   ==========  =====   ==========  ======

         (1) Weighted average yields on tax exempt obligations have been computed on a fully tax-equivalent basis assuming a tax rate of 34 percent. The tax equivalent rate has been reduced by 0.35% to allow for estimated disallowance of interest expense.

         No securities of a single issuer held by the Company, excluding U. S. Treasury and U. S. Government Agencies, exceeded 10% of total shareholders' equity in 1998, 1997, and 1996.

LOANS. Loans net of unearned interest increased $7,171,781 or 2.8% in 1998 as compared to 1997 and increased $20,673,289 or 8.3% in 1997 as compared to 1996. These increases were the result of continued strong economic activity, both consumer and commercial, in the Company's market.

         The Company's loan portfolio consists of the following categories of loans:

         Commercial and Agricultural. Commercial and Agricultural loans consist of all business and agricultural loans not secured by real estate. The borrowers in this category are generally small to medium sized businesses located in the market area of the Company. Most loans in this category are collateralized. Types of collateral include accounts receivable, inventory, equipment, furniture and fixtures, and certificates of deposit. Risks associated with these types of loans include bankruptcy, economic downturn, deteriorating collateral, crop failure as a result of extreme or poor weather, and changes in market prices for underlying crops in the case of agricultural loans.

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

         Real Estate - Other. Loans classified as real estate - other include all loans secured by real estate which were made for commercial, financial or agricultural purposes and which are not construction loans. The primary collateral on such loans is first lien mortgages, but also includes second-mortgage positions. Risks associated with this type loan are typically the same as those classified "Commercial and Agricultural".

         Installment and Other Consumer. Installment and Other Consumer consists of consumer loans made for personal, household and family purposes, such as home improvement and automobile purchases. Types of collateral include automobiles, mobile homes, savings accounts, and stock. Risks associated with such loans include deteriorating collateral, general economic downturn, and bankruptcy.

         Agriculturally-related loans. Agriculturally related loans comprise approximately 9.3% of the total loan portfolio at December 31, 1998. Agriculturally related loans are defined as those loans secured by farmland as well as those originated to finance agricultural production, which includes irrigated and non-irrigated row crops, food and feed grain, livestock and other enterprises, such as timber and pecans. The Company limits such loans to operators who exhibit strong financial ability and proven performance and can offer the collateral deemed necessary for their individual lines of credit. Agriculturally related loans made for real estate or for equipment follow the general guidelines discussed below in "Credit Underwriting and Monitoring." Crop production and livestock operation loans typically require liens on the livestock or the current year crop production. Farm visits and inspections are performed periodically to assess the collateral and the overall soundness of the operation. A customized repayment plan is developed for each operator based upon his projected cash flow from crop production or livestock sales. Risks associated with such loans are typically those identified above in "Commercial and Agricultural," but also include poor production associated with unfavorable weather conditions as well as an unfavorable farm-to-market economic relationship.

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

         Economy of the Market Area. The Company's primary market area is comprised of Bulloch, Candler, Effingham, and contiguous counties of southeast Georgia. The local economy is a diversified mix of manufacturing, retail and service and agriculture. Statesboro-Bulloch County is a retail hub which draws from an eight county area and is also the home of Georgia Southern University, enrolling 14,000 students and employing 2,000 faculty and staff. Ogeechee Technical Institute is a drawing card for industries looking to locate in southeast Georgia. Metter-Candler County has also experienced commercial development in terms of motels, restaurants, and other retail businesses around the Interstate 16 interchange which cater to travelers. Several companies have relocated their distribution facilities to Metter. The American Language Institute, established near Metter several years ago, is designed to provide intense instruction in the English language to foreign executives. Springfield-Rincon-Effingham County is included as part of the Savannah-Chatham County, Georgia Metropolitan Statistical Area. This area has experienced tremendous growth in recent years as a result of population movement from Savannah-Chatham County, and the correlating growth in retail and service businesses from the increased population, and of the establishment of a large paper mill in the county.

         In the manufacturing sector the Company's market area is home to seventy manufacturers, ranging from meat packing, lumber mills, a paper mill, grey-iron foundry, meter and valve production, and garment manufacturing to computer form production, steel recycling, structural glass panel manufacturing and lawn mower engines. Agriculture and agribusiness account for approximately one-third of the local economy in terms of economic impact. Major cash producers include Vidalia onions, peanuts, cotton, forestry, tobacco, corn, poultry, beef and swine. The resurgence of cotton has led to the construction of three cotton gins in the area and the major upgrading of an existing one. A technological advance in controlled atmospheric storage enables Vidalia onion growers to store their crop and ship year-round all across the nation.

         The following tables present the composition of the Company's loan portfolio at December 31 for the past five years as well as the maturities and sensitivities of loans to changes in interest rates.

                                              LOAN PORTFOLIO

                                                                         DECEMBER 31,
                                         ---------------------------------------------------------------------------
                                              1998           1997             1996            1995           1994

Commercial and Agricultural............. $ 54,878,254    $ 52,950,189    $ 49,837,280    $ 54,600,117   $ 64,999,750
Real Estate - Construction..............   13,787,636      14,175,794      17,366,129      12,505,746      7,534,115
Real Estate - Other.....................  166,052,242     161,563,698     141,015,449     127,203,963     93,688,443
Installment and Other Consumer..........   21,864,425      21,622,026      22,838,620      21,686,523     22,945,822
                                         ------------    ------------    ------------    ------------   ------------
    Total............................... $256,582,557    $250,311,707    $231,057,478    $215,996,349   $189,168,130
                                         ============    ============    ============    ============   ============


         The maturities of the indicated loans at December 31, 1998 are as follows:

                                                               MATURING
                                      ------------------------------------------------------
                                                      AFTER ONE
                                          WITHIN      BUT WITHIN      AFTER
                                         ONE YEAR     FIVE YEARS    FIVE YEARS       TOTAL
                                      ------------------------------------------------------
Commercial and Agricultural.......... $ 32,390,650   $ 14,079,107  $ 8,408,497  $ 54,878,254
Real Estate - Construction............   9,804,486      1,049,150    2,934,000    13,787,636
Real Estate - Other...................  73,618,656     67,145,419   25,288,167   166,052,242
Installment and Other Consumer.......    8,716,329     12,580,300      567,796    21,864,425
                                      ------------   ------------  -----------  ------------

    Total............................ $124,530,121   $ 94,853,976  $37,198,460  $256,582,557
                                      ============   ============  ===========  ============

                                                             INTEREST SENSITIVITY
                                                               DECEMBER 31, 1998
                                                  ----------------------------------------
                                                     FIXED         VARIABLE
                                                      RATE           RATE         TOTAL
                                                  ----------------------------------------
Due Within One Year.............................. $ 99,066,273   $25,463,848  $124,530,121
Due After One But Within
  Five Years.....................................   64,030,851    30,823,125    94,853,976
Due After Five Years.............................   20,936,738    16,261,722    37,198,460
                                                  ------------   -----------   -----------

    Total........................................ $184,033,862   $72,548,695  $256,582,557
                                                  ============   ===========  ============

         The risks associated with granting loans at fixed rates is that the deposits funding such loans may reprice at higher rates prior to the loan's maturity. The Company mitigates such risk by managing the maturity and repricing match of interest bearing assets and liabilities. See "Market Risk."

         The Banks have no foreign loans or significant potential problem loans that are not already disclosed herein nor any other significant interest bearing assets required to be disclosed.

NONPERFORMING ASSETS. The following table presents a history of the Company's nonperforming assets at year-end for the past five years.

                   NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                         DECEMBER 31,
                            ----------------------------------------------------------------
                                1998          1997          1996          1995        1994

Nonaccrual Loans........... $  225,024    $  434,296    $  353,389    $  549,297  $  474,045
Accruing Loans Past Due
  at least 90 days.........    315,981       133,712       207,420       367,663     419,115
Restructured Loans.........    529,631       648,751       855,515       750,550   1,039,729
                            ----------    ----------    ----------    ----------  ----------
Total Nonperforming Loans..  1,070,636     1,216,759     1,416,324     1,667,510   1,932,889
Other Real Estate..........    413,471       368,524       446,500       306,500     492,692
                            ----------    ----------    ----------    ----------  ----------
 Total Nonperforming Assets $1,484,107    $1,585,283    $1,862,824    $1,974,010  $2,425,581
                            ==========    ==========    ==========    ==========  ==========

         Interest income that would have been recorded on these nonperforming loans in accordance with their original terms amounted to $90,019, $163,401, $171,952, $110,345 and $115,293 in 1998, 1997, 1996, 1995 and 1994,
respectively, compared with amounts received of $29,063, $96,369, $52,193, $53,462 and $53,961 for such years, respectively. At December 31, 1998, all restructured loans were performing in accordance with their restructured terms, except one loan with a principal balance of $27,159, which was over 90 days past due and still accruing.

         Nonaccrual loans by loan category in 1998 included, $21,974 in real estate-other, $59,045 in consumer loans $29,529 in commercial loans, and $114,476 in agricultural loans.

         Loans are placed on non-accrual status when management does not consider the collection of interest to be reasonably assured. It is the Company's policy to allow any loan past due greater than 90 days to remain on an accrual basis if it is well collateralized and in process of collection. All loans 120 days past due, however, are charged-off.

DEPOSITS. Average deposits increased $5,119,250 in 1998 and $9,869,870 in 1997. The 1998 increase in average deposits is the result of increases of $5,591,000 in NOW accounts, $1,223,000 in money market accounts, $1,031,000 in savings accounts, and $4,048,000 in demand deposits, all offset by a $6,774,000 decrease in total time deposits. The overall cost of funds decreased 0.08% from 1997 to 1998. The increase in average demand deposits in 1998 is attributable to one public fund account converting from the NOW account classification to demand deposits as of June 30, 1998. The increase in NOW accounts is primarily the result of a new local public fund account which opened in December 1997 and carried an average balance of approximately $4,850,000 during 1998. The decrease in total time deposits is attributable to a $4,635,000 decrease in time deposits over $100,000 and a $2,139,000 decrease in other time deposits. The decrease in time deposits over $100,000 is attributable to a third public fund entity which redeemed $5,000,000 at maturity in early 1998 for reinvestment outside the local market area. The 1997 growth is primarily the result of a net increase of $11,565,185 in total time deposits, of $4,352,212 in demand deposits and $3,108,412 in NOW accounts offset by a $10,426,124 decrease in money market accounts. The decrease in money market accounts in 1997 is primarily the result of a transfer out of the Company of $8,300,000 from an established public fund account. The 1997 increase in time deposits is reflected in time deposits over $100,000.

         At December 31, 1998 and 1997, time deposits $100,000 and above comprised 25.9% and 25.0% of total deposits and 21.8% and 21.6% of total assets, respectively. Peer average of time deposits $100,000 and above to total assets was 9.8% at December 31, 1997. At December 31, 1998 and 1997, 26.9% and 30.1%,
respectively, of total time deposits over $100,000 were deposits of state and local governmental entities. Such deposits are acquired from, and rates paid are based on, competitive bids with other local commercial banks in the market area. State banking regulations require public fund deposits in excess of the FDIC coverage of $100,000 be collateralized by pledging securities in the investment portfolio. Because of the volatility of such deposits, securities are generally purchased to match maturities of the corresponding time deposit.

         The following table presents the average amount outstanding and the average rate paid on deposits by the Company for the years 1998, 1997 and 1996.

                                                            YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------------------
                                           1998                       1997                        1996
                                ----------------------     ---------------------      ---------------------
                                    AVERAGE                    AVERAGE                    AVERAGE
                                    AMOUNT       RATE          AMOUNT       RATE          AMOUNT       RATE
                                ------------     ----      ------------     ----      ------------     ----
Deposits:
  Demand ..................     $ 44,176,136     0.00%     $ 40,128,073     0.00%     $ 35,775,861     0.00%
  NOW .....................       63,586,086     3.31        57,994,847     3.23        54,886,435     3.27
  Money Market ............       28,020,437     3.38        26,797,217     3.21        37,223,341     3.40
  Savings .................       15,411,210     3.09        14,380,510     3.12        13,110,326     3.19
  Time ($100,000 and above)       79,372,487     6.05        84,007,293     6.02        74,498,750     6.08
  Other Time ..............       98,533,634     5.61       100,672,800     5.62        98,616,158     5.87
                                ------------     ----      ------------     ----      ------------     ----
    Total .................     $329,099,990     4.21%     $323,980,740     4.29%     $314,110,871     4.39%
                                ============     ====      ============     ====      ============     ====

         As of December 31, 1998, time deposits of $100,000 or more totaled $85,053,944. The maturities of all time deposits over $100,000 are as follows:

  Three months or less.........................   $30,251,232
  Over three months through six months.........    21,960,220
  Over six months through twelve months........    24,282,236
  Over twelve months...........................     8,560,256
                                                  -----------

    Total......................................   $85,053,944
                                                  ===========

OTHER BORROWED MONEY. Other borrowed money increased $2,344,386 from December 31, 1997 to December 31, 1998 and decreased $1,499,608 from December 31, 1996 to December 31, 1997. Funds are strategically borrowed from the Federal Home Loan Bank of Atlanta as a means of providing funding for long-term credit products to the Company's loan customers. Maturities and principal repayments of other borrowed money are structured to generally match those of the loans funded by these borrowings. At December 31, 1998 and 1997, the Company also had short-term borrowings outstanding of $1,400,000 in repurchase agreements.

         There were no short-term borrowings for which the average balance outstanding during the period was more than 30% of shareholders' equity for each of the years ended December 31, 1998, 1997 and 1996.

MARKET RISK

ASSET AND LIABILITY MANAGEMENT. The Company's principal business is the making of loans, funded by customer deposits and, occasionally, other borrowed funds. Consequently, a significant portion of the Company's assets and liabilities are monetary in nature and fluctuations in interest rates will affect the Company's future net interest income and cash flows. This interest rate risk is the Company's primary market risk exposure. The Company does not enter into derivative financial instruments such as futures, forwards, swaps, and options. Also, the Company has no market risk-sensitive instruments held for trading purposes. The Company's exposure to market risk is reviewed on a regular basis by its management.

         The Company measures interest rate sensitivity as the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect.

         The table below presents a "gap analysis" based solely on the maturity of the Company's financial instruments and does not take into account the repricing opportunities of variable rate instruments. The table is presented to comply with required disclosures about market risk. Because a significant portion of the loan portfolio is comprised of variable rate loans, a gap analysis based solely on maturity rather than repricing opportunities fails to provide an accurate indication of the Company's interest rate risk. The time period indicated in the table represents the time period during which the asset or liability matures. NOW, money market, and savings accounts have been included in "less than three months."

INTEREST RATE SENSITIVITY ANALYSIS
December 31, 1998 (Dollars in thousands)

                                                    TERM TO MATURITY
                              ---------------------------------------------------------------------                        WEIGHTED
                                                      YEAR                              OVER FIVE                           AVERAGE
                              -------------------------------------------------------   YEARS AND                          INTEREST
                                ONE         TWO       THREE        FOUR        FIVE     INSENSITIVE    TOTAL    FAIR VALUE     RATE
                              --------   --------    --------    --------    --------   -----------    ------   ---------- --------
Interest Earning Assets:
  Interest Bearing Deposits
    in Other Banks            $ 24,773                                                                $ 24,773    $ 24,773    4.90%
  Federal Funds Sold             2,975                                                                   2,975       2,975    4.37
  Investment Securities         27,070   $ 16,838    $  5,151    $  3,791    $  1,782     $ 20,210      74,842      75,582    5.60
  Stock of FHLB of Atlanta                                                                   1,390       1,390       1,390
  Loans                        126,948     37,142      37,230      13,806      13,202       28,255     256,583     250,830    9.39
                              --------   --------    --------    --------    --------     --------    --------    --------
    Total Interest
       Earning Assets          181,766     53,980      42,381      17,597      14,984       49,855     360,563     355,550
  Non-interest Earning
       Assets                                                                               30,433      30,433      30,433
                              --------   --------    --------    --------    --------     --------    --------    --------
Total Assets                  $181,766   $ 53,980    $ 42,381    $ 17,597    $ 14,984     $ 80,288    $390,996    $385,983
                              ========   ========    ========    ========    ========     ========    ========    ========

Interest Bearing Liabilities:
  Interest Bearing Deposits   $256,122   $ 14,176    $  6,435    $    885    $    470                 $278,088    $280,018    4.74
  Other Borrowed Money           2,771      1,741       1,205       1,178       1,117     $  5,150      13,162      14,562    6.65
                              --------   --------    --------    --------    --------     --------    --------    ---------
    Total Interest Bearing
      Liabilities              258,893     15,917       7,640       2,063       1,587        5,150     291,250     294,580
    Interest Free Deposits                                                                  50,754      50,754      50,754
  Other Interest Free
   Liabilities and Equity                                                                   48,992      48,992      48,992
                              --------   --------    --------    --------    --------     --------    --------    --------
Total Liabilities & Equity    $258,893   $ 15,917    $  7,640    $  2,063    $  1,587     $104,896    $390,996    $394,326
                              ========   ========    ========    ========    ========     ========    ========    ========


Net Interest Rate
  Sensitivity Gap             $(77,127)  $ 38,063    $ 34,741    $ 15,534    $ 13,397     $(24,608)
Cumulative Gap                $(77,127)  $(39,064)   $ (4,323)   $ 11,211    $ 24,608

Net Interest Rate
  Sensitivity Gap as a
  Percent of Interest
  Earning Assets                 (42.4)      70.5        82.0        88.3        89.4        (30.6)

Cumulative Gap as a Percent
  of Cumulative Interest
  Earning Assets                 (42.4)     (16.6)       (1.6)        3.8         7.9

         The following table sets forth the consolidated average balance sheets for the Company, total interest earned on earning assets, total interest paid on deposits, and average rates earned on earning assets and paid on interest bearing liabilities. This information is presented for the years ended December 31, 1998, 1997 and 1996.

               AVERAGE BALANCE SHEETS, INCOME/EXPENSE AND AVERAGE
                          YIELDS EARNED AND RATES PAID
                             YEAR ENDED DECEMBER 31,

                             -------------------------------------------------------------------------------------------------------
                                               1998                             1997                              1996
                             ---------------------------------  ---------------------------------   --------------------------------

                                AVERAGE      INTEREST   YIELD/     AVERAGE      INTEREST   YIELD/     AVERAGE      INTEREST   YIELD/
                                BALANCE    EARNED/PAID   RATE      BALANCE    EARNED/PAID   RATE      BALANCE    EARNED/PAID   RATE
                             -----------   ----------- -------  -----------   -----------  ------   ----------   -----------  ------
ASSETS
Interest Earning Assets:
  Interest Bearing Deposits
    in Other Banks.........  $18,522,025   $  999,265    5.40%  $11,910,890     $ 672,159   5.64%   $10,633,446  $   584,746   5.50%
  Investment Securities:
    Taxable................   67,615,459    3,999,100    5.91    76,139,093     4,571,210   6.00     83,224,586    5,111,510   6.14
    Tax Exempt(1)..........   20,974,038    1,100,491    7.42    20,193,215     1,084,100   7.60     16,981,576      859,929   7.14
  Federal Funds Sold.......    4,462,807      237,002    5.31     3,191,193       199,988   5.53      8,263,873      418,504   5.35
  Loans (Less Unearned):
    Taxable (2)............  247,938,476   25,495,377   10.28   236,880,257    24,613,628  10.39    218,746,182   23,358,479  10.68
    Tax Exempt(1)..........    4,454,313      308,922    9.98     4,828,943       321,646   9.56      2,976,186      234,809  11.42
                            ------------  -----------   -----   -----------   -----------  -----   ------------ ------------  -----
Interest Earning
 Assets(1).................  363,967,118   32,140,157    8.99   353,143,591    31,462,731   9.08    340,825,849   30,567,977   9.10

Non-Interest Earning
 Assets:
  Cash and Non-interest
   bearing Deposits........   14,196,908                         13,931,555                          12,690,146
  Interest Receivable......    4,728,816                          4,844,170                           4,652,260
  Premises and Equipment,
   Net.....................    7,157,210                          7,254,940                           6,389,377
  Other Real Estate........      436,122                            630,429                             369,197
  Other Assets.............    2,102,271                          2,264,412                           2,314,288
  Less: Allowance for
        Loan Losses........   (4,096,921)                        (4,056,133)                         (4,075,648)
                            ------------                       ------------                        ------------

    Total.................. $388,491,524                       $378,012,964                        $363,165,469
                            ============                       ============                        ============


LIABILITIES AND
 SHAREHOLDERS' EQUITY
Interest Bearing
 Liabilities:
 Deposits:
   NOW .................... $ 63,586,086  $ 2,102,638   3.31%   $ 57,994,847  $ 1,875,013   3.23%   $ 54,886,435  $ 1,793,576  3.27%
   Money Market Deposit
    Accounts...............   28,020,437      945,859   3.38      26,797,217      859,518   3.21      37,223,341    1,265,473  3.40
    Savings................   15,411,210      476,618   3.09      14,380,510      448,766   3.12      13,110,326      418,777  3.19
Time:
   Certificates of Deposits
    over $100,000..........   79,372,487    4,803,681   6.05      84,007,293    5,057,137   6.02      74,498,750    4,528,026  6.08
   Other Time..............   98,533,634    5,524,441   5.61     100,672,800    5,656,899   5.62      98,616,158    5,783,882  5.87
Other Borrowed Money.......   11,734,962      770,550   6.57      10,651,997      737,760   6.93       9,194,557      617,601  6.72
                            ------------   ----------  -----    ------------   ----------  -----    ------------   ----------  ----
Total Interest Bearing
 Liabilities...............  296,658,816   14,623,787   4.93     294,504,664   14,635,093   4.97     287,529,567   14,407,335  5.01
                                           ----------                          ----------                          ----------


Non-Interest Bearing
 Liabilities:
  Demand Deposits.........    44,176,136                          40,128,073                          35,775,861
  Interest Payables.......     3,311,225                           3,203,323                           3,174,297
  Other Liabilities.......     1,296,218                           1,086,226                           1,057,999

Shareholders' Equity......    43,049,129                          39,090,678                          35,627,745
                            ------------                        ------------                        ------------
  Total...................  $388,491,524                        $378,012,964                        $363,165,469
                            ============                        ============                        ============

Net Interest Earnings.....                $17,516,370                         $16,827,638                         $16,160,642
                                          ===========                         ===========                         ===========

Net Yield on Interest
  Earning Assets (1).....                               4.98%                               4.93%                              4.88%
                                                        ====                                ====                               ====



(1). Yields have been calculated on a tax equivalent basis assuming a tax rate of 34 percent. The tax equivalent rate has been reduced by 0.35 percent to allow for estimated disallowance of interest expense.

(2). Total interest income includes loan fees of $840,991 in 1998, $797,294 in 1997 and $789,618 in 1996. No separate treatment has been made for non-accrual loans.

         The following table sets forth a summary of the changes in interest income and interest expense resulting from changes in volume and rate for the periods indicated. There were no out- of-period items and adjustments required to be excluded from the table.

                                                  1998 COMPARED TO 1997                           1997 COMPARED TO 1996
                                                INCREASE (DECREASE) DUE TO                     INCREASE (DECREASE) DUE TO
                                     --------------------------------------------   ---------------------------------------------


                                      VOLUME(1)         RATE(1)            NET       VOLUME(1)          RATE(1)            NET
                                     ----------      -----------       ----------   -----------        ----------      ----------

Interest Income:
  Interest Bearing Deposits......... $  354,266       $  (27,160)      $  327,106   $    72,130       $    15,283      $   87,413
  Loans:
    Taxable.........................  1,140,372         (258,623)         881,749     1,866,519          (611,370)      1,255,149
    Tax-Exempt......................    (27,148)          14,424          (12,724)      117,607           (30,770)         86,837

  Investments:
    Taxable.........................   (504,510)         (67,600)        (572,110)     (426,165)         (114,135)       (540,300)
    Tax-Exempt......................     39,622          (23,231)          16,391       167,210            56,961         224,171
  Federal Funds Sold................     41,300           (4,105)          37,195      (231,188)           12,672        (218,516)
                                     ----------      -----------       ----------   -----------        ----------      ----------
Total Interest Income...............  1,043,902         (366,295)         677,607     1,566,113          (671,359)        894,754
                                     ----------      -----------       ----------   -----------        ----------      ----------

Interest Expense:
  NOW...............................    181,100           46,525          227,625       103,873           (22,436)         81,437
  Savings...........................     32,167           (4,315)          27,852        38,770            (8,781)         29,989
  Money Market Deposit Accounts.....     39,969           46,372           86,341      (338,434)          (67,521)       (405,955)
  Certificate of Deposits
   Over $100,000....................   (278,623)          25,167         (253,456)      573,449           (44,338)        529,111
  Other Time........................   (122,223)         (10,235)        (132,458)      121,845          (248,828)       (126,983)
  Other Borrowed Money..............     67,050          (34,260)          32,790       100,371            19,788         120,159
                                     ----------      -----------       ----------   -----------        ----------      ----------
Total Interest Expense..............    (80,560)          69,254          (11,306)      599,874          (372,116)        227,758
                                     ----------      -----------       ----------   -----------       ----------       ----------


Net Interest Earnings............... $1,124,462      $  (435,549)      $  688,913     $ 966,239        $ (299,243)     $  666,996
                                     ==========      ===========       ==========   ===========        ==========      ==========


         (1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change of each.

RESULTS OF OPERATIONS

INTEREST INCOME

         Total interest income increased $677,607 (2.2%) in 1998 from 1997 and increased $894,754 (2.9%) in 1997 from 1996. Interest on loans increased $869,025 in 1998 from 1997 and increased $1,341,986 in 1997 from 1996. The increase in 1998 is the result of an increase in average loans outstanding of $10,683,589 offset by a decrease in the taxable equivalent yield on the loan portfolio from 10.4% in 1997 to 10.3% in 1998. The increase in 1997 is primarily the result of an increase in average loans outstanding of $19,986,832 offset by a decrease in the taxable equivalent yield on the loan portfolio from 10.7% in 1996 to 10.4% in 1997. The loan growth in 1998 and 1997 is reflected primarily in the categories Real Estate-Other and Commercial and Agricultural loans, both of which are made for commercial or agricultural purposes.

         Interest on investments decreased $555,719 (9.8%) in 1998 from 1997 and decreased $316,129 (5.3%) in 1997 from 1996. The decrease in 1998 is the result of a decrease in the average investment portfolio of $7,742,811 with the same taxable equivalent yield of 6.3% for 1998 and 1997. The decrease in 1997 is the result of a decrease in the average investment portfolio of $3,873,854 offset by a nominal increase in taxable equivalent yield of 0.03% from 1996 to 1997.


         During 1998, interest on federal funds sold increased $37,014 (18.6%) from 1997 and decreased $218,516 (52.2%) in 1997 from 1996, while interest on interest bearing deposits increased $327,106 (48.7%) in 1998 from 1997 and increased $87,413 (14.9%) in 1997 from 1996. The increase of $364,301 in total interest on interest bearing deposits and federal funds sold in 1998 is the result of an increase in the combined average balance of $7,882,749 from 1997 to 1998 offset by a decrease in the weighted average yield on those investments from 5.6% in 1997 to 5.4% in 1998. The decrease in income from federal funds sold and the increase in income from interest bearing deposits in other banks during 1997 is primarily the result of an overall decrease in total funds available for short-term investment offset by higher rates paid on these short-term investments from 5.4% in 1996 to 5.6% in 1997.

INTEREST EXPENSE

         During 1998 interest paid on deposits decreased $44,096 (0.3%) from 1997 and increased $107,599 (0.8%) in 1997 from 1996. The 1998 decrease is the result of an increase in average interest bearing deposits of $1,071,187 offset by a decrease in the average rate paid on deposits from 4.90% in 1997 to 4.86% in 1998. The 1997 increase is the result of an increase of $5,517,657 in average interest bearing deposits offset by a decrease in the average rate paid on deposits from 5.0% in 1996 to 4.9% in 1997.

NET INTEREST MARGIN

         The interest margin of the Company, the spread between interest income and interest expense, was 5.0% in 1998 and 4.9% in both 1997 and 1996. The margin is the result of careful management of both the growth and the pricing of loans and deposits in a competitive interest rate environment.

PROVISION FOR LOAN LOSSES

         Provision for loan losses decreased $118,835 in 1998 from 1997 and increased $237,374 in 1997 from 1996. Changes in the amount of the provision for loan losses are the result of judgments made by management of the Banks after considering the credit worthiness and growth of the loan portfolios. At December 31, 1998 and 1997, the allowance for loan losses was 1.6% of outstanding loans less unearned interest. Total nonperforming loans were $1,070,636 at December 31, 1998 and $1,216,759 at December 31, 1997. The allowance for loan losses was
3.8 and 3.2 times total nonperforming loans at December 31, 1998 and 1997, respectively. Net charge-offs amounted to $711,954 in 1998 as compared to $1,036,289 in 1997. The increase in net charge-offs in 1997 is directly the result of a charge-off of $632,110 on one credit line. The amount of the allowance for loan losses is determined by management after considering, among other things, factors such as classified and past due loans as well as portfolio growth and diversification. Management believes such allowance is adequate to absorb future losses on loans outstanding at December 31, 1998.

         In an effort to determine potential loss relating to the Year 2000 issue, the Company has attempted to survey its larger loan customers but has not received an adequate response to date. Less than 30% of loan customers contacted from each subsidiary bank have responded thus far. However, the Company's loan officers have completed their own assessment of their individual credit lines, and most credit lines were deemed to pose a low risk of loss to the Company as a result of Year 2000 noncompliance. Twenty-two credit lines were identified as medium to high risk lines. The Company is planning to develop a questionnaire for use by the loan officers to follow up on Year 2000 preparedness for these riskier credit lines. If the Company's large borrowers do not sufficiently address Year 2000 problems, the Company may experience an increase in loan defaults. The Company has evaluated the adequacy of its loan loss reserve and believes that the reserve is presently sufficient to cover current estimates of losses.

                         SUMMARY OF LOAN LOSS EXPERIENCE

         The following table summarizes average loan balances; changes in the allowance for possible loan losses arising from loans charged off and recoveries on loans previously charged off, by loan category; and additions to the allowance which have been charged to expense:

                                                                            YEAR ENDED DECEMBER 31,
                                                    -----------------------------------------------------------------
                                                        1998          1997          1996          1995         1994
Average Amount of Loans.........................    $252,392,789  $241,709,200  $221,722,368  $202,284,606 $180,191,264
                                                    ============  ============  ============  ============ ============
Analysis of the Allowance for Loan Losses:
Balance at Beginning of Period..................    $  3,920,535  $  4,024,539  $  3,856,321  $  3,274,587  $ 2,852,712
                                                    ------------  ------------  ------------  ------------  -----------
Loans Charged off:
  Commercial and Agricultural...................         529,531       851,356       254,876        88,777       70,117
  Real Estate - Construction....................          20,300
  Real Estate - Other...........................           5,964       155,341           336                      2,514
  Installment and Other Consumer................         291,660       222,733       403,947       253,294      254,231
                                                    ------------  ------------  ------------  ------------  -----------
      Total Loans Charged off...................         847,455     1,229,430       659,159       342,071      326,862
                                                    ------------  ------------  ------------  ------------  -----------
Recoveries on Loans Previously Charged off:
  Commercial and Agriculture....................          31,276        63,934        55,393        12,907       33,123
  Real Estate - Other...........................          19,063         5,450
  Installment and Other Consumer................          85,162       123,757        77,073        51,598       83,541
                                                    ------------   -----------  ------------  ------------  -----------
      Total Recoveries..........................         135,501       193,141       132,466        64,505      116,664
                                                    ------------   -----------  ------------  ------------  -----------
Net Loans Charged off...........................         711,954     1,036,289       526,693       277,566      210,198
Additions to Allowance Charged to Expense.......         813,450       932,285       694,911       859,300      632,073
                                                    ------------   -----------  ------------  ------------  -----------
Balance at End of Period........................    $  4,022,031   $ 3,920,535  $  4,024,539  $  3,856,321  $ 3,274,587
                                                    ============   ===========  ============  ============  ===========

Ratio of Net Charge-offs during the period
 to Average Loans Outstanding...................            0.28%         0.43%         0.24%         0.14%        0.12%
                                                    ============   ===========  ============  ============  ===========
Provision for Loan Losses shown on the
 Selected Financial Data........................    $    813,450   $   932,285  $    694,911  $    859,300  $   632,073
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

         The adequacy of the allowance is reviewed on a quarterly basis by management and by the Board of Directors. The allowance is allocated by a formula developed internally and deemed adequate by bank regulators. The allocation includes 15% of the principal balance of loans graded "Substandard," 50% of the principal balance of loans graded "Doubtful," and 100% of the principal balance of loans graded "Loss" plus 100% of the greater of three year or five year average net charge-offs plus 0.5% of off-balance sheet items plus 10% of loans past due 30 days or more and not internally rated plus a subjective component related to judgments about local economic conditions, loan officer performance, concentrations and other factors. For the year ended December 31, 1998, the allocation formula was expanded to include a component for potential loan losses relating to the potential adverse effect of the Year 2000 issue on the Company's loan customers. From December 31, 1997 to December 31, 1998, the allocation of the allowance increased by approximately $939,000 or 76.3%. Of this total increase, $743,000 was related to the new allocation for Year 2000 losses while adversely graded loans accounted for an increase of $150,000 and historical losses accounted for an increase of approximately $142,000 offset by a $111,700 decrease in the subjective component. While the Company did experience an increase in the allocation, the amount of the provision in 1998 decreased from that in 1997.

         The approximate anticipated amount of charge-offs by category during 1999 is as follows:

Commercial and Agricultural..................................................... $450,000
Real Estate - Other.............................................................   50,000
Installment and Other Consumer..................................................  250,000
                                                                                 --------
   Total........................................................................ $750,000
                                                                                 ========

NON-INTEREST INCOME AND EXPENSE

         Non-interest income increased $127,905 in 1998 from 1997 and increased $395,431 in 1997 from 1996. The increase in 1998 non-interest income is the result of increases in service charges on deposit accounts of $63,166 and in other non-interest income of $167,605 offset by a $102,866 decrease in trust service fees. The increase in service charges on deposits is the result of a $9,000 increase in NSF fees and a $44,000 increase in account services charges. The increase in account service charges is primarily the result of increases in deposit account service fees implemented in the late second quarter and early third quarter of 1998. The increase in Other Non-interest Income is the result of a $171,000 increase in income from mortgage loans (which are originated for, and acquired by, other banks on a non-recourse basis concurrent with the closing of each loan), of a $58,000 increase in commissions on mutual funds, annuities and life insurance, of a $32,000 increase in ATM fees and of a $15,000 increase in commissions on debit card transactions, all offset by the gain of $110,516 recognized in 1997 from the sale of a pool of SBA guaranteed loans. The $102,866 decrease in Trust Services Fees is the result of outsourcing trust administration activities and sharing fees with that party. The increase in non-interest income in 1997 is the result of increases in service charges on deposit accounts of $181,393 and in Other Non-interest Income of $221,120 offset by a $7,082 decrease in Trust Service Fees. The 1997 increase in service charges on deposit accounts is the result of a full year effect of service charge adjustments made in the later part of 1996, while the increase in Other Service Charges is primarily the result of an increase of $54,154 in income from mortgage loans originated for other banks, of an increase of $27,455 in commissions on mutual funds, annuities, and life insurance, and from a gain of $110,516 from the sale of a pool of SBA-guaranteed loans.

         Non-interest expense increased $684,238 in 1998 from 1997 and $676,941 in 1997 from 1996. The increases in non-interest expense resulted from an increase in total salary and personnel expense of $258,860 in 1998 and $476,329 in 1997, an increase in total occupancy and equipment expense of $146,074 in 1998 and $388,378 in 1997, and an increase in Other Expense of $279,304 in 1998 and a decrease in such expense of $187,766 in 1997. The increase in salary and employee expense in 1998 is primarily the result of an increase of $243,000 in salaries and executive bonuses as well as an increase of $26,000 in medical insurance premiums offset by a $10,000 decrease in retirement benefit plan expense. The 1997 increase in salary and personnel expense is the result of increases in health insurance premiums, the adoption of benefit plans for employees of Effingham Bank, and increases in benefit plan expense at Bulloch Bank and Metter Bank related to the restatement of the benefit plans in prior years. The increase in occupancy and equipment expense in 1998 is the result of a $40,000 increase in depreciation expense, a $69,000 increase in repairs to buildings and equipment, a $10,000 increase in rental expense as a result of new ATM locations, and a $20,000 increase in property taxes. The 1997 increase in occupancy and equipment expense is primarily the result of an increase in depreciation expense of $238,000 related to various capital projects in 1996. The increase in Other Expense in 1998 is the result of an increases of approximately $90,000 in outside services (which includes legal, accounting, courier and telephone expense), of $62,000 in computer expense, of $39,000 in director fees, of $44,000 in office supplies and of $46,000 in all other expense, all offset by a $36,000 decrease in FDIC, FICO and OCC assessments. The decrease in Other Expense in 1997 was offset by an increase of $94,578 in assessments paid to the FDIC and OCC for deposit insurance premiums and for FICO bond payments and also offset by an increase in service charges paid to correspondent banks of $64,837.

INCOME TAXES

         The increase in the provision for income taxes of $7,040 in 1998 and the decrease of $141,810 in 1997 resulted from changes in taxable income. The effective tax rate for 1998, 1997 and 1996 was 28%, 29%, and 32%, respectively. The effective tax rate is lower than the statutory rate of 34% because of the Banks' investments in tax-exempt securities and loans.

NEW ACCOUNTING STANDARD

         As of January 1, 1998, the Company adopted SFAS 130, "Reporting Comprehensive Income" and restated prior periods to conform to the presentation required by SFAS 130. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses on the Company's available for sale securities, which prior to adoption were reported separately in shareholder's equity, to be included in other comprehensive income. The adoption of SFAS 130 had no impact on the Company's net income or shareholder's equity.

         As of December 31, 1998, the Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 established annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. Appropriate disclosures have been included in the Company's financial statements for the year ending December 31, 1998.

         In June 1998, SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS 133 establishes standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not engage in derivative instruments or hedging activities, SFAS 133 will not have an effect on the Company's financial statements.

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

         The Company has completed an evaluation of the Company's computer information systems and has identified those systems which will require program modifications or new software installations in order to function properly for the year 2000. The Company has developed a plan that provides for, among other things, the replacement or modification of existing information systems as necessary. Because the primary hardware and software systems are presently certified by their vendors as Year 2000 compliant, the Company has not incurred any significant costs to date relating to software modifications or new installations for the other systems. Most systems are made compliant through periodic software upgrades provided by the various vendors as part of the license agreements. The Company expects that the costs of becoming Year 2000 compliant will not be material to its financial position or any year's operating results. The Company has budgeted $50,000 for the year 1999 to cover costs of becoming Year 2000 compliant; however the Company cannot assure that the costs it actually incurs will not have a material effect.

         The Company has developed a testing strategy in which all mission critical systems, such as heating and air, security and phone systems, as well as information systems, will be tested and documented by March 31, 1999. The Company has assigned responsibility for specific areas in the testing plan to different teams of employees, and these teams report on the progress of this testing to the Boards of Directors of the subsidiary banks and of the Company on a regular basis. The Company's primary systems have been tested by proxy with the software provider, who has tested in environments with like software and hardware systems as the Company. Banking regulators have approved this type of testing as a valid means of testing. The Company has received the results of this testing and the results are available for review. The Company has also completed compliance testing of all personal computers and terminals in each bank location to provide assurance that customer service and other business operations would continue during the Year 2000 transition. These testing processes did not reveal any problems relating to Year 2000. The Company has not incurred any material costs related to Year 2000 remediation and does not expect to incur any such material cost. The Company estimates that its total cost of completing any required modifications, upgrades or replacements of these internal systems will not exceed $50,000 in the year 1999, and this amount has been budgeted for such costs.

         The Company has completed a survey of its vendors, suppliers and other third parties to determine their Year 2000 readiness. If any vendor, supplier or other third party had not provided a Year 2000 compliant application or product or a statement of compliance schedule by December 31, 1998, the Company planned to search for a replacement. Through this survey, however, the Company has not identified any vendors, suppliers or other third parties that First Banking relies on which is not Year 2000 compliant. If the Company determines any vendor, supplier or other third party to be noncompliant during the testing phase, which concludes March 31, 1999, then the Company will select a replacement product or application and install it prior to June 30, 1999. While the Company expects that it will be able to resolve any significant Year 2000 problems with its own systems, the Company cannot guarantee that its vendors, suppliers or others will resolve any Year 2000 problems with their systems before the occurrence of a material disruption to their business. If the Company's vendors, suppliers or others fail to resolve any Year 2000 problems with their systems in a timely manner, there could be a material adverse effect on the Company's business, financial condition or operating results.

         In surveying its large loan customers, the Company has not received an adequate response. Less than 30% of loan customers contacted from each subsidiary bank have responded to date. However, the Company's loan officers have completed their own assessment of their individual credit lines, and most credit lines were deemed to pose a low risk of loss to the Company as a result of Year 2000 noncompliance. Twenty-two credit lines were identified as medium to high risk lines. The Company is planning to develop a questionnaire for use by the loan officers to follow up on Year 2000 preparedness for these riskier credit lines. If the Company's large borrowers do not sufficiently address Year 2000 problems, the Company may experience an increase in loan defaults. The Company has evaluated the adequacy of its loan loss reserve and believes that the reserve is presently sufficient to cover current estimates of losses.

         The Company expects to identify and resolve all Year 2000 problems that could materially adversely effect its business, financial condition or operating results. However, the Company believes that it is not possible to determine with complete certainty that all Year 2000 problems affecting it have been identified and corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, the Company cannot accurately predict how many failures related to the Year 2000 problem will occur with its suppliers, customers or other third parties or the severity, duration or financial consequences of such failures. As a result, the Company expects that it could possibly suffer the following consequences:

         - A number of operational inconveniences and inefficiencies for the Company, its service providers or its customers that may divert the Company's time and attention and financial and human resources from its ordinary business activities.

         - System malfunctions that may require significant efforts by the Company, its service providers or its customers to prevent or alleviate material business disruptions.

         The Company has adopted a Year 2000 Business Continuity and Contingency Plan (the "Year 2000 Contingency Plan"). Should the primary processing system fail as a result of any natural or other disaster or as a result of Year 2000 problems, the Company has contracted with its software provider to process for the Company on systems that are Year 2000 compliant in another location. Back-up documentation of account and department information will be stored at two off-site locations. The Year 2000 Contingency Plan also addresses a plan of action in the event of failure of systems such as telephones, water and heating and air. The Company has identified local vendors that can provide services and equipment in case of Year 2000 failure and has included contact information for these vendors in the Year 2000 Contingency Plan. The Company plans to make arrangements by June 30, 1999 to reserve these products and services in order to ensure availability at year-end. The Company has also adopted a Year 2000 Asset/Liability Management and Liquidity Plan. The purpose of this plan is to document the Company's strategy for managing large dollar volume withdrawals that have been predicted for the banking system at the end of 1999. This plan sets forth a strategy for structuring the balance sheets of the Banks and specifies the outside sources to be used as back-up sources of funding in order to meet large dollar volume withdrawals without disrupting normal business operations of the Company.

         The Company has also been subject to regulatory review of its overall Year 2000 plan and will continue to be monitored closely by its regulators for its progress.


                              HISTORY AND BUSINESS

         First Banking Company of Southeast Georgia (the "Company") is a bank holding company which was organized on October 27, 1981. All of the Company's business is presently conducted by its wholly-owned subsidiaries, First Bulloch Bank & Trust Company ("Bulloch Bank"), Metter Banking Company ("Metter Bank"), and First National Bank of Effingham ("Effingham Bank"), (collectively, the "Banks"), which are engaged in bank and bank-related activities. The Company does not engage in any non-bank activities. Bulloch Bank was organized under the laws of the State of Georgia in 1934 as a state banking corporation. On December 31, 1985, Metter Financial Services, Inc. ("Metter Financial") combined with the Company and Metter Financial's subsidiary, Metter Bank, became a wholly-owned subsidiary of the Company. On August 27, 1996, FNB Bancshares, Inc. ("FNB") combined with the Company, and FNB's subsidiary, Effingham Bank, became a wholly-owned subsidiary of the Company.

         As of December 31, 1998, the Company had consolidated assets of approximately $391 million, consolidated deposits of approximately $329 million and consolidated shareholders' equity of approximately $45 million.

         The Banks accept customary types of demand and time deposits, make installment and commercial loans and offer safe deposit services and individual retirement accounts to their customers. Bulloch Bank also performs corporate, pension and personal trust services as well as other financial services for its customers and for those of Metter Bank and Effingham Bank.

         As of December 31, 1998, Bulloch Bank had a headquarters building, four branch offices and eight ATM installations, and Metter Bank had a headquarters building, a drive-in facility, four ATM installations and a supermarket branch office. The Effingham Bank had a headquarters building, two branch offices and three ATM installations.


                                   COMPETITION

         The banking business is highly competitive. The Banks emphasize the quality of services they provide. The prices of the Banks' financial products relative to those of other financial institutions is another important variable influencing customer choice. Bulloch Bank's primary market area consists of Bulloch County, Georgia, which has a population of approximately 50,400. Bulloch Bank competes for all types of loans, deposits, and other financial services with three other commercial banks and a branch of a regional bank in Bulloch County. As of December 31, 1998, Bulloch Bank was the largest of the five commercial banks located in Bulloch County, based upon total deposits and total assets.

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

         Effingham Bank's primary market area consists of Effingham County, Georgia, which is included in the Savannah-Chatham County Metropolitan Statistical Area. The county has been recognized as one of the "bedroom" communities of Savannah and had an estimated population of 32,800 at December 31, 1998. The Bank competes for all types of loans, deposits and other financial services with two community banks and two branches of a regional bank. As of December 31, 1998 Effingham Bank was the largest of the three community banks in its market area, based upon total deposits and total assets.

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


                                    EMPLOYEES

         Except for the six officers of the Company, who are also officers of the Banks, the Company does not have any employees. As of December 31, 1998, Bulloch Bank had eighty-nine (89) full-time employees and seventeen (17) part-time employees; Metter Bank had thirty-seven (37) full-time employees and seven (7) part-time employees; and Effingham Bank had twenty-six (26) full-time employees and seven (7) part-time employees. Management considers employee relations to be generally good. Neither the Company nor the Banks have collective bargaining agreements with any employees.

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

         Additionally, on January 26, 1996, the Georgia General Assembly adopted the Georgia Interstate Branching Act, which permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches on a limited basis as of July 1, 1996. Effective July 1, 1998, there is no limit on the number of de novo branches that may be established.

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

         Under dividend restrictions imposed under federal and state laws, the subsidiary banks, without obtaining governmental approvals, could declare aggregate dividends to the Company of up to $2,854,130 (representing 50% of the previous year's net income) in 1999.

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

         The minimum guideline for the ratio (the "Total Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At December 31, 1998, the Company's consolidated Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 18.6% and 17.4% respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. The Company's Leverage Ratio at December 31, 1998 was 11.5%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         The subsidiary banks are subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

         Each of the subsidiary banks was in compliance with applicable minimum capital requirements as of December 31, 1998. The Company has not been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it or its subsidiary depository institutions.

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

ALLOWANCE FOR LOAN LOSSES

         The Company maintains an allowance for loan losses at a level estimated to be adequate to absorb potential losses in the loan portfolio. Management's estimate of the adequacy of the allowance is based upon reviews of individual loans, recent loss experience, the estimated value of any underlying collateral, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. The adequacy of the allowance is reviewed on a quarterly basis by management and by the Board of Directors. The allowance is allocated by a formula developed internally and deemed adequate by bank regulators. The allocation includes 15% of the principal balance of loans graded "Substandard," 50% of the principal balance of loans graded "Doubtful," and 100% of the principal balance of loans graded "Loss" plus 100% of the greater of three year or five year average net charge-offs plus 0.5% of off-balance sheet items plus 10% of loans past due 30 days or more and not internally rated plus a subjective component related to judgments about local economic conditions, loan officer performance, concentrations and other factors. For the year ended December 31, 1998, the allocation formula was expanded to include a component for potential loan losses relating to the potential adverse effect of the Year 2000 issue on the Company's loan customers. Loans deemed uncollectible are charged to the allowance, while provisions for loan losses and recoveries on loans previously charged off are added to the allowance.


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


         The capital levels established for each of the categories are as follows:

==================================================================================================================
                                                             Total                Tier 1 Risk-
      Capital Category              Tier 1                Risk-Based              Based Capital          Other
                                   Capital                 Capital
==================================================================================================================
Well Capitalized              5% or more                  10% or more             6% or more          Not
                                                                                                      subject to
                                                                                                      a capital
                                                                                                      directive
------------------------------------------------------------------------------------------------------------------
Adequately                    4% or more                  8% or more              4% or more              --
Capitalized
------------------------------------------------------------------------------------------------------------------
Undercapitalized              less than                   less than 8%            less than 4%            --
                              4%
------------------------------------------------------------------------------------------------------------------
Significantly                 less than                   less than 6%            less than 3%            --
Undercapitalized              3%
------------------------------------------------------------------------------------------------------------------
Critically                    2% or less                      --                       --                 --
Undercapitalized              tangible
                              equity
==================================================================================================================


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

         At December 31, 1998, each subsidiary bank had the requisite capital levels to qualify as well capitalized.

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

         Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

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

         A variation of this proposal designated the Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted by Congress as part of the omnibus budget legislation and signed into law on September 30, 1996. As directed by the Funds Act, the FDIC implemented a special one-time assessment of approximately 65.7 basis points (0.657%) on a depository institution's SAIF-insured deposits held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions). In addition, the FDIC has implemented a revision in the SAIF assessment rate schedule that effected, as of October 1, 1996 (a) a widening in the assessment rate spread among institutions in the different capital and risk assessment categories, (b) an overall reduction of the assessment rate range assessable on SAIF deposits of from 0 to 27 basis points, and (c) a special interim assessment rate range for the last quarter of 1996 of from 18 to 27 basis points on institutions subject to Financing Corporation ("FICO") assessments. Effective as of January 1, 1997, assessments to help pay off the $780 million in annual interest payments on the $8 billion FICO bonds issued in the late 1980s as part of the government rescue of the thrift industry are imposed on both BIF- and SAIF-insured deposits in annual amounts presently estimated at 1.29 basis points and 6.44 basis points, respectively. Beginning in January 2000, BIF- and SAIF-insured institutions will share the FICO interest costs at equal rates currently estimated 2.43 basis points.

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

         Metter Bank's main office is located at 2 S.E. Broad Street, Metter, Georgia. Metter Bank has one drive-in facility and an ATM located approximately 200 yards southeast of the main office and during 1990 opened a branch in a supermarket which is approximately one-half mile from the main office. Metter Bank maintains four ATM locations, one at the drive-in facility, two near the Interstate 16 interchange, and one at the supermarket location. Metter Bank owns all the properties except the supermarket branch facility, which is currently under a five year lease expiring in September 2002, and the Interstate 16 ATM locations, which are leased for five year terms, one until February 2001 and the other until July 2003.

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

                                 1998 FORM 10-K

Securities and Exchange Commission
Washington, D. C.    2059
Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 For the Fiscal Year Ended December 31, 1998
Commission File Number 0-10853

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

         Check if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained herein, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.[ ]

         As of February 28, 1999, First Banking Company of Southeast Georgia had 4,715,419 shares of common stock outstanding. The aggregate market value of First Banking Company of Southeast Georgia common stock held by non-affiliates on February 28, 1999 was $87,468,813.

                       DOCUMENTS INCORPORATED BY REFERENCE

         Part III information is incorporated herein by reference from First Banking Company of Southeast Georgia's Proxy Statement for its 1999 Annual Shareholders' Meeting, which will be filed with the Commission by April 1, 1999. Certain Part I and Part II information required by Form 10-K is incorporated by reference from the 1998 First Banking Company of Southeast Georgia Annual Report to Shareholders as indicated below. Except for those portions specifically incorporated by reference, the 1998 Annual Report to Shareholders is not deemed filed with the Securities and Exchange Commission.

                                                                                           Annual Report
                  Part I.                                                                        Page
                  -------                                                                        ----
                  Item 1                    Business                                             41
                  Item 2                    Properties                                           47
                  Item 3                    Legal Proceedings                                    47
                  Item 4                    Submission of Matters to a Vote
                                            of Security Holders                                  NA

                                                                                          Annual Report
                  Part II.                                                                       Page
                  -------                                                                        ----
                  Item 5                    Market for the Registrant's Common Equity
                                            and Related Stockholder Matters                        26
                  Item 6                    Selected Financial Data                                25
                  Item 7                    Management's Discussion and Analysis
                                            of Financial Condition and Results of


                                            Operations                                           27-41
                  Item 8                    Financial Statements and
                                            Supplementary Data                                    2-24
                  Item 9                    Changes in and Disagreements with
                                            Accountants on Accounting and Financial
                                            Disclosure                                             NA





                                                                                           Proxy Statement
                  Part III                                                                       Page
                  -------                                                                        ----
                  Item 10           Directors and Executive Officers of
                                    the Registrant                                               2-4, 6
                  Item 11           Executive Compensation                                       7-9, 12-13
                  Item 12           Security Ownership of Certain
                                    Beneficial Owners and Management                             9-11
                  Item 13           Certain Relationships and Related
                                    Transactions                                                 9


                  Part IV.
                  -------
                  Item 14           Exhibits, Financial Statement Schedules
                                    and Reports on Form 8-K

                  (A)(1). Financial Statements Filed. See Consolidated Financial Statements on pages 3 through 25 of this Annual Report and Form 10-K.

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

                  (B)      Reports on Form 8-K: None

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf on March 29, 1999 by the undersigned, thereunto duly authorized.

                                                 FIRST BANKING COMPANY OF
                                                    SOUTHEAST GEORGIA
                                                     (Registrant)

                                                     James Eli Hodges
                                                     President



    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 29, 1999 by the following persons on behalf of the Registrant and in the capacities indicated.

                              James Eli Hodges
                              President
                              (Principal Executive Officer)

                              Julian C. Lane, Jr.
                              Vice President

                              Douglas E. Wren
                              Vice President

                              Dwayne E. Rocker
                              Secretary & Treasurer
                              (Principal Financial &
                              Accounting Officer)

DIRECTORS:                    E. Raybon Anderson
                              A. M. Braswell, Jr.
                              W. A. Crider, Jr.
                              James Eli Hodges
                              C. Arthur Howard
                              Joe P. Johnston
                              Julian C. Lane, Jr.
                              Harry S. Mathews
                              Dan J. Parrish, Jr.
                              Charles M. Robbins, Jr.
                              Larry D. Weddle
                              Alvin Williams
                              Douglas E. Wren